                                                                  Rule 424(b)(3)
                                                              File No. 333-74274


                                   [NWE Logo]

                             NORTHWEST ETHANOL, LLC
    A MINIMUM OF 2,400 AND A MAXIMUM OF 4,400 LIMITED LIABILITY COMPANY UNITS
                         $5,000 PER UNIT, 2 UNIT MINIMUM

- This is an initial public offering of units of Northwest Ethanol, LLC, an Ohio limited liability company. On a best efforts, self-underwritten, minimum-maximum offering basis, we are seeking equity capital to acquire the site for, and design, build and operate an ethanol plant in Defiance County, Ohio. We will need additional debt financing in order to complete our ethanol plant, and we are selling the units directly to investors through the efforts of our officers and directors.


- Until we close this offering, if we accept your subscription, your investment will be deposited in the escrow account, where it will be invested in highly liquid, low risk investments. We will return your investment with interest if we do not raise $12-22 million in equity and secure binding written commitments for at least $20-30 million in debt financing, to finance the anticipated $42 million in project costs, by April 30, 2002, subject to extension in our sole discretion, but no later than September 30, 2002.

- If we timely satisfy all conditions to closing, we will issue you a certificate evidencing your ownership of units, and we will use the proceeds of this offering, together with the proceeds of necessary debt financing, to acquire the site for, and design, build and operate our ethanol plant.


   BEFORE INVESTING IN OUR UNITS, PROSPECTIVE PURCHASERS SHOULD CONSIDER EACH OF THE FACTORS UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

         THE FOLLOWING TABLE ILLUSTRATES THE ESTIMATED NET PROCEEDS TO US DEPENDING UPON WHETHER THE MINIMUM OR MAXIMUM NUMBER OF UNITS ARE SOLD IN THIS OFFERING.

                                                   MINIMUM                  MAXIMUM
                                                (2,400 UNITS)            (4,400 UNITS)
                                              =================         ===============
                                              PER UNIT    TOTAL         PER UNIT    TOTAL
                                              ========    =====         ========    =====
Public offering price and gross
proceeds                                      $5,000  $12,000,000        $5,000   $22,000,000
Net proceeds                                  $5,000  $11,609,500        $5,000   $21,609,500

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DATE OF THIS PROSPECTUS IS MARCH 15, 2002.

================================================================================
         [Conceptual plant drawing depicting the proposed ethanol plant]

  IF WE SUCCESSFULLY COMPLETE THE OFFERING, OBTAIN NECESSARY DEBT FINANCING AND COMPLETE CONSTRUCTION, THIS IS A CONCEPTUAL DRAWING OF OUR PROPOSED ETHANOL PLANT.

================================================================================

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................5
WARNING REGARDING FORWARD-LOOKING STATEMENTS..................................9
USE OF PROCEEDS...............................................................9
CAPITALIZATION...............................................................10
DILUTION.....................................................................11
SELECTED FINANCIAL DATA......................................................12
MANAGEMENT'S PLAN OF OPERATIONS..............................................13
BUSINESS.....................................................................21
MANAGEMENT...................................................................43
EXECUTIVE COMPENSATION.......................................................45
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.........................45
UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................46
DESCRIPTION OF THE UNITS AND OUR AMENDED AND RESTATED OPERATING AGREEMENT....47
UNITS ELIGIBLE FOR FUTURE SALE...............................................55
FEDERAL INCOME TAX CONSEQUENCES..............................................56
PLAN OF DISTRIBUTION.........................................................63
LEGAL MATTERS................................................................65
EXPERTS......................................................................65
TRANSFER AGENT...............................................................65
WHERE YOU CAN GET MORE INFORMATION...........................................65
INDEX TO FINANCIAL STATEMENTS...............................................F-1

APPENDIX A        AMENDED AND RESTATED OPERATING AGREEMENT .................A-1

APPENDIX B        EXECUTION PACKAGE (which includes our
                  Subscription Agreement and a counterpart
                  signature page to our Amended and Restated
                  Operating Agreement).........................Bound Separately

Our executive offices are located at Northwest Ethanol, LLC, P.O. Box 4505, Sherwood, Ohio 43556-0505.

Our toll free telephone number is (888) 437-8233. Our web site is www.northwestethanol.com.

You should rely only on the information contained in this document or information to which we have referred you in making an investment decision. We have not authorized anyone to make any representations or provide you with information that is different. This document may only be used where it is legal to offer and sell these securities.

                               PROSPECTUS SUMMARY

 This summary only highlights selected information from this prospectus, and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the documents to which it refers before making an investment decision.

NORTHWEST ETHANOL, LLC

    Northwest Ethanol, LLC is a development stage, for-profit Ohio limited liability company. We are not a non-profit membership cooperative. As investors, you will be treated as members in a limited liability company (not members in a cooperative), with governance rights similar to those of shareholders in a corporation, and your personal exposure is generally limited to the amount invested, again similar to shareholders in a corporation. Unlike a corporation, however, a limited liability company is generally taxed as a partnership, or a "pass-through" entity for tax purposes.

   We are seeking equity capital to acquire the site for, and design, build and operate, a 30 million gallon per year ethanol plant in northwest Ohio, near the Indiana border. We will need binding written commitments for sufficient debt financing in order to close this offering. In addition, prior to closing we expect to finish negotiating various definitive agreements, including: real estate purchase agreements to purchase the 2 parcels which together comprise our preferred site; construction-related agreements with our design engineer and anticipated lead contractor; and supply and marketing agreements with various third parties. We have an agreement with a grain originator by which we will be able to obtain all of the corn we need, and we have preliminary arrangements in place by which, if finalized, we could obtain all of our water, electricity, natural gas and transportation needs, and sell all of our ethanol, distillers grains and CO2. We have an experienced consultant to continue to guide us through the start-up process, we have hired an experienced design engineer to design our plant and we are negotiating with that engineer to oversee its construction, and with several experienced lead contractors to build it. Finally, we have a dedicated group of local farmers and other businessmen among our founders, directors and officers.


    At or shortly after the closing of this offering, we expect to acquire our preferred site and begin construction. We do not expect our ethanol plant to be completed until at least 16 months after this offering closes, and it may take an additional 2-4 months to attain efficient operation of the plant. During construction we plan to gradually hire and train about 30 employees. Once the plant is constructed, we plan to use water from the site and corn purchased through a grain originator, together with readily available electricity and natural gas, to produce and sell ethanol and its 2 primary co-products, distillers grains (a livestock feed) and carbon dioxide, or CO2.


THE OPPORTUNITY

    We believe the ethanol industry is experiencing sustained and accelerating growth. Ethanol is a high octane fuel additive also used to oxygenate fuels, thereby enhancing gasoline performance and reducing gasoline exhaust emissions. Because it is derived primarily from corn, a domestic, readily available agricultural commodity, ethanol is a renewable source of energy. Ethanol presently competes primarily with the other principal high octane gasoline oxygenate, methyl tertiary butyl ether, or MTBE, which is a petroleum-based additive that historically dominated the market for oxygenated fuel, but is rapidly falling out of favor due to environmental risks created primarily by the leaking of MTBE reformulated fuels from underground storage tanks. Studies have shown that the ethanol industry is expected to nearly double in production capacity from 2001 to 2005, in an attempt to meet anticipated demand.







    The ability to invest in this growing industry is often limited to farmers who must agree to produce and sell a specific number of bushels of corn per year at a set price; in contrast, virtually anyone may invest in Northwest Ethanol, and farmers who invest may invest as little or as much as they like, without restricting future crop selection or marketing decisions.

    We believe nearby farmers who invest in us will also get:

       -   a substantial additional end-user of corn;

       -   a substantial nearby supply of distillers grains;

       - a wider harvest window, reduced field loss and increased hybrid selection flexibility, since we will be able to buy corn earlier in the season, for storage in our bunker;

       - the flexibility to vary the time and price of sale through our use of a grain originator, storage in our bunker and the availability of forward pricing options; and

       - a more profitable market for corn, since our proximity should reduce farmers' transportation costs, our bunker should allow them to avoid excessive handling costs, and we will be able to buy wet corn, allowing farmers to reduce drying charges.

   We believe that there is a significant opportunity to build an ethanol plant in northwest Ohio, and that our units are a good investment, for the following reasons:

       - the significant growth currently being experienced by the ethanol industry;

       -   the phasing out of MTBE;

       - the existing and proposed federal and state incentives to encourage ethanol production, spur economic development and reduce dependence on foreign oil;

       - the current absence of ethanol plants in Ohio, the seventh largest corn-producing state and one of the top 3 largest ethanol-consuming states;

       - the relative lack of other plants in the region or to the east, where the absence of corn inhibits the production of ethanol;

       - the transportation advantages we expect to have, given readily available raw materials, our location and easily accessible, under-served markets for our products; and

       -   our single level of tax.

SUMMARY OF RISK FACTORS

    You should carefully consider each of the risks described in the section entitled "Risk Factors" in evaluating an investment in us, including but not limited to the following:

         - risks related to this offering, including: the lack of a trading market for our units and the transfer restrictions to which our units are subject; the uncertain terms of our debt financing; possible inability to service our debt; and our possible need for additional capital;

         - risks related to construction and operation of our ethanol plant, including: our dependence upon our design engineer and its business partners; our recent formation, start-up related risks, and expected losses; our dependence on hiring competent personnel; price competition in the event of supply exceeding demand nationally or regionally; lack of diversification; price sensitivity and hedging transactions in corn, energy and petroleum; and uncertain distributions;

         - risks related to regulation, including the risk that previously unknown, adverse environmental effects from ethanol may be discovered, and the risk that the federal oxygen mandate could be eliminated or made subject to waiver; and

         - risks related to tax issues, including possible taxation without distributions, possible double taxation of earnings and possible income recognition due to our anticipated indebtedness.

OUR AMENDED AND RESTATED OPERATING AGREEMENT

    You may become a member of Northwest Ethanol, LLC at the closing of this offering by subscribing for units and executing the counterpart signature page of our operating agreement included with the Execution Package accompanying this prospectus. If your subscription is accepted and we close this offering, you will become a member and our operating agreement will define your rights and privileges as such. Our operating agreement is more fully summarized under "Description of the Units and Our Amended and Restated Operating Agreement", and a copy of our operating agreement is included as Appendix A to this prospectus.


    Under our operating agreement, we are governed like a corporation. Our members elect our directors, and our directors appoint officers and committees of directors, determine their authority and oversee their activities. Our directors and officers are local businessmen and farmers who have been elected from among our founding members, and they include Bill Cleland, Jr., Lynn Bergman, Fred Schubert, Jim Joost, Gene Schubert, Virg Hoene, Gary Mavis, Joe Nester and Ted Penner.


    Our directors have broad authority over our business, but without the affirmative vote of members holding an aggregate of at least 50% of our outstanding units, the directors may not: merge us with another entity or sell substantially all of our assets; cause us to voluntarily take any action that would cause our bankruptcy; dispose of our goodwill; issue more than an aggregate of 8,000 units; dissolve us; or cause us to buy a director's or officer's securities or make a loan to a director or officer. A director may be removed for cause after notice and an opportunity to be heard, by the affirmative vote of members holding in the aggregate more than 50% of our outstanding units. Most actions taken by the directors are determined by the majority of the directors then serving.




    Our operating agreement requires that any transaction between us and a member or the affiliate of a member will be on terms no less favorable to us than would be available in an unaffiliated third party transaction.


    Transfer of your units will be significantly restricted by our operating agreement. A member is not permitted to transfer any units unless the transfer qualifies as a permitted transfer. A permitted transfer includes a transfer to a transferee: involuntarily by operation of law; if the basis of the units is determined in whole or in part by reference to its basis in the hands of the transferor; who is a family member; upon death; or who is a member or affiliate of a member. Even if a transfer is treated as a permitted transfer, such transfer will not be approved unless various conditions are satisfied. In no event will any transfer be approved without the prior written approval of our directors.




SUMMARY OF DISTRIBUTION POLICY

    We have not declared or paid any distributions on our units and are not required to pay or declare any distributions. We do not expect to generate revenues for at least 16 months after this offering closes. Thereafter, subject to restrictive covenants in our debt financing agreements, we would be permitted under our operating agreement to distribute our net cash flow to our members in proportion to the number of units held. By net cash flow, we mean our gross cash flow from operations, investing and financing activities, less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. If our financial performance and restrictive covenants permit, our directors will try to make cash distributions at times, and in amounts that will permit unit holders to make income tax payments; however, we may never be in a position to pay cash distributions.


SUMMARY OF TAX CONSIDERATIONS

    We have received an opinion of our tax counsel, McDonald, Hopkins, Burke & Haber Co., L.P.A. This opinion addresses both the treatment of the company as a partnership for federal income tax purposes and the general income tax consequences of owning our units. The opinion of our tax counsel provides that reasonable basis exists to treat our limited liability company as a partnership for federal income tax purposes. The opinion of our tax counsel also provides that the discussion regarding the ownership of our units is an accurate general description of the principal federal income tax consequences that may arise from such ownership. If we are treated as a partnership, we will not pay any federal income taxes and will instead allocate our net income to our members, who must report that income on their personal income tax returns. This means that you will have to pay taxes on your allocated share of our income, whether or not we make a distribution of cash to you in that year. Generally, you may be able to deduct your pro rata share of our losses subject to certain limitations. You also may have state, local, self-employment and other tax obligations that we do not address in this prospectus. To maintain our tax status as a partnership, we must limit the number of units which may be transferred in any particular year. This could make it difficult for you to sell your units when you wish. Please see "Federal Income Tax Consequences" for a more complete discussion of important federal income tax consequences.


SUMMARY FINANCIAL INFORMATION

    The following table summarizes important financial information from our December 31, 2001 unaudited financial statements. You should read this table in conjunction with our financial statements and their notes, and our plan of operations and other financial information included elsewhere in this prospectus.



                        FROM FEBRUARY 8, 2001 (INCEPTION
                           DATE) TO DECEMBER 31, 2001
                                   (UNAUDITED)

STATEMENT OF OPERATIONS
DATA (CUMULATIVE FROM
INCEPTION):
Revenues                                                              $      --

Operating expenses:

  Consulting fees                                                         36,000

  Professional fees                                                      108,711

  Licenses and permits                                                     3,450

  Miscellaneous                                                            6,411
                                                                     -----------

Total expenses                                                           154,572
                                                                     -----------

Operating loss                                                          (154,572)

Interest income                                                            1,402
                                                                     -----------

Net loss                                                             $  (153,170)
                                                                     ===========

Net loss per unit                                                    $   (393.75)
                                                                     ===========


                                                        DECEMBER 31, 2001
                                                          (UNAUDITED)
                                                 ACTUAL             PRO FORMA(1)
BALANCE SHEET DATA:

Assets:

  Cash and cash                                $   494,255           $42,494,255
  equivalents

  Other assets                                     219,233               219,233
                                               -----------           -----------

  Total assets                                 $   713,488           $42,713,488
                                               ===========           ===========

Liabilities and
members' equity:

  Current liabilities                          $   166,658           $   166,658

  Long-Term debt                                    30,000            30,030,000

  Total members' equity                            516,830            12,516,830
                                               -----------           -----------

  Total liabilities and                        $   713,488           $42,713,488
                                               ===========           ===========
    members' equity

(1) Pro forma to reflect the sale of a minimum of 2,400 units in the offering, before deducting offering expenses, and the long-term financing necessary to close this offering having sold the minimum number of units.

THE OFFERING AND RELATED DEBT FINANCING

   The proposed ethanol plant is expected to cost approximately $42 million. We intend to raise between $12 and $22 million in this offering, and we are also seeking at least $20 - $30 million in debt financing, to pay for the acquisition of the site, the design and construction of the plant and its initial operating costs. Investors in this offering will not be able to review the terms of our debt financing prior to subscribing for units, and our members will have no redemption or withdrawal rights if they disagree with those terms. We have no commitments with any lender for debt financing, but we will not close on this offering until we receive binding written commitments for debt financing totaling, together with the proceeds of this offering, at least $42 million. By "binding written commitment," we mean a commitment letter from a commercial bank or other lender, not a non-binding term sheet. In the context of an Ohio Air Quality Development Authority bond offering, as discussed more fully under "Management's Plan of Operations," to have a "binding written commitment", we would need to have both an inducement agreement with the OAQDA and a commitment letter from a letter of credit bank.

    We are offering the units directly to prospective investors through the efforts of our directors and officers, so we will not have to pay anyone commissions or other transaction-related compensation for the sale of our units. Subject to compliance with applicable federal and state securities laws, we anticipate selling the units in Ohio, Indiana and Michigan; however, we may consider accepting subscriptions from interested investors located in other states if it is not unreasonably burdensome to comply with applicable securities law requirements in such states.

In order to purchase units in this offering, you must complete the Execution Package accompanying this prospectus, and forward the package, together with a check for the full amount of your subscription payable to National City Bank as Escrow Agent for Northwest Ethanol, LLC, to Northwest Ethanol, LLC, P.O. Box 4505, Sherwood, Ohio 43556-0505. You must purchase a minimum of 2 units, a $10,000 minimum investment. Unless our directors agree, no investor, together with its affiliates, may acquire more than 300 units in this offering.


    When we receive all of the required materials, we will accept or reject your subscription. We reserve the right to reject any subscription in whole or in part. If we reject your subscription, we will promptly return your Execution Package and the amount of your subscription, without interest. If we accept your subscription, your check will be deposited in our escrow account at National City Bank. You will not be able to access any funds while they are in escrow. We will invest all funds in the escrow account in highly liquid, low risk investments such as short-term certificates of deposit issued by a bank, short-term securities issued and guaranteed by the United States, or money market funds, including funds available through the escrow agent. Any interest earned on the escrow account will belong to us if the offering closes.

    If we satisfy the closing conditions and close on the offering prior to April 30, 2002, subject to extension in our sole discretion, but not later than September 30, 2002, we will deliver a certificate or certificates representing your ownership of units within 60 days of the closing. After the closing, we may continue to offer units up to the maximum of 4,400 units, accepting subscriptions as they are received until April 30, 2002, subject to extension in our sole discretion, but not later than September 30, 2002. If we do not satisfy one or more of these conditions and do not close on the offering, we will promptly return your Execution Package and the amount of your subscription, together with any interest earned thereon.

                                  RISK FACTORS

    Investing in our units is risky. Investment is suitable only for persons who can hold the units for an indefinite period of time, and bear a complete loss of the investment. In addition to the other information in this prospectus, you should carefully consider the following risks in deciding whether to invest in our units. If any of the following risks actually occur, our business, financial condition or results of operation could be materially adversely affected. In that case, the value of your units could decline and you may lose all or part of your investment.

RISKS RELATED TO THE OFFERING

OUR UNITS HAVE NO PUBLIC MARKET AND ARE SUBJECT TO TRANSFER RESTRICTIONS WHICH WILL MAKE IT VERY DIFFICULT FOR YOU TO SELL YOUR UNITS AND MAY REDUCE THEIR VALUE.

    There is no existing trading market for our units, and it is unlikely that a market will develop. This means that it may be difficult for you to sell your units. Your ability to transfer units will also be restricted by our operating agreement. Generally under that agreement, a member is not permitted to transfer any units unless the transfer qualifies as a permitted transfer as defined by that agreement. Even if a transfer is treated as a permitted transfer, it will not be approved unless various other conditions are satisfied, and in no event will any transfer be approved without the prior written approval of our directors. To maintain partnership tax status, the directors will generally approve a transfer only if it falls within one or more "safe harbors" contained in the publicly traded partnership rules provided under the Internal Revenue Code and the Treasury Regulations. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be invalid. These restrictions on transfer could reduce the value of your units.

THE TERMS OF OUR DEBT FINANCING ARE UNCERTAIN, AND MAY RESTRICT DISTRIBUTIONS AND OUR FINANCIAL FLEXIBILITY.



    The current credit market and competition for debt financing could make it difficult for us to obtain binding written commitments from one or more lenders on favorable terms. If debt financing is only available at interest rates that are higher than we anticipate, or our lenders impose restrictive covenants that unduly restrict distributions or limit our financial flexibility, the value of your units may be adversely affected. To the extent we obtain debt financing with variable interest rates, we will be vulnerable to future interest rate increases. Also, the less equity we raise in this offering, the more debt financing we will need and the more leveraged we will become. The more leveraged we become, the less likely it is that we will be able to make distributions to members, either as a going concern or in liquidation. The extent of our leverage will have other important consequences, including:

        - Limiting our ability to obtain additional financing;

        - Placing us at a competitive disadvantage because we may be substantially more leveraged than many of our competitors, reducing funds available for operations;

        - Subjecting all or substantially all of our assets to liens, leaving virtually no assets for members in the event of a liquidation; and

        - Limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in general economic conditions or our business.

WE MAY NOT BE ABLE TO SERVICE, REPAY OR REFINANCE OUR DEBT.

     Ultimately, our ability to repay our debt will also depend on our financial and operating performance and on our ability to successfully implement our business strategy. Our financial and operational performance will depend on numerous factors, many of which are beyond our control. If we cannot service our debt, we may be forced to reduce or eliminate distributions or capital expenditures. If we are unable to repay or refinance our indebtedness on favorable terms or at all, or to raise funds through the sale of assets or additional equity, our ability to operate could be harmed and the value of your units could decline.

An inability to service our debt or a breach of any covenants could result in a default under our debt agreements, allowing a lender to accelerate our indebtedness, in which case the entire debt would become immediately due and payable. If this occurs, we might not be able to repay our debt or borrow sufficient funds to refinance it, and our assets may be sold in foreclosure for less than the amount of our debt.

WE MAY NEED ADDITIONAL CAPITAL TO COMPLETE OUR ETHANOL PLANT AND BEGIN
OPERATIONS.

    Although we estimate that $42 million will be sufficient to allow us to complete construction and commence operation of our ethanol plant, our estimates may be inaccurate. We may also incur additional costs for a number of different reasons, many of which are discussed elsewhere in this "Risk Factors" section of this prospectus. If we need additional capital, we may have difficulty obtaining it on terms acceptable to us, if at all. Additional capital obtained through the sale of additional units may dilute the value of your units. Additional debt financing may increase our costs of capital and decrease our cash flow, delaying and reducing distributions and reducing the value of your units.

RISKS RELATED TO THE CONSTRUCTION AND OPERATION OF OUR ETHANOL PLANT

WE MAY BE DEPENDENT UPON MEMBERS OF THE GAYLOR ALLIANCE TO DESIGN AND BUILD OUR ETHANOL PLANT, AND THAT DEPENDENCY MAY LEAVE US VULNERABLE TO UNFAVORABLE FINAL CONSTRUCTION CONTRACT TERMS AND DELAYS OR CONFLICTS OF INTEREST DUE TO THEIR OTHER PROJECTS.


    We may be dependent upon one or more members of the Gaylor Alliance and their key employees for consulting, design engineering and construction expertise, and we do not have definitive agreements in place with them for the construction of our ethanol plant. There can be no assurance that each of the necessary agreements can be finalized, or if finalized, that they will not impose otherwise unacceptable terms and conditions upon us. Any failure to consummate definitive agreements on acceptable terms, or any loss of a key employee of a member of the Gaylor Alliance, may have material adverse effects on our contemplated business and operations. In addition, each member of the Gaylor Alliance is engaged in a number of other projects which may compete with our project for their time and attention, and each member may have interests in one or more of those projects which may cause that company to prefer those other projects over our project. If any member of the Gaylor Alliance failed to perform its agreement with us, we may have difficulty securing a suitable replacement, and our remedies may not be adequate to fully compensate us for the resulting delay and expense. In that case, our business may be adversely affected and the value of your units may decline.

WE ARE RECENTLY FORMED, ARE SUBJECT TO RISKS RELATED TO THE START-UP OF ANY BUSINESS, AND EXPECT LOSSES THAT MAY REDUCE THE VALUE OF YOUR UNITS.

    We are a start-up business venture with no history of operations. Our proposed operations are subject to all the risks inherent in the establishment of a new business. We have limited financial and human resources. We will need to implement operational, financial and management systems and to recruit, train, motivate and manage our employees. There is no assurance that any or all of this will occur, and any failure to manage our start-up effectively could have a material adverse effect on us, our financial condition, cash flows and results of operations. For the period from February 8, 2001 (Inception Date) to June 30, 2001, and for the 6 months ended December 31, 2001, we have accumulated deficits of $51,713 and $153,170, respectively. We may continue to incur losses until some time after we are able to secure financing and successfully complete construction and commence operation of our proposed ethanol plant. There is no assurance that we will be successful in our efforts to build and operate an ethanol plant. Even if we successfully begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.

BECAUSE OUR DIRECTORS AND OFFICERS HAVE VERY LITTLE EXPERIENCE IN THE ETHANOL BUSINESS, OUR SUCCESS WILL DEPEND ON HIRING COMPETENT PERSONNEL, WHO MAY BE DIFFICULT TO ATTRACT TO A RURAL COMMUNITY.

    Our directors and officers have no experience in the construction and operation of an ethanol plant. Accordingly, with the help of Gaylor Engineering, we must hire qualified managers. There are a limited number of qualified individuals available to fill certain of the needed positions, and we will compete for those individuals with other ethanol plant operators and consultants and contractors operating in the ethanol industry. It may be difficult finding and hiring qualified managers at salaries which we can afford, and attracting them to northwest Ohio, a rural and sparsely populated area with low unemployment levels. If we are unable to hire competent personnel, our ability to produce and sell ethanol could be adversely affected.


DEMAND FOR ETHANOL MAY NOT KEEP PACE WITH INDUSTRY-WIDE OR REGIONAL PRODUCTION CAPACITY, LEAVING US UNABLE TO COMPETE ON THE BASIS OF PRICE WITH LARGER, BETTER-FINANCED ETHANOL PRODUCERS.

    Once the current large scale shift from MTBE to ethanol subsides, and in light of the ongoing significant expansion in industry-wide production capacity, the ethanol industry may have grown larger than necessary to meet resulting demand. When supply exceeds demand in the fuel ethanol industry or in our region, we may not be able to successfully compete on the basis of price, expected to be our principal basis of competition, with larger, better-financed ethanol producers which enjoy greater economics of scale, such as Archer Daniels Midland, Minnesota Corn Processors and Cargill. In addition, while there are currently no ethanol plants in Ohio and few to the northeast of us, we are aware of at least 1 other, larger ethanol plant which is expected to be built in northeastern Ohio by harvest 2003, by a larger, better financed competitor. If and when the fuel ethanol supply in Ohio or to the northeast of us exceeds demand, several of our competitive advantages, including proximity to low-cost corn and easily-accessible, under-served markets for ethanol, may be insufficient to allow us to successfully compete on the basis of price with larger, better-financed producers.


BECAUSE OUR BUSINESS WILL NOT BE DIVERSIFIED, WE WILL BE VULNERABLE TO ANY DEVELOPMENT WHICH NEGATIVELY IMPACTS THE FUEL ETHANOL INDUSTRY.


    Our sole business will be the production and sale of fuel grade ethanol and its co-products, distillers grains and CO2. Our plant will not have the capability of producing industrial or food and beverage grade ethanol, which is used in such products as cosmetics, perfume, paint thinner and vinegar. We do not have any other businesses or material sources of revenue. The lack of diversification of our business may limit our ability to adapt to changing business and market conditions. Our success depends upon our ability to timely complete and profitably operate our ethanol plant. Our business would also be significantly harmed if our ethanol plant could not operate at full capacity for any extended period of time. If economic or political factors adversely affect the market for ethanol, the value of your investment could decline because we have no other lines of business or other material sources of revenue upon which to rely.

WE WILL BE VULNERABLE TO VARIOUS PRICE INCREASES AND DECREASES, HAVE LIMITED ABILITY TO HEDGE THESE VULNERABILITIES, AND HEDGING TRANSACTIONS INVOLVE RISKS THAT COULD HARM OUR BUSINESS.

    We will be vulnerable to price increases primarily with respect to corn and energy, and to price decreases primarily with respect to the ethanol and distillers grains. The market prices of each of these and closely related commodities are dependent upon a variety of factors beyond our control, and may fluctuate significantly. Especially initially, we may not be able to afford to fully implement adequate hedging strategies. Even if fully implemented, our hedging activities may result in higher costs than our competitors, if the market prices of the relevant commodities move in unanticipated directions or degrees. If the market price of any of these commodities moves significantly in the wrong direction, as corn prices did in 1996, and we are not adequately hedged against such movement, our financial performance may be adversely affected, perhaps significantly.






CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH OUR PERFORMANCE.

    We do not expect to generate any operating revenue until our ethanol plant is operating, which is not expected to occur until at least 16 months after we close this offering. Even after we are operating the ethanol plant, whether we will be able to generate sufficient cash flow to make distributions to members will depend upon numerous factors, many of which are beyond our control. Our ability to make cash distributions is restricted by our operating agreement and expected to be restricted by our debt agreements. Accordingly, there can be no assurance that we will be able to initiate or sustain cash distributions, or as to the amounts of any such distributions.


RISKS RELATED TO REGULATION

PREVIOUSLY UNKNOWN, MATERIAL ADVERSE ENVIRONMENTAL EFFECTS MAY BE DISCOVERED TO BE CAUSED BY ETHANOL, MATERIALLY DAMAGING THE ETHANOL INDUSTRY.

    With the phaseout of MTBE and increasing reliance upon ethanol has come increased attention to the potential environmental impacts of widespread ethanol usage. One recent study of such potential effects in the northwestern United States, while discounting the possibility that fuel ethanol may pose significant new health risks, also recommended further study of the potential for adverse impacts from large scale exposure to low levels of ethanol. As the environmental effects of widespread adoption of fuel ethanol come under heightened scrutiny, previously unknown and harmful environmental impacts of such usage may be discovered. Any such discovery could have material adverse effects on the entire ethanol industry, including our business.

THE FEDERAL OXYGEN MANDATE COULD BE ELIMINATED, MADE SUBJECT TO WAIVER OR OTHERWISE REVISED TO THE DETRIMENT OF THE ETHANOL INDUSTRY.


    In connection with a large scale shift away from MTBE or because air quality in metropolitan areas is determined to have improved sufficiently, changes in the environmental regulations regarding the required oxygen content of automobile emissions could be made which have an adverse effect on the ethanol industry. Various proposals and recommendations are currently under consideration to eliminate, retain, allow for waivers of or otherwise change the federal oxygen mandate. If that mandate is eliminated or overall obligations to comply with it are reduced, the ethanol industry and our business may suffer material adverse effects.

RISKS RELATED TO TAX ISSUES IN A LIMITED LIABILITY COMPANY

YOU MAY BE REQUIRED TO PAY TAXES ON YOUR SHARE OF OUR INCOME, EVEN IF WE MAKE NO DISTRIBUTIONS TO YOU.

    We believe that we will be treated as a partnership for federal income tax purposes. If we are treated as a partnership, we will not pay any federal, state or local income tax and all profits and losses will "pass-through" to you. You will be required to pay tax on your allocated share of our taxable income every year. You may receive allocations of taxable income that exceed any cash distributions we make. This may occur because of various factors, including but not limited, to accounting methodology, debt covenants that restrict our ability to pay cash distributions, or our decision to retain or use the cash generated by the business to fund our operating activities and appropriate reserves. Accordingly, you may be required to pay income tax on your allocated share of our taxable income with personal funds, even if you receive no cash distributions from us.

WE COULD BE TAXED AS A CORPORATION, WHICH WOULD RESULT IN DOUBLE TAXATION OF ANY EARNINGS OR PROFITS WE ACHIEVE, REDUCING THE FUNDS AVAILABLE FOR DISTRIBUTION TO OUR MEMBERS.

    If the IRS determined that we should be taxed as a corporation, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deductions or credits would be reflected only on our tax returns, and would not be passed through to you. We could be classified as a corporation if, for example, our units become traded on a secondary market or its substantial equivalent. If we were treated as a corporation, any distributions we make to you will be treated as a dividend taxable at ordinary income rates to the extent of our earnings and profits, and would not be deductible by us, resulting in double taxation of our earnings and profits. This result would materially adversely affect our financial results and our ability to make distributions to you.

YOU MAY BE REQUIRED TO RECOGNIZE INCOME IF YOU TRANSFER YOUR UNITS, OR THERE IS A DECREASE IN THE AMOUNT OF INDEBTEDNESS WHICH WE ALLOCATE TO YOU.


    Assuming we are treated as a partnership for tax purposes, generally any debt incurred by us will be treated as nonrecourse debt. Nonrecourse debt will be allocated among the members in proportion to their unit ownership. If an allocation of nonrecourse debt is made to you, you will be entitled to increase your tax basis by that amount. You are permitted to deduct the losses that are allocated to you to the extent of your tax basis. If you claim losses that are in excess of your capital account which occur as a result of the allocation of nonrecourse debt, you may be required to recognize gain on the disposition of your units. This recognition event may occur as a result of the transfer of units or reduction in the amount of your share of any nonrecourse debt.

                  WARNING REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements involving future events, our future performance, our expected future operations and other events, demands, commitments and uncertainties. In many cases you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," "could," "estimate," "predict," "hope," "potential," "continue," or the negatives of these terms or other similar expressions. The forward-looking statements in this prospectus are based on management's beliefs and expectations and on information currently available to management. Some of the sections of this prospectus that use forward-looking statements include, without limitation, the "Summary," "Management's Plan of Operations," and "Business." Forward-looking statements involve numerous assumptions, risks and uncertainties. Our actual results or actual business, operations, conditions, events, demands, commitments or uncertainties may differ materially from these forward-looking statements for many reasons, including one or more of the risks described above and appearing elsewhere in this prospectus. We cannot guarantee future results, levels of activity, performance, achievements or business conditions. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations. We caution you not to put undue reliance on any forward-looking statements.

USE OF PROCEEDS

    We estimate that gross proceeds from this offering will be $12 million if the minimum number of units offered is sold, and $22 million if the maximum is sold, before deducting offering expenses. We estimate the offering expenses to be approximately $390,500 whether the minimum or maximum is sold, and the net proceeds of the offering to be $11,609,500 if the minimum is sold, and $21,609,500 if the maximum is sold.


                                                        MINIMUM     PERCENT       MAXIMUM     PERCENT
                                                        -------     -------       -------     -------
       Gross offering proceeds                       $   12,000,000     100%   $  22,000,000     100%
       Estimated offering expenses                          390,500       3%         390,500       2%
                                                     --------------     ---    -------------     ---
       Estimated net proceeds to us                  $   11,609,500      97%   $  21,609,500      98%
                                                     ==============     ===    =============     ===

    The net proceeds raised in this offering will be used, together with the proceeds from necessary debt financing, to acquire the site and design, build and begin to operate our ethanol plant. We estimate that the net offering proceeds and the proceeds of government-assisted and private debt which together with the offering proceeds will total at least $42 million, will be allocated as follows, depending upon whether the minimum of 2,400 units or the maximum of 4,400 units is sold in this offering:

                                                  MINIMUM              MAXIMUM
                                                  -------              -------
Offering costs                                  $   390,500          $   390,500
Financing costs                                      60,000               50,000
Capitalized interest                              1,384,000            1,313,000
Land acquisition costs                              621,000              621,000
Infrastructure costs                                547,000              547,000
Insurance costs                                      50,000               50,000
Construction costs                               36,250,000           36,250,000
Startup costs for labor                             125,000              125,000
Inventories                                       1,710,000            1,710,000
General and administrative                          262,000              262,000
Working capital                                   1,641,500            1,860,500
                                                -----------          -----------
    TOTAL USES OF FUNDS                         $43,041,000          $43,179,000
                                                ===========          ===========

        To the extent that we are able to obtain aggregate equity and debt financing beyond that which is needed to design and build our ethanol plant and commence operations, we may finance additional corn inventory or hedge transactions.

                                 CAPITALIZATION

    The following table sets forth our capitalization at December 31, 2001, on an actual and pro forma basis to reflect the units offered in this offering.


                                                        DECEMBER 31, 2001
                                            --------------------------------------------

                                                                     PRO FORMA (1)
                                                             ---------------------------
                                               ACTUAL
                                             (UNAUDITED)      MINIMUM         MAXIMUM
                                            ------------    ------------    ------------
               Long-term debt               $     30,000    $ 30,030,000    $ 20,030,000
                                            ------------    ------------    ------------

               Members' equity:

                  Units; a minimum of
                  3,496 units and a
                  maximum of 5,496 units
                  issued and outstanding
                  on an as adjusted basis        670,000      12,670,000      22,670,000

               Accumulated deficit              (153,170)       (153,170)       (153,170)
                                            ------------    ------------    ------------

               Total members' equity             516,830      12,516,830      22,516,830
                                            ------------    ------------    ------------

               Total capitalization         $    546,830    $ 42,546,830    $ 42,546,830
                                            ============    ============    ============

(1) Pro forma to reflect the sale of 2,400 (minimum) or 4,400 (maximum) units in the offering, before deducting offering expenses, and the long-term financing to close the offering.

                                    DILUTION

    At December 31, 2001, we had a net tangible book value of $516,830 or $472 per unit. The net tangible book value per unit represents total tangible assets divided by the number of units outstanding on an "as-if converted" basis. The offering price of $5,000 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current members will realize an immediate increase of $3,108 in the pro forma net tangible book value of their units held prior to this offering if the minimum is sold, and an increase of $3,625 if the maximum is sold. Purchasers of units in this offering will realize an immediate dilution of $1,420 per unit in the net tangible book value of their units if the minimum is sold, and a decrease of $903 if the maximum is sold.

    The following table illustrates the increase to existing members and the dilution to purchasers in the offering in the net tangible book value per unit. This table does not take into account any other changes in the net tangible book value of our units occurring after December 31, 2001, or offering expenses related to this offering.

                                                                  MINIMUM              MAXIMUM
                                                                  -------              -------

Offering price per unit                                                 $5,000               $ 5,000
   Net tangible book value per unit at December 31, 2001     $  472                 $ 472

   Increase in pro forma net tangible book value per unit
   attributable to the sale of 2,400 (minimum) and 4,400
   (maximum) units                                                    3,108            3,625
                                                                    -------          -------
Net tangible book value per unit at December 31, 2001, as
   adjusted for the sale of units                                             3,580            4,097
                                                                             ------           ------
Dilution per unit to new investors in this offering                          $1,420           $  903
                                                                             ======           ======

    An investor purchasing units in this offering will receive units diluted by the prior purchase of units by purchasers during our seed capital offerings. We have previously sold units at prices substantially below the price we are selling units in this offering. We believe that these differences in pricing accurately reflect the additional risks taken by seed capital investors. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors in this offering will receive.


    The table below sets forth, as of December 31, 2001, on an "as-if-converted" basis, the difference between the number of units purchased and the total consideration paid for those units by existing members, compared to units purchased by new investors in this offering, without taking into account any offering expenses.

                        TOTAL NUMBER OF UNITS PURCHASED            TOTAL CONSIDERATION AND AVERAGE PER UNIT PRICE
                        -------------------------------  -----------------------------------------------------------------
                            MINIMUM       MAXIMUM                    MINIMUM                           MAXIMUM
                            -------       -------                    -------                           -------
                        NUMBER PERCENT NUMBER  PERCENT     AMOUNT    PERCENT  AVERAGE(1)   AMOUNT      PERCENT  AVERAGE(1)
                        ------ ------- ------  -------     ------    -------  ---------    ------      -------  ----------
Existing members         1,096   31%   1,096     20%    $   670,000      5%   $  611     $   670,000       3%     $  611
 as of
 December 31, 2001
New investors            2,400   69%   4,400     80%     12,000,000     95%   $5,000      22,000,000      97%     $5,000
                         -----   --    -----     --     -----------    ---               -----------     ---
Total                    3,496  100%   5,496    100%    $12,670,000    100%              $22,670,000     100%
                         =====  ===    =====    ===     ===========    ====              ===========     ===


(1) The average per unit price represents the total consideration received divided by the total number of units purchased.

    We arbitrarily determined the $5,000 per unit offering price. This price bears no relation to our assets, revenues or earnings, or to traditional measures of the value of securities or businesses, such as book value, market value or capitalized earnings. We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. Members have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. If we sell additional units, the sale price of those units could be higher or lower than the price per unit that investors are paying in this offering. If we issue additional units at a lower price, that could lower the value of an existing investor's units.


                             SELECTED FINANCIAL DATA

    The following table summarizes important financial information from our December 31, 2001 unaudited financial statements. You should read this table in conjunction with our financial statements and their notes, and our plan of operations and other financial information included elsewhere in this prospectus.


                                       FROM FEBRUARY 8, 2001 (INCEPTION
                                          DATE) TO DECEMBER 31, 2001
                                                  (UNAUDITED)
                                       --------------------------------
STATEMENT OF OPERATIONS DATA
(CUMULATIVE FROM INCEPTION):

Revenues                                          $    ----

Operating expenses:

  Consulting fees                                      36,000

  Professional fees                                   108,711

  Licenses and permits                                  3,450

  Miscellaneous                                         6,411
                                                 ------------
Total expenses                                        154,572
                                                 ------------
Operating loss                                       (154,572)

Interest income                                         1,402
                                                 ------------
Net loss                                         $   (153,170)
                                                 ============
Net loss per unit                                $    (393.75)
                                                 ============


                                                        DECEMBER 31, 2001
                                                           (UNAUDITED)
                                                 --------------------------------
                                                     ACTUAL         PRO FORMA (1)
                                                     ------         ------------
BALANCE SHEET DATA:

Assets:

  Cash and cash equivalents                      $    494,255       $ 42,494,255

  Other assets                                        219,233            219,233
                                                 ------------       ------------

  Total assets                                   $    713,488       $ 42,713,488
                                                 ============       ============


Liabilities and members'
equity:

  Current liabilities                            $    166,658       $    166,658

  Long-Term debt                                       30,000         30,030,000

  Total members' equity                               516,830         12,516,830
                                                 ------------       ------------

  Total liabilities and
    members' equity                              $    713,488       $ 42,713,488
                                                 ============       ============

(1) Pro forma to reflect the sale of a minimum of 2,400 units in the offering, before deducting offering expenses, and the long-term financing necessary to close this offering having sold the minimum number of units.

                         MANAGEMENT'S PLAN OF OPERATIONS

OVERVIEW

    We are a start-up company in development stage, with no substantial assets and no income from operations, although we have received approximately $670,000 in seed capital in the form of capital contributions by our 27 founding members. We are seeking to raise a total of $42 million through this offering and additional government-assisted and private debt financing, in order to acquire our preferred site, design and build an ethanol plant and engage in the production of ethanol, distillers grains and CO2. We hope to begin construction in the spring of 2002, and we expect that it will take at least 16 months to construct the proposed ethanol plant and begin operations. It may take an additional 2-4 months to address operational issues as they arise, and to begin to operate our ethanol plant efficiently.

PLAN FOR THE NEXT 24 MONTHS

    Prior to the closing of this offering, we will obtain binding written commitments for the debt financing we need, together with the proceeds of this offering, to satisfy our total anticipated capital needs of at least $42 million. In the near future, appropriate informational materials are expected to be distributed to a number of financial institutions. Based upon the financing experience of our officers, directors and advisers, we expect to receive initial reactions from these lenders within 1 week, and to negotiate terms with all the institutions which express interest until we have obtained sufficient binding written commitments, on the most favorable terms available as determined by our directors, to satisfy our debt financing closing condition. This process could take 4-8 weeks or more, and the longer it takes the more we will incur costs in the form of consulting fees, attorneys' fees and bank fees. Our ability and desire to finalize binding written commitments may be complicated by delays in the passage of pending OAQDA legislation, and in the processing of our United States Department of Agriculture Rural Development Business and Industry Guaranteed Loan Program application, both of which are discussed below. Any delay in the closing of this offering beyond late April 2002 may cause us to be unable to commence operations by the 2003 harvest, which would have material adverse affects upon our start-up costs and further delay the attainment of profitable operations.

    Prior to the closing of this offering, we also expect to:

          - negotiate definitive real estate purchase agreements, for 2 parcels which together comprise our preferred site, and satisfy as many conditions to the real estate closings as possible, so that we will be able to commence construction as promptly as possible after this offering closes;
          - finalize 2 agreements with our design engineer and a lead construction contractor, and advance the design of the plant as far as possible; and

          - continue to negotiate and finalize third party sales and marketing arrangements to the extent possible.

If the commencement of construction is delayed beyond late April 2002 as a result of delays in acquiring our preferred site or finalizing our construction-related agreements, our business will be adversely affected. In addition, finalizing sales and marketing agreements as early as practicable is expected to facilitate negotiations with lenders.

    After the closing of this offering, we expect to:

          - purchase the 2 parcels of real estate which together comprise our preferred site as promptly as possible;

          - obtain the necessary insurance coverages to commence construction;

          - prepare the site for construction;

          - complete the design and construction of our ethanol plant;

          - arrange for the construction of the necessary infrastructure to support our plant's operations;

          - finalize any remaining third party sales and marketing arrangements;

          - gradually hire and train the necessary employees to operate our plant;

          - purchase our initial inventory of corn, chemicals, yeast and denaturant; and

          - commence operations, begin generating revenues, and continuously refine our production processes to attain, maintain and improve our plant's efficiency.

    At or shortly after the closing of this offering we expect to acquire our preferred site for about $621,000, at the cost of $3,000 per acre for about 207 acres (net of rail right of way). We expect to spend approximately $600,000 to improve and prepare our site for construction. In addition, we expect to spend approximately $270,000 on the construction of a rail siding, consisting of a main line turnout from CSX's nearby high speed, dual line and approximately 1,000 feet of new track.

    We have arranged for certain required infrastructure improvements for our plant, including:

          - Northwest Electric Cooperative's construction of an electrical substation and associated transmission facilities needed to run electricity from NEC's nearby electrical lines to the plant, at an estimated cost of about $1.3 million; and

          - Murphy Brother Pipeline Company's construction of a 5-mile long natural gas pipeline to transport natural gas from Crossroads Pipeline to the plant, at an anticipated cost of about $1.25 million.

These construction costs will be financed through the suppliers unless the aggregate proceeds from this offering, together with the proceeds from debt financing, exceed $42 million and we decide to pay the construction costs without such financing.

    A majority of our resources will be spent to design, build and equip the proposed ethanol plant. We expect to spend approximately $36.3 million on designing, constructing and equipping our plant. We expect these costs to include digging, pouring foundations, material and labor to construct the ethanol plant, grain and ethanol storage and handling facilities, drying facilities, offices and a cooling tower. We will also be purchasing and installing ethanol production equipment, such as pumps, grinders and processing equipment, storage tanks, a dryer and conveyors. We will pay these costs by making monthly progress payments based upon the work completed and invoiced to us.

    We expect that it will be at least 16 months after we close on this offering before we begin operation of the proposed ethanol plant. Construction projects often involve events that delay the construction schedule, including changes in weather, force majeure events, permitting delays, community opposition, changes in political administrations at the federal, state or local level that result in policy changes towards ethanol or this project, disputes with our anticipated design engineer which must be resolved through arbitration, inability to obtain materials or labor or other factors. Transportation and utility infrastructures we need to build and maintain may be more difficult or expensive to build and maintain than we anticipate. If we encounter any hazardous or unexpected conditions at the construction site, including environmental or other types of contamination, the project could be delayed and we could be required to spend significant resources to correct the condition. Under those circumstances we may need to seek additional capital, and we may not be able to continue to meet our debt service obligations. Any of these developments could cause us to abandon our business and significantly reduce the value of your units.

    We are currently operating from a temporary office in Defiance, Ohio. Once the plant is complete, our office will be located at the plant site. We currently do not have an office staff or general manager, and we do not expect to retain one until approximately six months before we begin operation. Currently, we have contracted for the services of a part-time project coordinator, a part-time administrative assistant and a part-time management consultant who is an experienced plant manager. Otherwise, we are dependent entirely on our directors, our officers and advisors for maintenance of books and records. We intend to hire and train a staff before we start operating, and we intend to comply with applicable rules and regulations concerning the maintenance of accurate books and records and the timely and accurate submission of annual, periodic and other reports with the Securities and Exchange Commission. As we near operational status, we expect to incur increasing costs as we hire and train additional employees. We estimate that we will have about 30 full-time employees by the time we begin operations.

    We expect to spend a total of approximately $262,000 during the construction period on general and administrative expenses, including salaries, out-of-pocket reimbursements and general office expenses. We also estimate that we will need to spend approximately $25,000 annually during construction on directors and officers' insurance, builder's risk insurance, general commercial liability, worker's compensation and property insurance. However, there is no assurance that we will be able to obtain such insurance on terms acceptable to us, if at all. Any failure by us to secure and maintain adequate insurance, with adequate policy limits and/or self-retention limits, or the occurrence of an otherwise uninsured loss, may have a material adverse effect on us, our operations, cash flows and financial performance.

    A portion of the funds raised in this offering, together with borrowings under a revolving credit facility, are expected to be used to purchase our initial inventory of corn, chemicals, yeast and denaturant, the principal raw materials we need to operate, until we begin to collect receivables.


LIQUIDITY AND CAPITAL RESOURCES


    The information in this section of the prospectus should be read in conjunction with our audited financial statements appearing under the heading "Index to Financial Statements" elsewhere in this prospectus.

    As of December 31, 2001, we had cash and cash equivalents of $494,255 and total assets of $713,488. To date, we have raised $670,000 in seed capital from our founding members, which includes $602,000 raised during the six months ended December 31, 2001, and received a $30,000 non-recourse loan from the Defiance County Business Development Fund. The outstanding balance of the DCBDF loan accrues interest at 2% per annum, and we will pay interest only semi-annually on December 31, 2001, June 30, 2002 and December 31, 2002. Principal and interest will be repaid in three equal annual installments starting June 30, 2003. If our ethanol plant is not operational by June 30, 2003, our first annual principal payment may be deferred for one year, and we will continue semi-annual interest-only payments during the interim. As of December 31, 2001, we had current liabilities of $166,658. Since our inception on February 8, 2001 through December 31, 2001, we have had a net loss of $153,170, and at December 31, 2001, we had an accumulated deficit of $153,170. Members' equity as of December 31, 2001 was $516,830.

    Since inception, we have had no revenues, and cash flows provided by financing activities through December 31, 2001 were member contributions of $653,000, of which $158,745 was used primarily for consulting and professional fees, land development costs and costs of raising anticipated capital. During this period, our accounts payable increased by $166,658.

    We are seeking to raise a total of at least $42 million, consisting of at least $12-22 million in equity and the balance in government-assisted and private debt. The amount of debt that we obtain will depend upon how much equity we raise. We do not have financing commitments for any loans. We have had discussions with several lenders that have expressed interest in participating in financing the project, but have not entered into any agreements. Completion of the project depends on our ability to raise sufficient debt financing and close on this offering. If we cannot obtain sufficient binding written commitments for debt financing before September 30, 2002, we will return the proceeds raised in this offering with interest.

GOVERNMENT-ASSISTED DEBT FINANCING AND TAX ABATEMENT PROGRAMS

    We are aggressively seeking and expect to maximize our use of available government-assisted debt financing and tax abatement programs. To the extent we are able to obtain government-assisted debt financing, we will require less equity and less debt financing from the private sector, and our overall cost of capital may be lower. While our optimized use of available government tax abatement programs will not reduce the amount of overall financing we need to close this offering, it is expected to significantly reduce our tax obligations once our ethanol plant is operating, for 5-10 years.

              OHIO AIR QUALITY DEVELOPMENT AUTHORITY (OAQDA) BONDS

    The OAQDA finances up to 100% of the eligible costs of air quality facilities in Ohio by issuing bonds and loaning the bond proceeds to private companies like us. We expect any OAQDA loan we may obtain to have a term of up to 20 years. We also expect that while any such loan is outstanding, our real property which is part of the air quality project will be exempt from property tax, and our tangible personal property which is part of the air quality project will be exempt from Ohio sales and use tax and personal property tax. If pending Ohio legislation is enacted as presently anticipated, we may be able to satisfy all of our debt financing needs through the OAQDA bonds. Pending legislation which has the support of Governor Taft would expand the definition of "air quality facility" to permit the OAQDA to determine that an entire ethanol plant is an air quality facility because ethanol reduces air pollution when mixed with gasoline.

    Based on discussions with the OAQDA and its advisers, we expect to file a loan application on a bifurcated basis, I.E., including both a loan under existing state law, and a loan assuming that pending Ohio legislation passes, making our entire ethanol plant an "air quality facility." Thereafter, on 2 weeks' written notice, the OAQDA is expected to hold an open meeting at which its execution of a similarly-bifurcated inducement agreement would be authorized. The inducement agreement, which would constitute the OAQDA's commitment to provide financing subject to the successful sale of its bonds, would typically be signed immediately after the open meeting. In order to remain eligible for OAQDA financing, the inducement agreement must be signed before we finalize other debt financing for the construction of an ethanol plant, described above.

    Assuming passage of the pending OAQDA legislation without substantial revision, we believe that the OAQDA bonds will need to be backed by a letter of credit from a commercial bank, and that a letter of credit bank's credit analysis will generally be similar to that of a direct lender. Accordingly, we expect to
                                       30
combine the process of seeking a letter of credit bank to support the OAQDA bonds with the process of seeking a direct lender.

    Assuming we have entered into an inducement agreement with the OAQDA for the issuance of enough bonds, when combined with our escrowed offering proceeds, to total at least $42 million, and assuming that the pending OAQDA legislation passes without substantial modification and we obtain a binding written commitment from a letter of credit bank, we should be able to break escrow and commence construction while the OAQDA bond offering process continues. Again upon 2 weeks' notice, the OAQDA would hold another open meeting at which a bond resolution would be adopted. Over the next approximately 4-6 weeks, after a number of agreements between us, the OAQDA, a trustee, an underwriter and/or the letter of credit bank were finalized, the underwriter would market the OAQDA bonds using, first, a disclosure document similar to a prospectus called a preliminary official statement, and then an official statement. Within about 1 week of the distribution of the official statement, the OAQDA bond offering would close and we would receive our OAQDA loan. The offering costs for a typical OAQDA bond offering of the size anticipated are unknown at the present time. The offering costs associated with a typical OAQDA bond offering include trustee and letter of credit bank fees, underwriting commissions, legal and accounting fees and miscellaneous closing costs.

    We expect that any real and personal property related to our ethanol plant which the OAQDA determines is not eligible for OAQDA tax-exempt bond financing will nevertheless be exempt from real and personal property taxes through the Ohio Enterprise Zone Program discussed below under "-Ohio Enterprise Zone Program."

UNITED STATES DEPARTMENT OF AGRICULTURE RURAL DEVELOPMENT BUSINESS AND INDUSTRY GUARANTEED LOAN PROGRAM

    Under this program to encourage economic development in rural areas, we expect the USDA to provide us with a loan guarantee of up to 60% of debt incurred from authorized lenders to build our ethanol plant, up to a maximum guarantee of $15 million. The smaller the amount of the loan, the greater the percentage guarantee. In connection with our anticipated USDA loan guarantee we will have to pay a fee of up to 2% of the principal loan amount multiplied by the guarantee percentage, and we will also be responsible for all closing costs. We expect to apply for this program as soon as we are able to identify a bank or banks on the application, as required. In order to do so, we need to obtain contingent approval by the bank(s) to make the loan, whether or not the USDA guarantees it. For 45 days after filing the application, we can change the bank(s), and within 90 days of filing the application, the USDA will either grant or deny our application. We have received an indication from the USDA that it would guarantee OAQDA bonds.

                          OHIO ENTERPRISE ZONE PROGRAM

    To the extent that our OAQDA loan does not cover our entire ethanol plant, as discussed above under "--Ohio Air Quality Development Authority (OAQDA) bonds," we expect to receive up to 100% nominal real and personal property tax abatements for up to 10 years, less negotiated donations to the Central Local School District. These donations would reduce the net tax abatement benefit to us from this program.

  COMMUNITY DEVELOPMENT BLOCK GRANT AND SECTION 629 HIGHWAY ASSISTANCE PROGRAM

    To the extent that our OAQDA loan does not cover certain necessary infrastructure costs for road improvements, an electric substation and natural gas lines, we expect to borrow up to $400,000 at interest rates of between 2-3%, to finance up to 50% of the cost of these improvements, through these state programs administered by Defiance County. These programs promote the creation and retention of jobs, and the amount we expect to borrow is based upon the creation and maintenance of 28 jobs in Defiance County. In addition, we may receive up to $50,000 towards job training for public assistance recipients under the CDBG Program.

                          OHIO JOB CREATION TAX CREDIT

         This program is expected to provide us with a refundable state tax credit based upon the state income tax withheld on our employees' wages, up to a maximum of 75% of such withholding over a 10-year period. Approved projects generally receive between 50-60% over 5-10 years. In addition to the creation of at least 25 new jobs, to be eligible for this program the average wage of our employees must exceed 150% of the then-current federal minimum wage.

        OHIO MANUFACTURING MACHINERY AND EQUIPMENT INVESTMENT TAX CREDIT

    Again to the extent our OAQDA loan does not apply, this program is expected to provide us with a nonrefundable state income tax credit of 7.5% on our investment in machinery and equipment. The total value of this tax credit is divided equally over 7 years, and may be claimed by simply filing a notice and claiming this tax credit on our state income tax returns. These state tax credits, if unused, may be carried forward for up to 3 years.

         OHIO MANUFACTURING MACHINERY AND EQUIPMENT SALES TAX EXEMPTION

    Again to the extent our OAQDA loan does not apply, this program is expected to provide us with an exemption from state and county sales tax for our purchases of machinery, equipment, supplies and fuel.

    There may be other federal and state programs which are not discussed here, for which we may be eligible. In addition, existing programs are subject to change and new programs may become available. We intend to continue to aggressively seek to maximize our use of available government-assisted debt financing and tax abatement programs.

PRIVATE DEBT

    To the extent we are unable to obtain sufficient government-assisted debt, when combined with the proceeds of this offering, to total at least $42 million, we expect to seek additional debt from private lenders. We expect to obtain a construction loan to help fund our site acquisition costs and construction progress payments. The construction loan is expected to require payments of interest only until our plant is scheduled to commence operations, and to be secured by virtually all of our property, including our real property, equipment, receivables and inventories. We also expect that the construction loan will be converted into term debt, to be paid in full over up to 10 years, upon completion of the ethanol plant.

    We expect that we will also need letters of credit to secure various payment obligations we expect to have under our arrangements with our anticipated grain originator and for ethanol hedging transactions. These letters of credit will be subordinated to our principal credit facilities. We also expect that we will need a revolving line of credit to finance receivables and inventories. We expect that borrowing availability under the revolving line of credit may be based upon 80-85% of our accounts receivable and 50% of our inventory, subject to a specified maximum amount. We plan to pay at least prime rate on these loans, plus annual fees. It is anticipated that any private debt we incur will be subject to various affirmative and negative covenants. In particular, our debt agreements are expected to contain various restrictive covenants limiting our ability to, among other things:

         - Incur additional indebtedness;

         - Make capital expenditures in excess of prescribed thresholds;

         - Make distributions to our members or redeem or repurchase our units;

         - Make various investments;

         - Create other liens on our assets;

         - Use asset sale proceeds; or

         - Merge, consolidate or dispose of all or substantially all of our assets.

We may also be required to maintain specified financial ratios, including minimum cash flow coverage, minimum working capital and minimum net worth, and to use a portion of any excess cash flow generated by operations to prepay our term debt. Our expectations with respect to the terms of our debt financing are based upon preliminary discussions, which are ongoing, with a number of local, regional and national financial institutions, as well as upon the financing experience of other ethanol plants with which we are familiar, and the financing experience of our officers, directors and advisers.

    We are also seeking a total of $30,000 in grants from the Ohio Department of Economic Development, all of which will be used for infrastructure. We have a number of grant and loan applications pending with various governmental and private entities, and we expect to continue to aggressively seek grant and loan funds on favorable terms going forward. To the extent we are successful in obtaining such funds, our need for additional debt and equity financing will be reduced.


SOURCES AND USES OF FUNDS

    The following table shows our estimated sources and uses of funds until operations begin and our ethanol plant begins to generate revenues. We expect to have sufficient financial resources to attain operational status, but we cannot be certain that these resources will be sufficient, and we may need additional equity or debt financing if our costs are higher than expected. These estimates are based upon our directors' and advisors' experience with other businesses. They are only estimates, and our actual sources and uses of funds could vary significantly due to a variety of factors, including those described in the section entitled "Risk Factors" appearing elsewhere in this prospectus. Because we do not know precisely what our capital structure will look like at closing, we present two possible scenarios: (1) we raise the minimum $12 million in the offering and incur approximately $30 million in debt; or (2) we raise the maximum $22 million in the offering and incur approximately $20 million in debt.

    Our Sources of Funds table does not include any revenues from operations despite our expectations that our ethanol plant will commence operations in the fall harvest season of 2003. Our working capital estimates include 4 months of wages, interest and other expenses. We have assumed that the net proceeds of this offering earn interest at 2% until expensed.

                      SOURCES OF FUNDS:
                      -----------------
                                                                                MINIMUM             MAXIMUM
                                                                                -------             -------
                      Equity                                                $ 12,000,000        $  22,000,000
                      Seed Capital                                               670,000              670,000
                      Senior debt                                             30,000,000           20,000,000
                      Grants                                                     300,000              300,000
                      Interest Income                                             71,000              209,000
                                                                            ------------          -----------
                      TOTAL SOURCES OF FUNDS                                $ 43,041,000          $43,179,000
                                                                            ============          ===========
                      USES OF FUNDS:

                      Construction Costs:
                           Engineering costs                                   2,000,000            2,000,000
                           General conditions                                  3,000,000            3,000,000
                           Construction contingency for cost
                           overruns                                            4,000,000            4,000,000
                           Site work                                             600,000              600,000
                           Bunker silo                                         1,500,000            1,500,000
                           Fermentation - distillers grains buildings          1,650,000            1,650,000
                           Tank slab, concrete work                              750,000              750,000
                           Structural steel                                      600,000              600,000
                           Process equipment and tanks                         4,000,000            4,000,000
                           Process pumps                                         500,000              500,000
                           Heat exchangers                                     1,200,000            1,200,000
                           Dryer                                               2,500,000            2,500,000
                           Evaporator                                          1,200,000            1,200,000
                           Chiller                                               500,000              500,000
                           Cooling tower                                         500,000              500,000
                           Boiler island                                       1,000,000            1,000,000
                           Centrifuge package                                  1,500,000            1,500,000
                           Grain handling and equipment                        1,500,000            1,500,000
                           Painting                                              250,000              250,000
                           HVAC and administrative offices                       300,000              300,000
                           Lab and control rooms                                 100,000              100,000
                           Piping and insulation                               3,000,000            3,000,000
                           Electrical subcontract                              2,500,000            2,500,000
                           Scales                                                100,000              100,000
                           Wells and water supply                              1,000,000            1,000,000
                           Waste water management                                500,000              500,000
                                                                             -----------          -----------
                           TOTAL CONSTRUCTION COSTS                          $36,250,000          $36,250,000

                       Inventory - corn                                          300,000              300,000
                       Inventory - chemicals, yeast and denaturant               130,000              130,000
                       Inventory - ethanol and distillers grains                 980,000              980,000
                       Spare parts - process equipment                           300,000              300,000

                       Land and other infrastructure                          1,168,000             1,168,000
                       Insurance costs                                           50,000                50,000
                       General and administrative                               262,000               262,000
                       Start-up costs for labor                                 125,000               125,000
                       Capitalized interest                                   1,384,000             1,313,000
                       Working capital needs                                  1,641,500             1,860,500
                       Financing costs                                           60,000                50,000
                       Offering costs                                           390,500               390,500
                                                                            -----------           -----------
                       TOTAL USES OF FUNDS                                  $43,041,000           $43,179,000
                                                                            ===========           ===========

    We expect capitalized interest to increase marginally if we raise only the minimum amount of equity we seek. Our estimates of capitalized interest assume that we spend the net proceeds of this offering first, and then begin to borrow at 9% interest, with no principal payments prior to the scheduled commencement of operations of our ethanol plant. We also expect to incur approximately $60,000 in financing related costs if the $12 million minimum is sold, or $50,000 if the $22 million maximum is sold. These financing costs include advisory, service, lending and legal fees. We estimate that our financing costs will vary depending on the amount and types of debt financing that we are able to obtain. We have also assumed that no OAQDA bond financing is used during the construction phase, and that no subordinated debt is incurred. As of December 31, 2001, we have incurred $190,210 of the offering costs. In addition to the senior debt, a significant revolving credit facility will be required to provide working capital.

    We will be vulnerable primarily to price increases with respect to corn, electricity, natural gas and transportation, and to price decreases with respect to ethanol and distillers grains. Of these, corn is expected to be supplied at market prices. Corn prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, disease, farmers' planting decisions, global supply and demand and foreign and domestic governmental agricultural policy. Also, increased production of ethanol could result in increased demand for corn, which could in turn lead to higher prices for corn. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. For example, in 1996 the market price of corn increased significantly with a shortfall in supply, resulting in decreased ethanol production and widespread unprofitable ethanol operations. If corn prices moved against us as they did in 1996 and we were not adequately hedged against that movement, our financial performance may be significantly adversely affected. Our purchasing and hedging activities may or may not lower our price of corn, and in a period of declining corn prices these advance purchase and hedging strategies may result in us paying a higher price for corn than our competitors.

    Our revenues will also depend primarily on the market prices for ethanol and distillers grains, which can also be volatile as a result of a number of factors. For ethanol, these factors include the overall supply and demand of ethanol, the price of gasoline, the current and anticipated level of government support for ethanol and the availability and price of competing products. For distillers grains, these pricing factors also include the overall supply and demand of competing products, as well as the price of corn. Many existing ethanol plants are constructing or will construct additions to increase their production, and new fuel grade ethanol plants are being and will be constructed to meet perceived demand. We cannot provide any assurance or guarantee that there will continue to be material increases in the demand for ethanol, so the increased production of ethanol may ultimately lead to lower prices for ethanol and distillers grains.

    In an attempt to minimize the effects of the volatility of corn, energy, ethanol and distillers grains prices on operating profits, we expect to take hedge positions in the corn, energy, petroleum and other futures markets. It is our policy not to enter into derivative instruments for speculative purposes. In addition, we are in the process of developing a comprehensive risk management policy. Depending upon the amount of financing we obtain, especially initially we may be unable to implement hedging positions we would otherwise take. In addition, if we are unable to initiate or maintain our desired hedge positions for any reason, we will be more vulnerable to commodity price fluctuations to that extent. The effectiveness of such hedging activities is dependent, among other things, upon the prices of corn, energy and petroleum and our ability to sell sufficient amounts of ethanol and distillers grains to use all of the corn subject to the futures contracts. Although we expect to attempt to link our hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in grain contracts, energy and petroleum are highly volatile and are influenced by many factors which are beyond our control. In conducting hedging activities, we may incur such costs, and they may be significant.

     We estimate that beginning once our plant nears operational status, we may need to provide letters of credit securing: between $3-3.5 million in delayed price corn delivered to our bunker; between $3-4 million in margin exposure on outstanding corn forward pricing contracts; and between $2 - 6 million on outstanding unleaded gasoline forward pricing contracts. However, these amounts are only estimates, and the actual amounts may vary, at times substantially.


     While we have attempted to provide you with the most accurate and complete information relative to our plans which is available to us, our plans are subject to a variety of uncertainties which may cause our actual results to vary from our plans. These uncertainties include but are not limited to:

     - that we are a start-up company with management which is inexperienced in the ethanol business;

     - that while we have had preliminary discussions with a number of potential service providers, suppliers and customers, we have no definitive agreements, and there can be no assurance that we will be able to enter into any such agreements on favorable terms, if at all;

     - that we are vulnerable to fluctuations in the prices of corn, energy, distillers grains and ethanol, and although we expect to attempt to hedge against such fluctuations in price, there can be no assurance that we will be able to initiate or maintain effective hedge positions, or that we will not suffer losses in connection with our hedging activities; and

     - that the ethanol industry is a highly politicized industry in which competing environmental, economic, tax and foreign policy issues interplay to create a dynamic and unpredictable landscape.

                                    BUSINESS

    We are an Ohio limited liability company formed on February 8, 2001. In December 2001, Bill Cleland went to Minnesota with the Ohio Corn Growers Association (OCGA) to observe existing ethanol plants. When he returned, he discussed building an ethanol plant in Ohio with Jim Joost, one of his suppliers. Jim Joost discussed it with his attorney, Ted Penner, who met Bill Cleland at an OCGA informational meeting in late January 2001. In early February 2001, Bill Cleland, Jim Joost and Ted Penner formed Northwest Ethanol, and each of them invited various personal and business contacts to a meeting. As the individuals who took the initiative in forming us, Messrs. Cleland, Joost and Penner were our promoters. Most of the people in attendance, or their affiliated companies, became our founding members. Our founding members include the following companies: 5 C's Farms, Inc.; Nester Ag-Management; Ney Oil Company; Spatial Ag Systems, LLC; Timbrook Farms; and Rosebrock Farms. The rest of our founding members are individuals, and include: Richard Yoder, Rick Hall, Donald Rethmel, Robert Rethmel, David Bruggeman, Philip Yoder, Scott Mavis, Clint Zeedyk, Chad Bok, William Bauer, Jr., J. J. Timbrook, Richard Wirth, Joseph Schubert, John McGuire, Mike Cook, Bernard Czartoski, Gary Mavis, Virgil Hoene, Eugene Schubert and Fred Schubert.

    Since February, 2001, our directors, officers and founding members have: invested a total of $670,000; hired 2 consultants; commissioned a feasibility study; developed a business plan; hired an experienced design engineer; filed for various permits for the plant; conducted a comprehensive site study; drilled a 750' test well; obtained rezoning of our preferred site; negotiated with various potential suppliers and customers; met with numerous state and federal agencies and lawmakers; built a web site; and initiated this offering.

    In this offering we are seeking capital to develop, build and operate an ethanol plant in Defiance County, Ohio. Our plant is expected to have an annual capacity to process approximately 11.3 million bushels of corn into approximately 30 million gallons of undenatured ethanol, approximately 100,000 tons of dry distillers grains and approximately 93,000 tons of CO2.


THE ETHANOL INDUSTRY

    Ethanol is ethyl alcohol, a fuel component which can be used as a fuel additive to reduce harmful emissions and enhance octane. It is produced by the fermentation of sugars found in grains and other plant materials, sometimes called biomass. Although ethanol can be produced from a number of different types of grains, such as wheat and sorghum, as well as from waste products such as sugar, rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes, approximately 90% of ethanol in the United States today is produced from corn because corn produces large quantities of carbohydrates, which convert into
                                      34
sugars more easily than other kinds of plant materials. A typical bushel of corn weighs approximately 56 pounds and yields approximately 2.65 gallons of undenatured fuel ethanol.

    Ethanol contains 35% oxygen by weight. When combined with gasoline, ethanol acts as an oxygenate by increasing the percentage of oxygen in gasoline. As a result, the gasoline burns more cleanly, and releases less carbon monoxide and other exhaust emissions into the atmosphere. Although not all scientists agree about the existence or extent of environmental benefits associated with the use of ethanol, the use of ethanol is commonly viewed as a way to improve the quality of automobile emissions. The ethanol industry is heavily dependent, however, on federal economic incentives.

U.S. PRODUCTION OF ETHANOL


FEDERAL AND STATE ETHANOL SUPPORTS

    Ethanol sales have been favorably affected by the Clean Air Act Amendments of 1990, particularly the Federal Oxygen Program, which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas, to reduce carbon monoxide pollution. Ethanol use has also increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of oxygenated motor fuels in certain major urban areas, in order to reduce air pollution. Many other urban areas have voluntarily adopted similar requirements.

    The use of ethanol as an oxygenate to blend with fuel to comply with federal mandates also has been aided by federal tax policy. The Energy Tax Act of 1978 exempts ethanol blended gasoline from a gradually declining portion of the federal gas excise tax, as a means of stimulating the development of a domestic ethanol industry and mitigating the country's dependence on foreign oil. As amended, the federal tax credit currently allows the market price of ethanol to compete with the price of domestic gasoline. Although the ethanol tax credit is not directly available to us, it allows us to sell our ethanol at prices that are competitive with other less expensive additives and with gasoline. The credit allows blenders to pay more for ethanol than for gasoline and still retain the same profit margin. Under current legislation, the federal gasoline tax is $0.184 per gallon and the tax on gasoline blended with 10% ethanol is $0.131 per gallon, providing a $0.053 per gallon wholesale price difference. Because blending 10% ethanol in gasoline saves the blender $0.053 per gallon, this credit has the effect of adding $.53 of value to every gallon of fuel grade ethanol. Smaller credits are available for gasoline blended with 7.7 percent and 5.7 percent ethanol. The federal tax on a gallon of 10% ethanol blended gasoline will gradually increase to $.133 by 2005, dropping the per gallon wholesale price difference to $.051 per gallon. Similar graduated reductions also apply to the smaller credits available for gasoline blended with 7.7 percent and 5.7 percent ethanol. On September 30, 2007, the federal ethanol tax credit is scheduled to expire, and ethanol would then be taxed at the standard federal gasoline tax rate.

    The Omnibus Budget Reconciliation Act of 1990 provides an income tax credit of $.10 per gallon for up to 15 million gallons of annual ethanol production by a small ethanol producer, which is defined as one with ethanol production capacity of 30 million gallons per year or less. This credit is strictly a production tax credit available only to a manufacturer who sells the ethanol to another person for blending into a qualified mixture in the buyer's trade or business, for use as a fuel in the buyer's trade or business, or for sale at retail where the ethanol is placed in the fuel tank of a retail customer.

    A number of other proposed federal and state laws presently under consideration would address various aspects of this highly politicized industry, including proposed federal laws which would:

     -    ban MTBE;

     - maintain, eliminate, permit waivers or otherwise address the federal Clean Air Act's oxygenate requirement;

     - extend, expand and improve existing federal ethanol-related tax incentives; and

     - mandate the use of ethanol as a domestic, readily available, renewable, high octane fuel additive.


    In Ohio there are several pending bills, any one of which could provide us with significant benefits if enacted as proposed. On January 16, 2002, one of these bills was passed by the Senate. On February 14, it was recommended for passage by the House Committee on Agriculture and National Resources, which added an emergency provision so that, if passed by both houses and signed by Governor Taft it would become law immediately. On February 27, 2002, it was passed by the House and sent to conference committee. On March 5, 2002, it was passed out of conference committee and approved by both the Senate and House. Governor Taft has announced that he intends to sign this legislation into law on March 21, 2002.

    The bill has 3 separate components: one component would provide Ohio taxpayers with a nonrefundable state income tax credit for certain investment in an ethanol plant (the "Proposed Ohio Income Tax Investment Credit"); another component would provide that an ethanol plant is an "air quality facility", thereby making it possible for us to obtain most or all of our necessary debt financing through a loan from the OAQDA, and providing personal and real property tax exemptions for the entire facility for the life of the loan (the "OAQDA Proposal"); and the third component would create the Ethanol Incentive Board to administer the Proposed Ohio Tax Investment Credit.


    Under the Proposed Ohio Income Tax Investment Credit, beginning in taxable year 2001 and ending in taxable year 2011, an Ohio taxpayer would be able to claim a nonrefundable Ohio income tax credit of 50% of the money the taxpayer invests in an ethanol plant, up to a maximum credit of $5,000. The credit would have to be claimed in the taxable year in which the investment was made. Any unused portion of the credit could be carried forward for 3 tax years. Timely passage of the Proposed Ohio Income Tax Investment Credit would provide substantial benefits to Ohio taxpayers who purchase units in this offering, but only if our ethanol plant is also certified by the proposed Ethanol Incentive Board. In its present form, this bill would require that, for investors in an ethanol plant to be eligible for the Proposed Ohio Income Tax Investment Credit, the plant must be majority-owned by Ohio farmers. We are not sure who will be classified as an "Ohio farmer" pursuant to the proposed legislation, and there can be no assurance that we will be able to satisfy this requirement; accordingly, even assuming this pending legislation becomes Ohio law without substantial revision, there are no assurances that Ohio taxpayers who invest in us will become eligible to receive the Proposed Ohio Income Tax Investment Credit.


      Under the OAQDA Proposal, the OAQDA could determine that our entire ethanol plant, or any portion of it, is an eligible air quality facility. We would apply for a loan for up to $30 million from the OAQDA. To the extent the OAQDA approved our application, it would issue bonds through a public or private offering, and loan the proceeds of the bond offering to us pursuant to a loan agreement. The OAQDA's loan to us would have a term of up to 20 years, and require equal periodic payments of principal and interest over the life of the loan. These payments would be sufficient to service and eventually retire the bonds issued by OAQDA. Our payments to the OAQDA under the loan agreement would probably be secured by substantially all of our property, an irrevocable letter of credit and/or other forms of security. There can be no assurance that we will be successful in obtaining OAQDA financing.

    These existing federal and proposed federal and state laws generally recognize that by building and operating our ethanol plant, we will also be:

     - improving air quality and avoiding the groundwater pollution caused by MTBE;

     - spurring economic growth by providing additional local and regional employment opportunities; and

     - reducing the United States' dependence on foreign oil, and improving our country's balance of trade.

INDUSTRY GROWTH

    In part, because of federal and state policies promoting cleaner air and tax and production incentives, the ethanol industry has grown substantially in recent years. Currently, domestic ethanol plants have the capacity to produce about 2 billion gallons of ethanol annually, compared to only 175 million gallons in 1980. Automobile companies have developed ethanol-friendly vehicles. Gasoline blends containing up to 10% ethanol are approved under the warranties of most major domestic and foreign automobile manufacturers marketing vehicles in the United States, and many recommend the use of cleaner burning fuel, such as ethanol, in their vehicle owner manuals. Similarly, most major manufacturers of power equipment, motorcycles, snowmobiles and outboard motors endorse the use of ethanol blends in their products. In the last several years, automobile companies have introduced a growing number of flexible fuel vehicles that operate on fuel mixtures of up to 85% ethanol. In addition, ethanol industry advocates have developed new diesel fuels, commonly referred to as "OxyDiesel," which are blends of diesel fuel and ethanol.

    The discovery of unacceptable levels of MTBE in groundwater in California has accelerated the growth of the ethanol industry and stimulated federal and state analysis of, and legislative activity relating to, a potential large scale shift from MTBE to ethanol. As a result, California, Illinois and other areas of the country are phasing out the use of MTBE, and the country is shifting to ethanol as the principal high octane gasoline oxygenate.


    The California Energy Commission conducted a survey and issued a staff report entitled "U.S. Ethanol Industry Production Capacity Outlook" (August
2001) ("Production Outlook"). Production Outlook is a comprehensive inventory of current and likely near-term U.S. ethanol production. According to Production Outlook, as of the end of 2000, there were 44 companies operating 57 ethanol plants, 40 new companies planning ethanol projects, 34 new plants planned and 13 new plants under construction. The following table derived from Production Outlook summarizes existing and planned industry expansion through 2005:


            PROJECTED USA ETHANOL PRODUCTION CAPACITY AT END OF YEAR

                                    [GRAPH]


   Illinois, Nebraska, Iowa and Minnesota, currently are, and are expected to remain, the top four ethanol producing states, and the Midwest states are expected to have over 83% of 2005 capacity. There are no existing plants and only two planned plants totaling 26 MGY in capacity, among the east coast states According to Production Outlook, the U.S. ethanol industry is expected to grow from about 2200 MGY presently to about 4400 MGY by the end of 2005. Our proposed ethanol plant is not included in these survey results.

THE IMPENDING DEMISE OF MTBE AND RISE OF ETHANOL

    Since 1995, as mandated by the federal Clean Air Act, reformulated gasoline
(RFG) must contain a minimum of 2% oxygen by weight, i.e, it must satisfy the minimum federal oxygen requirement. In the Northeast, for example, the New York City metropolitan area, greater Connecticut (Hartford and environs) and the

Philadelphia metropolitan area must sell RFG, and many other parts of the region have voluntarily imposed this requirement through January 1, 2004. In addition to the federal oxygen standard, RFG must also meet the federal RFG program's emission performance standards and fuel specifications (such as those relating to octane and volatility).

    Until recently, MTBE has been the primary oxygenate in gasoline marketed in the northeast United States because it burns cleanly, is a good source of octane, is relatively inexpensive and can be blended with gasoline at the refinery and transported through existing pipelines. However, "a broad consensus has emerged that the use of MTBE in gasoline should be curtailed". EPA has classified MTBE as a possible carcinogen, and has issued a taste and odor advisory of 20-40 micrograms/liter.

    Due to "substantial evidence" that MTBE poses an "unacceptable risk" to groundwater in the northeastern United States, the Northeast states are "seeking ways to dramatically reduce or eliminate MTBE from the region's gasoline supply." To that end, the New England Governor's Conference Committee commissioned a study by the New England Interstate Water Pollution Control Commission and the Northeast States for Coordinated Air Use Management, to "better understand the consequences of potentially introducing hundreds of millions of gallons of ethanol into the region's gasoline pool." The study, entitled "Health, Environmental and Economic Impacts of Adding Ethanol to Gasoline in the Northeast States" (July 2001) ("Ethanol in the Northeast"), made a large number of interrelated and complex recommendations as to the legislative and regulatory, health, economic and environmental impacts of a large scale shift from MTBE to ethanol in New England.

    Many of the broad policy recommendations of Ethanol in the Northeast - including "the need for legislative and regulatory action to eliminate MTBE, lift the oxygen mandate, prevent backsliding on air quality benefits, and ensure that a federal ethanol strategy is national in scope" - have been previously endorsed by the Northeast states. The principal legislative recommendation made by Ethanol in the Northeast related to the elimination or waiver of the federal oxygen mandate. According to the report, however, "because MTBE and ethanol are valuable high-octane components, the use of ethanol in gasoline is likely to increase dramatically as MTBE is phased out in the Northeast, even without the oxygen requirement."

    According to Ethanol in the Northeast, "given current information, ethanol appears to be one of the least toxic of the major components of gasoline", although the potential for adverse impacts of large scale exposure to low levels of ethanol is still uncertain. Having considered various exposure pathways using a "margin of exposure" analysis, Ethanol in the Northeast concluded that "direct exposure to ethanol as a consequence of its use in gasoline is unlikely to present significant new health risks to the general public," but that additional research is needed of the potential for adverse impacts from large scale exposure to low levels of ethanol.

    Due to its high mobility in ground water and its resistance to biodegradation, MTBE has been detected in an increasing number of public and private water supplies at levels giving rise to concern about possible acute and chronic health effects. One recent study suggests that $27 billion would be required to remediate more than 140,000 leaking underground storage tanks containing MTBE reformulated fuels. That same study estimates that another $2 billion would be needed to remove MTBE plumes from at least 500 public drinking water wells and 45,000 private wells across the country. In contrast, ethanol biodegrades quickly. However, given the other differing properties of MTBE as compared with ethanol, refiners cannot simply replace MTBE with ethanol and still meet all the other requirements of the federal RFG program's requirements. MTBE blended gasoline satisfying the minimum federal oxygen requirement is 11% MTBE by volume, while ethanol blended gasoline satisfying the same requirement is 5.7% ethanol by volume, because ethanol contains more oxygen than MTBE. When ethanol, which is more volatile than MTBE, replaces MTBE, refiners must somehow lower the volatility of the overall blend because ethanol is more volatile than MTBE. In addition, although ethanol has a slightly higher octane rating than MTBE, because it takes less ethanol than MTBE to satisfy the federal oxygen requirement, when ethanol replaces MTBE at the RFG minimum there is an overall reduction in the octane rating which requires the addition of one or more high octane replacements. The most likely substitutes are toxic aromatic compounds such as benzene and toluene, which pose their own groundwater threats. Also, if blended at the RFG minimum, ethanol is less effective at displacing and diluting other toxic octane-enhancing constituents than MTBE. Consequently, EPA's Complex Model, a computerized air pollution modeling program used to certify compliance with its RFG program, predicts that emissions of the toxic air pollutant acetaldehyde will increase 50-70% if ethanol replaces MTBE, while there would be 15% fewer emissions of the toxic air pollutant formaldehyde. In short, the ultimate resolution of this ongoing shift from MTBE to ethanol is complicated by scientific complexity, the political process, overriding environmental policy and other factors beyond our control.

    Ethanol in the Northeast also noted that any large scale transition from MTBE to ethanol would necessitate some expansion of gasoline distribution infrastructure facilities, including separate storage tanks and blending equipment at distribution terminals and expanded barge, rail and track facilities at port and bulk terminal facilities. In addition, to prevent releases due to the degradation of non-compatible material in underground storage tanks at gasoline stations, the report recommended that a tank certification program be established.

                          USA - Fuel Ethanol vs. MTBE
                        US demand in mln barrels per day
                                    [chart]

    In terms of the possible economic effects of a large scale shift by the New England states from MTBE to ethanol blended gasoline, Ethanol in the Northeast predicted a possible price increase of between $.03 - .11 cents per gallon in the near term, which could be higher depending upon a variety of complex factors. The possibility of near term volume supply shortfalls was also anticipated.

    The above graph suggests that MTBE production volume has begun to shift to fuel ethanol as the only realistic high octane oxygenate substitute, primarily as a result of MTBE's adverse environmental impacts. In addition, as the ethanol industry has grown and early impediments to its large scale use in gasoline have been addressed, ethanol has begun to emerge as a potentially realistic means of reducing the United States' otherwise increasing dependence upon foreign oil.

THE UNITED STATES' DEPENDENCE ON FOREIGN OIL

    According to an article appearing in The Wall Street Journal on November 13, 2001, of the 77 million barrels of oil produced a day worldwide, the United States consumes about a quarter of this amount. However, the United States produces only 40% of the oil it consumes and imports the rest from foreign countries. Of the approximately 60% of oil that we import, at least until recently about half of this amount comes from OPEC nations. With our need for oil at the center of our Middle Eastern policy, the United States has remained deeply entangled in the conflicts of an unstable region.

    Historically, according to a 1993 General Accounting Office report, the world price of crude oil has been determined by the following factors: the supply decisions of the Organization of Petroleum Exporting Countries (OPEC); the relative scarcity of oil and the lack of substantial substitutes for oil in certain uses such as transportation; and seasonal demand. The extent of local competition is also a factor in prices of refined petroleum products.

    Since the early 1970's, the world has experienced three major oil supply disruptions that impacted the United States economy, including the 1973 Arab oil embargo, the 1979 Iranian revolution and the 1990 invasion of Kuwait by Iraq. In October 1973, the Arab oil embargo disrupted world oil supplies and caused the price of gasoline to reach unprecedented highs. Two weeks after the first Arab oil embargo, President Nixon announced "Project Independence", whereby the United States would develop the potential to meet its own energy needs without relying on foreign energy sources. In 1975, as a result of the oil crisis, the United States created the Strategic Petroleum Reserve to reduce the impact of severe interruptions of petroleum supply on the domestic economy.

    Again according to the GAO, during past oil disruptions in the Middle East, our nation's oil prices have risen drastically. For example, during the first week after Iraq invaded Kuwait on August 20, 1990, domestic crude oil prices rose from about $22 to about $30 per barrel, an increase of about 36%.

In 1995, the Clinton Administration, through its Natural Energy Policy Plan
(NEPP), adopted various policies and programs intended to reduce the nation's growing dependence on low-cost imported oil and its resultant vulnerability to foreign oil supply disruptions and price shocks. Among the NEPP's initiatives were programs to increase domestic oil production and promote alternative and renewable fuels and energy efficiency.

U.S. Crude Oil
Production vs. Imports

[CHART]


    Increases in oil prices in 2000 caused Congress to consider various alternatives to boost our domestic oil production. As part of its desire to decrease foreign oil dependence, Congress advocates the increased use of hydrogen-based fuel cells, the adoption of new automotive technologies, the increased implementation of conservation measures, the adoption of heightened vehicle fuel efficiency standards, and the creation and expansion of renewable energy sources. Our government has also been debating increased drilling in restricted land in western United States, the Gulf of Mexico and Alaska's Artic National Wildlife Refuge. However, environmentalists continue to protest that allowing exploration in these areas will harm our environment. To decrease its reliance on OPEC, the United States has also sought to increase its imports from Canada, Mexico, Russia, and Latin America.

    Although diplomatic talks caused OPEC to boost its oil production in 2000, President Bush has continued to call for increased domestic production of oil through the opening of new areas such as the Artic National Wildlife Refuge. Although the President's National Energy Plan has passed the House, it remains deadlocked in the Senate.

    Despite these various initiatives, our country's dependence on foreign oil imports has continued to increase, while domestic production has continued to decrease, as illustrated by the graph above. Today, the United Stated imports 56% of its oil compared to 35% in 1973. Although our per capita use of oil has decreased, our domestic crude oil production has decreased as well, and as our population continues to grow, our dependence on oil imports also continues to grow. As the search continues to find alternative sources of energy, we believe the demand for renewable energy sources such as ethanol may increase.

DESCRIPTION OF OUR ETHANOL PLANT'S PRODUCTION PROCESS

   Our ethanol plant is expected to use a dry milling process to produce ethanol from corn. It is less expensive to construct a dry mill than a wet mill, and most producers up to and including 30 MGY capacity use dry milling.

    The corn will be delivered to our ethanol plant primarily by truck. In addition, CSX provides rail service adjacent to the proposed site's property line. We are negotiating with CSX for long-term rail service which will provide us with direct access for shippers throughout the midwest, to national MTBE non-attainment markets on the west coast, to the ethanol-poor east coast and to major distillers grains markets in the southeast United States.

    We expect to purchase up to half of our total annual corn supply, or around
5.7 million bushels of high moisture corn, at harvest over a 4-5 week period in the fall each year. Depending upon the amount of equity and debt financing we obtain, initially we may purchase and maintain only a 4-day inventory of corn. However, the site and plant will be designed to accommodate the estimated truck traffic necessary to deliver 5.7 million bushels of corn in 5 full weeks of 12-hour days, i.e., approximately 17 trucks per hour or 209 trucks per day, or a total of just under 8,000 trucks during the 5 week harvest period. This high moisture corn will be weighed, tested, cracked and ramped into a bunker that will be approximately 350' wide and 750' long. Peak height is expected at 42'. The corn will be compacted into the bunker to remove oxygen and thereby to stabilize the corn material, and covered with a polyethylene cover in order to protect the grain from the elements. During the year, this grain will be withdrawn from the bunker by cutting a consistent 1-3 feet off the face of the pile daily. Using an estimated daily consumption rate of about 34,000 bushels, this bunkered wet corn should last about 165 days. We expect to receive most of the balance of the expected total of annual consumption of about 11.3 million bushels as dry corn. The use of the bunker for storage of corn offers significant advantages to us. Producers may benefit from reduced grain handling, storage and drying.

    As corn is removed from the bunker, it will be transported to a hammermill or grinder where it will be ground into a mash and conveyed into a tank for processing. We will add water, heat and enzymes to break the ground corn into a fine liquid. This liquid will be heat sterilized and pumped to a tank where other enzymes will be added to convert the starches into sugars. Next, this liquid will be pumped into fermenters, where yeast will be added to begin a fermentation process which will convert the sugars to ethanol and carbon dioxide over time. A distillation and dehydration process will then divide the alcohol from water and the corn mash. The alcohol which exits the distillation process passes through a molecular sieve, removing the remaining water, resulting in 200 proof anhydrous ethanol. When denatured with 5% regular unleaded gasoline or another denaturant prior to sale, 30 million undenatured gallons yields a total saleable volume capacity of about 31,500,000 denatured gallons. We expect to have on-site storage capacity sufficient to keep an 8-day ethanol inventory on site.

    In the meantime, nonfermentables, also known as whole stillage, from the distillation process will be pumped into one of several centrifuges, and thin stillage from the centrifuges will be dried into a thick syrup. The solids that exit the centrifuge are called wet cake and will be conveyed to a dryer. Syrup will be added to the wet cake as it enters the dryer, where moisture is removed, producing distillers dried grains with solubles, a livestock feed.


    As part of the fermentation process, a gas is given off which is rich in CO2. Unlike many of our competitors, which do not use the CO2 from the ethanol production process, in our plant this gas is expected to be piped "over the fence" to a liquid CO2 plant to be constructed near our ethanol plant, for processing into CO2 and ultimately, dry ice.


[PHOTO - DIAGRAM]


DESIGN AND CONSTRUCTION OF OUR ETHANOL PLANT

    In determining the feasibility of constructing our ethanol plant, preparing our business plan, preliminarily designing the plant and estimating costs, we have been working with various business partners of the Gaylor Alliance, a consortium of ethanol project developers, including primarily Gaylor Engineering, our design engineer, and Western Bio-Mass Energy, LLC, our consultant. Another business partner of the Gaylor Alliance, North Central Construction, is one of several contractors under consideration to act as lead construction contractor in the construction of our plant.

THE GAYLOR ALLIANCE

    Gaylor Engineering, located in Dunedin, Florida, is a leading designer of ethanol technology and equipment, with 32 years of engineering experience and 20 years of experience in the ethanol industry. Gaylor's experience includes design and construction, project financing, plant operation, co-product marketing, lobbying on the state and federal levels, and participating in the development and operation of farmer-owned ethanol businesses in Iowa, South Dakota, New York, Montana, Illinois, Florida and the Caribbean. Gaylor is the only company in the United States implementing the use of high moisture corn in the fermentation process, and is currently completing ethanol process design for Tri-State Corn Processors in Rosholt, South Dakota, Siouxland Energy in Sioux Center, Iowa, Quad County Corn Processors in Galva, Iowa, Pine Lake Corn Processors in Eldora, Iowa and Northeast Iowa Grain Processors in Earlville, Iowa. Gaylor also provided project management, equipment procurement and perimeter design for the Sunrise Energy ethanol plant and feedlot in Blairstown, Iowa, and is contracted for one additional ethanol 30 MGY plant in Illinois, three 20 MGY plants in South Dakota, and a biomass woodchip ethanol plant in Wyoming. Gaylor has expertise in a variety of feedstocks used to produce ethanol, including biomass conversion, such as the use of cellulosic material such as hay, straw and wood waste to produce ethanol. Some of Gaylor's initial designs led to the early use of gasohol in the mid-1980s. Since that time, Gaylor has become one of the leading ethanol plant designers in the Midwest Corn Belt.

    Western Biomass is one of several consultants which partner with Gaylor Engineering on ethanol-related projects. North Central Construction is a construction contractor with significant ethanol-related construction experience, which is one of several construction companies which partner with Gaylor Engineering on ethanol-related construction projects.

    For their services through December 31, 2001, we have paid Gaylor Engineering and Western Biomass approximately $30,000 for consulting and preliminary design work. We have finalized a Contract for Detail Engineering Services between us and Gaylor Engineering and are also negotiating with Gaylor Engineering and several construction contractors including North Central Construction, to finalize 2 additional agreements which together would provide for the final design and construction of our ethanol plant. These agreements are based upon the form contracts of the Construction Management Association of America, Inc., and include an Owner and Construction Coordinator Agreement between us and Gaylor Engineering and an Owner and Contractor Agreement between us and our construction contractor.

CONTRACT FOR DETAIL ENGINEERING SERVICES

We have entered into a Contract for Detail Engineering Services with Gaylor Engineering to provide for the design of our ethanol plant and certain other design-related services during the construction phase of the project. Under this agreement, Gaylor Engineering will provide for such services as developing design criteria and requirements for the ethanol plant, identifying governmental bodies having jurisdiction to approve different aspects of the project, verifying that documents and services conform to applicable laws, making recommendations as the design progresses, cooperating to achieve compliance with project and construction budgets, and visiting the site and consulting as necessary with respect to the readiness of certain items for substantial and final completion.

    Under the Contract for Engineering Services, Gaylor Engineering will provide customary architectural and civil, structural, mechanical and electrical engineering services to be set forth in a construction management plan, and it warrants that its design will be free from defects and that upon the substantial completion of the plant, the ethanol plant will meet the following specifications for three continuous days:

ETHANOL
-------
Capacity:                    30 million gallons of undenatured ethanol
                             per year, based on 330 operating days

Specifications:              Denatured Ethyl Alcohol complying with an
                             agreed-upon ASTM standard

Steam Energy:                45,000 BTU's per gallon

Electrical Energy:           1.2 kwh per gallon

Yield: 2.65 gallons per bushel (56 pounds) #2 yellow dent corn, 61% starch content as received

DISTILLERS WET GRAINS WITH
--------------------------
SOLUBLES
--------
Specifications:              Commercially acceptable to the industry

Moisture:                    Maximum 72%

DISTILLERS DRY GRAINS WITH
--------------------------
SOLUBLES
--------
Specifications:              27-32% protein

Moisture:                    Maximum 12%

Gaylor Engineering will carry adequate errors and omission and liability insurance related to this process guarantee.

    Gaylor Engineering will be paid its out-of-pocket expenses and the maximum sum of $800,000 as compensation for its services under the Contract for Engineering Services, which amount would be payable monthly on a time and expense basis. Similar to the other agreements, Gaylor Engineering would be able to suspend services after giving 7 days' written notice if it had not been timely paid. If the scope or duration of Gaylor Engineering's services changes under the Contract for Engineering Services, its compensation would also be equitably adjusted. At our request, Gaylor Engineering may also perform additional services under the Contract for Engineering Services, for which it shall be compensated in an amount and on terms mutually agreeable by the parties.

OWNER AND CONSTRUCTION COORDINATOR AGREEMENT

    We expect to enter into an Owner and Construction Coordinator Agreement with Gaylor Engineering to serve as our principal agent in the design and construction of our ethanol plant. Under the Coordinator Agreement, Gaylor Engineering is expected to be responsible for providing certain coordinating services, including: preparing, updating and adjusting a master schedule; preparing, updating and adjusting a project and construction budget; reviewing and making recommendations as to design, constructability, scheduling and time of construction; verifying that all required permits, bonds and insurance have been obtained; coordinating technical inspections and testing; establishing a program to monitor construction quality; monitoring construction progress and determining substantial and then final completion of the plant; and assisting with post-construction occupancy.

    In consideration for its services as Construction Coordinator, we expect to pay Gaylor Engineering the sum of $1.2 million on a monthly percentage of completion basis. Gaylor Engineering would be able to suspend services after giving 7 days' written notice if it had not been timely paid. If the scope or duration of Gaylor Engineering's services changed, its compensation would also be equitably adjusted. At our request, Gaylor Engineering may also perform additional services for which it shall be compensated in an amount and on terms mutually agreeable to the parties. These additional services may include services related, for example, to determining special needs, technical inspection, recruiting and training of maintenance personnel and public relation activities.

    As proposed, we would be able to terminate the Coordinator Agreement for convenience upon 7 days' written notice. The Coordinator Agreement could also be terminated by either party upon 15 days' written notice, should the other party substantially fail to perform under the agreement and fail to cure such non-performance within the 15-day period, or if construction were stopped for a period of 60 days by court order or government act. In the event of termination, Gaylor Engineering would be paid for services performed to the date of termination, for the services of professional consultants, and for all other directly attributable termination expenses arising prior, during and subsequent to termination.

OWNER AND CONTRACTOR AGREEMENT

    We expect to enter into negotiations with several construction contractors, including a business partner of the Gaylor Alliance, North Central Construction, Inc., for the construction of our ethanol plant. We anticipate that any construction contract we would negotiate would require the contractor to furnish all labor, materials, tools, equipment, supervision and services necessary to complete all work required for the construction of the plant. The contractor would be responsible for the means, method, techniques and procedures of construction and for verifying that all completed work complies with the contract requirements.

    We expect to make monthly payments on a progress billing basis, based upon the contractor's monthly applications to Gaylor Engineering, and Gaylor's recommendations for payment for work performed as of the application date. Gaylor Engineering may refuse to recommend payment if, for example, any of the work does not conform to the requirements or the progress of the work does not comply with construction schedule. After all work has been completed, the contractor would make application for final payment. If Gaylor Engineering is satisfied that the work is completed, it would issue a Certificate of Final Completion and a written recommendation for payment, and final payment would then be due within 30 days.

    We would be able to order changes to the work, subject to the review and approval of Gaylor Engineering. The contractor would also be able to request a change in the contract price or construction time by submitting written notice to Gaylor Engineering within 15 days after the occurrence of the event giving rise to the request. We would be able to order the contractor to halt construction if the work is defective or if the contractor fails to supply sufficiently skilled workers, suitable materials or equipment. If the contractor fails to correct any defective work within a reasonable time after written notice, or if the contractor fails to perform work or comply with any provision of the contract documents, we could correct any deficiency ourselves and be entitled to a corresponding decrease in the contract price.

    We anticipate that the contractor will furnish performance, labor and material payment bonds for 100% of the contract price, with sureties satisfactory to us, and that the contractor will warrant that all work to be performed will be in accordance with the Contractor Agreement and will not be defective. Equipment warranties are expected to be as received from the individual vendors. We anticipate that our principal lenders will have to approve the work performed prior to the making of any progress payment. We anticipate that the contractor will be solely responsible for the acts and omissions of subcontractors and suppliers and for payments to subcontractors and suppliers except as may be required by law.

    If for any reason substantial completion is not accomplished by a yet to be determined substantial completion date, the construction contract may provide that an amount will be deducted from the contract price as liquidated damages, for each day following the negotiated substantial completion date until the plant is substantially complete. Likewise, if the work is substantially complete prior to a yet to be determined earlier date, the construction contract may provide that a bonus will be added to the contract price for each day prior to the negotiated substantial completion date, up to a maximum specified bonus.

    We expect that under each contract, the parties will agree to indemnify the other, its employees, agents and representatives from any and all claims, demands, suits, etc., for bodily injury or property damage caused by the acts or omissions of the other party. We also expect that all disputes arising between the parties will be subject first to mediation and then binding arbitration. Arbitration would be subject to the Construction Industry

Arbitration Rules of the American Arbitration Association, and the prevailing party in any arbitration proceeding would be entitled to recover reasonable attorneys' fees and expenses. Unless otherwise agreed, the parties would continue to perform their respective responsibilities under the Coordinator Agreement during any such dispute.



AVAILABILITY AND SOURCES OF RAW MATERIALS

    The production of ethanol requires significant amounts of corn, water, electricity and natural gas. We already have preliminary arrangements in place which, if finalized as anticipated, would provide us with sufficient quantities of each of these raw materials to operate our ethanol plant economically.

CORN

    Our proposed plant will be located in Defiance County, Ohio, approximately
6 miles from the Indiana border and 28 miles from the Michigan border. We expect our ethanol plant to process approximately 11.3 million bushels of corn annually. According to the Ohio, Indiana and Michigan Agricultural Statistics Services, in 1999 approximately 110 million bushels of corn was produced within a 45-mile radius of Defiance County. In 2000, according to the same source:

     - within a 25-mile radius of Defiance, Ohio, over 40 million bushels of corn were produced;
     - within a 35-mile radius of Defiance, almost 81 million bushels were produced; and
     - within a 45-mile radius of Defiance, over 115 million bushels were produced.

There is an ample supply of nearby corn for our plant. For example, all of the corn we purchase will be tested as it arrives, and must meet high quality control standards to facilitate the efficient operation and quality products of our plant.

     We have no agreements, commitments or understandings with any corn producers in the area; however, we have an agreement with an affiliate of The Andersons, a publicly-held grain marketing company with headquarters in Maumee, Ohio, to obtain the corn we need to fuel our plant, and to provide risk management, cash management and other comprehensive grain origination services. These services include:

     Grain Origination Services
     -  Assured corn volume and delivery timing
     -  Dedicated grain originator and GM of contract administration
     -  Cash market surveillance and analysis
     -  Producer customer account management
     -  Contract administration and settlement
     -  Precision originations and sales management
     -  Producer risk management and marketing education
     -  Cash grain forward contracts; Delayed price; Stop pricing
     -  Corn price-risk management tools for producer customers

     Corn Price-Risk Management
     -  Cash grain forward contracts
     -  Basis and futures price analysis and information
     -  Management and position reports
     -  Corn price-risk management tools

     Operation Support and Trucklot Management
     -  Interface to electronic scale system
     -  Electronic ticket processing
     -  Data management and interface
     -  Daily truck report and grain position report

     -  Truck scale interface consulting
     -  Daily receipt processing and disbursements
     -  User training
     -  Grain quality inspector training
     -  Accounting information and support for enterprise accounting

     Grain Management Consulting
     -  Grain quality management consulting
     -  Accounting and systems policy consulting
     -  Inbound premium and discount administration
     -  Basis surveillance and risk management consultation
     - Grain quality surveillance, risk management and gross revenue consultation
     -  Grain production surveillance and consultation
     -  Inbound corn scheduling, logistics and arbitrage management
     -  Summary annual origination reporting
     -  Grain market management education

     Transportation Administration and Rail Management
     -   Truck insurance compliance management
     -   Freight bill auditing
     -   Rail contract negotiation service
     -   Rail carrier management services

    The agreement requires us to pay our grain originator $68,000 per month for these services beginning the first month in which we produce ethanol, and extends for an initial 4 year term, renewable for consecutive 3 year periods unless either party provided advance written notice to the other party. The agreement is subject to earlier termination upon either party's breach or insolvency, whereupon, unless otherwise agreed, all open cash grain forward contracts are to be marked to market and liquidated, and the parties will settle all their respective financial obligations. The contract contains reciprocal indemnification and insurance provisions, and it cannot be assigned by either party without the other's consent. Disputes are subject to binding arbitration under the rules of the National Grain and Feed Association.

    Under the contract, we will pay the same basis price paid by our grain originator, which is to be the lowest basis value price as delivered at our plant. Basis price essentially represents the localization of supply and demand factors, or the differences, above or below the Chicago Board of Trade futures market price, for cash corn delivered to the plant. The Andersons' affiliate will also enter into delayed pricing arrangements with us for some of the corn delivered to our bunker, and we will be required to provide security for these payment obligations through a letter or letters of credit. This letter or letters of credit will also secure any payment obligations we may have under the cash grain forward contracts to be purchased by The Andersons' affiliate in supplying corn under the agreement. The letter(s) of credit must be maintained at not less than $2 million plus the net aggregate contract equity exposure of our open cash grain forward contracts and unpaid delayed price corn delivered to our plant. Based upon discussions with our grain originator and consultants, we estimate that beginning once our plant nears operations status, at any given time there may be between $3-3.5 million in delayed price corn in our bunker, and between $3-4 million in margin exposure on outstanding corn forward pricing contracts. However, these amounts are only estimates, and the actual amounts may vary, at times substantially.

    We expect corn producers in our trade area to respond positively to the broad menu of crop marketing, information, delivery, flexibility and risk management services which our grain originator will provide. More importantly, by purchasing our corn inventories in this fashion we expect: reduced origination costs ( through purchases on a spot basis); increased logistical flexibility; improved planning; greater quality revenue and management; and improved space utilization. Improved use of the bunker may provide us with additional opportunities relative to corn pricing.

WATER

   We have worked closely with our consultant, our design engineer, contractors and government authorities to accurately assess water quality and availability as part of the site selection process. While the daily volume of water needed for cooling and processing at our proposed plant varies with the weather, the water quality, final plant design, operational details and other factors, it is anticipated that approximately 400,000-540,000 gallons of water will be an adequate supply on most days. Our analysis suggests that on the hottest and most humid days, approximately 700,000 gallons may be needed to operate our plant.

   We expect that water quality at the site will meet the needs of the facility after reverse osmosis treatment, which removes iron and other particles which are carried away in reject water. To satisfy our plant's water needs, we plan to have 3 on-site wells, 2 of which are expected to be 8-inch wells located at opposite corners of the site and drilled to around 750 feet deep, to reach an aquifer which we believe does not provide a source of drinking water for anyone. An 8-inch test well on the site, which we drilled as part of the site selection process, has produced at least 350 gallons per minute. This projects to around 500,000 gallons in 24 hours. Accordingly, 2 8-inch wells are expected to provide enough water to operate our ethanol plant at maximum capacity on the hottest and most humid days each year. If necessary, the plant can also tap into Gordon Creek, approximately one mile south of the proposed site, from which water could be pumped into a reservoir for storage and use by the plant. A third, low volume drinking water well is also planned. The cost of the wells, water lines and reservoir is estimated at $1,000,000, and an additional $500,000 is expected to be used to construct an on-site wastewater treatment facility.

    If our assessment of our water needs or the quality and quantity of the water supply believed to be available at our preferred site is incorrect and we cannot obtain sufficient water of adequate quality at reasonable prices, we may not be able to find alternate sources of water at commercially reasonable prices, or at all. Increased water costs or the unavailability of water could result in increased production costs, which could adversely affect our financial performance and reduce the value of your units.


ENERGY


    Ethanol production is an energy intensive process using significant amounts of electricity and natural gas. We may not be able to obtain sufficient supplies of electricity and natural gas or procure alternative sources on favorable terms. If there is any interruption in our supply of energy for whatever reason, such as supply, delivery or mechanical problems, either during construction or after we begin operating the ethanol plant, we may be required to halt construction or production. If construction or production is halted for any extended period of time, it will have a material adverse effect on our business.


    The proposed plant is expected to require a 3.6 megawatt electrical service load. We anticipate purchasing our electricity from the Northwest Electric Cooperative (NEC). We have received a letter from NEC expressing its interest in providing our electrical power requirements. The cost of providing a 69kV transmission tap and 1 mile line extension, a 69/12.47 kV substation, the 69kV/277/480 volt pad mount transformers and associated metering is expected to be approximately $1.3 million. Payment of this cost can be in the form of a monthly facilities charge or an up-front contribution-in-aid to construction. Based on NEC's current power service rate and fuel costs, the average cost of firm power is expected to be about $.041 per kWh, which includes the monthly finance charge. NEC has also indicated that it would investigate the availability of transmission facilities in the area that may reduce our anticipated transmission costs.

    A substantial amount of heat from natural gas is used in the ethanol production process, and in drying distillers grains. To access sufficient supplies of natural gas, approximately 5 miles of new distribution pipeline will be required. We anticipate that Murphy Brothers Pipeline Company will build, own and operate the necessary additional line at no cost to us, and that natural gas will be procured from Columbia Gas on the open market.

PRINCIPAL PRODUCTS AND THEIR MARKETS

    The principal products we will produce at our ethanol plant are ethanol, distillers grains and CO2. We already have preliminary arrangements in place which would, if finalized as anticipated, provide for the sale of all of our products at market prices for years to come.

ETHANOL

    Ethanol is ethyl alcohol, a fuel component made primarily from corn or various other grains, and can be used as:

          -    An octane enhancer in fuels;

          - An oxygenated fuel additive that can reduce carbon monoxide vehicle emissions; and

          -    A non-petroleum-based gasoline extender.

Most ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air Act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to reduce carbon monoxide vehicle emissions. The principal purchasers of ethanol are generally wholesale gasoline marketers or blenders. We expect that the principal markets for our ethanol will be petroleum terminals in the Ohio, Indiana and Michigan.

    It is anticipated that our ethanol will be sold to a single customer, unless we are not able to finalize an agreement on favorable terms. We are negotiating with several different potential purchasers, including Williams Energy Services, Inc., d/b/a Williams Bio-Energy (WES), the nation's second largest marketer of ethanol, and FC Stone, a commodities broker specializing in agricultural and energy products. The proposed ethanol marketing agreement with WES contemplates that WES will purchase all of our ethanol for up to 10 years, and thereafter from year to year unless the agreement is terminated by either party with at least one year's prior written notice. The proposed agreement provides that payments to us may be based on the actual market price WES receives for the sale of ethanol, minus all directly attributable marketing costs and a small commission, or they may be based upon an index price for unleaded gasoline on a traded market. Pricing our ethanol based upon an index price for unleaded gasoline on a traded market facilitates hedging against fluctuations in that price. The agreement contemplates that our ethanol will meet WES' specifications and industry standards, and that our ethanol plant will be able to store at least 8 days' production on-site. The proposed ethanol marketing agreement with FC Stone is substantially similar to the proposed WES agreement.

    We have also discussed the sale of our ethanol with a number of major petroleum refiners and marketers. Generally, these potential purchasers would be willing to enter into a contract for 6 months to 1 year, with the price being based upon the spot market price for ethanol or indexed to the price of unleaded gasoline. We expect ethanol to account for about 75-85% of our revenues.

    We expect to hedge against changes in the price of ethanol through FC Stone. Such hedging activity may begin as early as 6 months before we commence operations, if we are able to secure payment on our outstanding forward contracts by providing the necessary letter or letters of credit. Based upon discussions with FC Stone and our advisers, we estimate that at any given time we may need to secure between $2 - 6 million in margin exposure on outstanding unleaded gasoline forward pricing contracts; however, this is only an estimate, and the actual exposure may vary, at times substantially.

DISTILLERS GRAINS

    Processing corn into ethanol produces a unique, natural co-product known as distillers grains, which are the remnants of the corn after the ethanol-producing starch has been removed. Distillers grains are a high protein, high-energy livestock supplement.

    Corn is made up of starch, protein and a variety of other constituents. Distillers grains have approximately 25% of the mass, but all of the original protein, of the corn entering the plant. Watery material from other areas of the plant, which contains corn dry matter, proteins, fiber, fats and oil, is evaporated into a thick syrup called condensed distiller's soluble. The condensed distiller's soluble is blended with the distillers grains in the dryer to create the final feed product. In many applications, distillers grains have a higher protein efficiency than the leading protein supplement, soybean meal.

    Our ethanol processing creates two forms of distillers grains: Distillers Wet Grains with Solubles (DWGS) and Distillers Dried Grains with Solubles
(DDGS). DWGS is processed corn mash that contains approximately 70% moisture. It has a shelf life of approximately three days and can be sold only to farms within the immediate vicinity of an ethanol plant. DDGS is corn mash that has been dried to 10% moisture. It has an almost indefinite shelf life and may be sold and shipped to any market regardless of its vicinity to an ethanol plant.


    Our ethanol plant will be able to dry all the distillers grains we produce, if necessary to optimally market our distillers grains. We expect to continuously monitor and attempt to optimize the relative mix of wet and dry grains we produce. We anticipate selling all of our distillers grains to a single customer, unless we are not able to finalize an agreement on favorable terms. We are negotiating with potential purchasers Commodities Specialists Company, Kalmbach Feeds, Inc. and FC Stone.

    Commodity Specialists, an international agri-business products trading and marketing company has proposed to purchase all of our distillers grains for an indefinite period of time, subject to termination by either party on 120 days' notice. Payments to us would be based on the actual market price Commodity Specialists receives, less expenses and a small commission. Commodities Specialists would take delivery at our plant, and we would be required to store at least 1,000 tons of distillers grains on site. The agreement contemplates that our distillers grains will meet Commodity Specialists' specifications and industry standards.

    Kalmbach Feeds has expressed its interest in marketing all of our distillers grains to area feedlots and dairies, and also in discussing the possibility of a joint venture for the drying of the grains on site using a new technology that could reduce operating costs.


    Although distillers grains prices vary somewhat with the price of corn and soybean meal, its high quality and consistent demand in the marketplace have enabled it to enjoy a relatively stable average price per ton over the past decade in major Midwest U.S. markets. Distillers grains are expected to account for about 15-25% of our revenues.


CO2

    A second co-product of the ethanol production process, carbon dioxide, or CO2, has commercial value in the production of dry ice. We expect that our ethanol plant will produce about 93,000 tons of CO2 annually. We have a near-final agreement with Pain Enterprises, Inc., to sell most of the CO2 we would produce. Pain Enterprises has proposed to construct, own and operate a CO2 liquefaction plant located adjacent to our ethanol facility, and purchase a minimum of 41,250 tons annually of our CO2, for an initial term of 10 years, continuing thereafter for two subsequent 5-year periods unless terminated sooner at our option. Pain Enterprises will have the right to terminate the agreement if we are unable to make 25,000 tons of CO2 available during any consecutive 6 month period. The letter of intent contemplates that Pain Enterprises will pay us a fixed price per year based on Pain Enterprises' selling price per ton of liquid CO2, but in no event less than $7.50 per ton. CO2 is expected to account for about 1% of our revenue.

COMPETITION

    Our business faces competitive challenges from larger plants, from plants that can produce a wider range of products than we can, from other plants similar to our proposed ethanol plant, and from alternative products and technologies. Large ethanol producers such as Archer Daniels Midland, Minnesota Corn Processors and Cargill, among others, are capable of producing a significantly greater amount of ethanol than we expect to produce, with greater economies of scale. In addition, there are several other Midwest regional ethanol producers which have recently formed, are in the process of forming or are under consideration, which are or would be of a similar size and have similar resources to us. In particular, to the extent any new ethanol plants are located in Ohio, in our region or to the east, such plants could have an adverse impact upon our financial performance.

                  [PICTURE OF ETHANOL PLANTS BY STATE - 2000]

    We are aware of at least 1 other ethanol plant planned in Ohio, and other groups investigating the feasibility of building an ethanol plant in Ohio. Nordic Energy, LLC and Nordic Biofuels, LLC announced on November 27, 2001 their plans to build an ethanol plant with over 80 MGY capacity in Ashtabula Township, Ohio, in the northeast corner of the state. The Nordic Energy ethanol plant is also expected to produce more than 300,000 tons of dried distillers grains and 200 tons of CO2 annually, to cost about $150 million, and to be operational in late 2003. Nordic Energy also announced the construction of a coal-fired merchant energy power facility in Ashtabula, which could be operational by 2006.

    South Point Ethanol, located at South Point, Ohio, was one of the oldest ethanol plants in the country, and at one time its 6th largest producer at about 55-65 MGY. The South Point Ethanol plant was an old industrial site which had been converted to a dry mill, and it permanently closed in June of 1995 after 13 years of operation.

    We expect to compete with other ethanol producers based on price. Generally, our competitors sell ethanol and distillers grains at market or market-driven prices, and we expect to do so as well. Our ability to sell ethanol and distillers grains profitably depends upon:

     -   our expected relatively low operating cost structure;

     - our grain originator's knowledge of local corn market conditions, enabling the originator to identify and address factors influencing marketing decisions;

     - our proximity to adequate supplies of all our principal raw materials and accessibility to major markets for our products; and

     - our use of a comprehensive risk management policy to mitigate risks related to fluctuations in the prices of corn, energy and ethanol.


    The ethanol industry has grown to more than 55 production facilities in the United States. Currently, more than 2.1 billion gallons of ethanol could be produced domestically each year. The following table lists most of the major ethanol producers in the United States.

                            U.S. PRODUCTION CAPACITY
                         MILLION GALLONS PER YEAR (MMGY)

COMPANY                                            LOCATION          FEED STOCK              MMGY
-------                                        -----------------     ----------            --------
Adkins Energy                                 Lena            IL     Corn                      30
A.E. Staley                                   Loudon          TN     Corn                      45
AGP                                           Hastings        NE     Corn                      52
Agri-Energy, LLC                              Luverne         MN     Corn                      17
Alchem                                        Grafton         ND     Corn                    10.5
Al-Corn Clean Fuel                            Claremont       MN     Corn                      17
Archer Daniels Midland                        Decatur         IL     Corn                     797
                                              Peoria          IL     Corn
                                              Cedar Rapids    IA     Corn
                                              Clinton         IA     Corn
                                              Wallhalla       ND     Corn/barley
BC International                              Jennings        LA     Bagasse/rice hulls        20
Broin Companies                               Scotland        SD     Corn                       7
Cargill, Inc.                                 Blair           NE     Corn                     100
                                              Eddyville       IA     Corn
Central Minnesota                             Little Falls    MN     Corn                      18
Chief Ethanol                                 Hastings        NE     Corn                      62
Chippewa Valley Ethanol Co.                   Benson          MN     Corn                      20
Corn Plus                                     Winnebago       MN     Corn                      20
DENCO, LLC                                    Morris          MN     Corn                      15
ESE Alcohol                                   Leoti           KS     Seed corn                1.1
Ethanol2000, LLP                              Bingham Lake    MN     Corn                      28
Exol, Inc.                                    Albert Lea      MN     Corn                      17
Georgia-Pacific Corp.                         Bellingham      WA     Paper waste                7
Golden Cheese                                 Corona          CA     Cheese whey                5
Golden Triangle Energy Cooperative            Craig           MO     Corn                      15
Gopher State Ethanol                          St. Paul        MN     Corn                      15
Grain Processing Corp.                        Muscatine       IA     Corn                      10
Heartland Corn Products                       Winthrop        MN     Corn                      35
Heartland Grain Fuels, LP                     Aberdeen        SD     Corn                       8
                                              Huron           SD     Corn                      14
High Plains Corp.                             York            NE     Corn/milo                 70
                                              Colwich         KS
                                              Portales        NM
J.R. Simplot                                  Caldwell        ID     Potato waste               6
                                              Burley          ID
Kraft, Inc.                                   Melrose         MN     Cheese whey              2.6
Lake Area Corn Processors                     Wentworth       SD     Corn                      15
Manildra Ethanol                              Hamburg         IA     Corn/milo/wheat            7
                                                                     starch
Merrick/Coors                                 Golden          CO     Waste beer               1.5
Midwest Grain                                 Pekin           IL     Corn/wheat starch         78
                                              Atchison        KS
Minnesota Corn Processors                     Columbus        NE     Corn                     110
                                              Marshall        MN     Corn
Minnesota Energy                              Buffalo Lake    MN     Corn                      12
Nebraska Energy                               Aurora          NE     Corn                      30
New Energy Corp.                              South Bend      IN     Corn                      85
Northeast MO Grain Processors                 Macon           MO     Corn                      15
Pabst Brewing                                 Olympia         WA     Brewery waste            0.7
Parallel Products                             Louisville      KY     Beverage waste            12
                                              Bartow          FL
                                              R. Cucamonga    CA
Permeate Refining                             Hopkinton       IA     Sugars & Starches        1.5

Plover Ethanol                                Plover          WI     Seed corn                  4
Pro-Corn                                      Preston         MN     Corn                      18
Reeve Agri-Energy                             Garden City     KS     Corn/milo                 10
Spring Green Ethanol                          Spring Green    WI     Cheese whey               .7
Sunrise Energy                                Blairstown      IA     Corn                       7
Sutherland Associates                         Sutherland      NE     Corn                      15
Tri County Corn Processors                    Rosholt         SD     Corn                      15
Williams Bio-Energy                           Pekin           IL     Corn                     100
Wyoming Ethanol                               Torrington      WY     Corn                       5
                                                                                         --------
TOTAL CAPACITY                                                                           2,006.60
                                                                                         ========


Source: BBI International, January 2001.


    In addition, plans to construct new plants or to expand existing plants have been announced which would increase the ethanol production capacity of our competitors. We are unable to determine the number and production capacity of plants that ultimately may be constructed, the timing of such construction or the effect of resulting production upon the demand or price for our ethanol.


    Presently, unlike most of the other states in the midwest, Ohio has no special ethanol industry supports or incentives. The absence of state law supports or incentives, if allowed to continue, may constitute an important competitive disadvantage we face, and may have material adverse effects on our business.


    The proposed ethanol plant will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol, such as producers of MTBE, which represents about 80% of the national market for oxygenated fuel and generally costs less to produce than ethanol. Many major oil companies produce MTBE and strongly favor its use because it is petroleum-based. These companies have significant resources to market MTBE and to influence legislation and public perception of MTBE. These companies also have sufficient resources to begin production of ethanol should they choose to do so.


    The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based plant materials such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based plant materials is generally cheaper than corn, and producing ethanol from cellulose-based plant materials would create opportunities to produce ethanol in areas which are unable to grow corn, such as the east coast. Although current technology is not sufficiently efficient to be competitive, the federal government anticipates that new conversion technologies will become viable ethanol production methods in the foreseeable future. If an efficient method of producing ethanol from cellulose-based plant materials is developed, we may not be able to compete effectively.



    Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far greater resources than we have. New products or methods of ethanol production developed by larger and better financed competitors could provide them with competitive advantages over us and harm our business.

ENVIRONMENTAL REGULATION

    Our operations will be subject to federal, state and local environmental laws and regulations, including those governing discharges into the air and water and the generation, handling, storage, transportation, treatment and disposal of solid and hazardous waste materials. We expect to comply in all material respects with applicable environmental and health and safety laws and regulations. We also expect to incur operating costs in the future in order to comply with existing or new environmental and health and safety requirements in the future. The amount of any such compliance costs could be significant.

    Gaylor Engineering is expected to be responsible for obtaining all necessary environmental permits and advising us on environmental and other regulatory compliance issues. Soil erosion, siltation and dust control measures to be used during construction include phased construction, silt fences, settling ponds, seeding and mulching. Hazardous wastes to be generated by the plant's operations are expected to be limited to solvents used for part washing, which would be stored in steel barrels for transport to a commercial recycler. Waste lubricating oils from the plant would also be recycled through a commercial recycler. We expect to be classified as a "small quantity generator" under the federal Resource Conservation and Recovery Act. Measures which will be taken to avoid or mitigate any adverse environmental impacts include, but are not limited to:

     -    Zero process wastewater discharge design;

     - Air pollution control devices for stack monitoring as required by state and federal regulations;

     -    Storm water retention pond; and

     - Secondary containment dike and liner under and around ethanol and denaturant storage tanks.

    We expect to be required to obtain the following environmental, health and safety and other permits, and to obtain such permits on a timely basis without the imposition of significant unanticipated conditions. However, environmental issues regarding compliance with applicable environmental standards could arise at any time during the construction and operation of the plant. We may have difficulty obtaining the necessary environmental permits required in connection with the operation of the plant. As a condition of granting necessary permits, regulators could make demands that increase our costs of construction and operation.


AIR EMISSIONS PERMIT


    Ethanol production involves the emission of various airborn pollutants, including particulate matters, carbon monoxide, oxides of nitrogen, volatile organic compounds and sulfur dioxide. The application for an air emissions permit was submitted in October, 2001, to the Ohio Environmental Protection Agency. The air emission data for this project is consistent with the guidelines set forth by the federal Environmental Protection Agency for a project this size. Based upon the advice of our consultant and Gaylor Engineering and discussions with the Ohio Environmental Protection Agency, we expect to receive state air permits for the installation and operation of our ethanol plant on a timely basis.


NATIONAL POLLUTANT DISCHARGE ELIMINATION PERMITS

    We must obtain National Pollutant Discharge Elimination Permits for any wastewater discharges and surface water runoff. Specifically, we will use a significant amount of water per day to cool our closed circuit systems in the proposed ethanol plant and to produce ethanol. Our plant will be designed to reuse all process-related wastewater, so there will be no discharge of that water, but we expect to discharge about 10,000 gallons per day of wash down water into a detention basin, and then into a nearby creek. The discharge of wash down water from this detention basin will require a site specific NPDES Permit. In addition, less than 1,000 gallons of sanitary wastewater from sinks and restrooms will be sent to an on-site septic wastewater system which will require an installation permit from the Ohio EPA. The NPDES Permit applications will be filed with the Ohio EPA at least 180 days prior to any discharge. We have not applied for this permit, but plan to do so before we begin construction.


STORM WATER DISCHARGE PERMITS FOR CONSTRUCTION AND INDUSTRIAL ACTIVITIES


    We must obtain coverage under the State of Ohio's General Permit for the discharge of storm water during construction activities. In addition, we may have to obtain coverage under the State of Ohio's General Permit for the discharge of storm water during industrial activities, if storm water from our site is not directed to and discharged from the detention basin, or is not otherwise covered under our site-specific NPDES Permit.

WELL OPERATION

    The water well logs for all 3 wells will be required to be reported to the Ohio Department of Natural Resources, but will not require a permit.

ABOVE GROUND LIQUID STORAGE TANK PERMIT

    We must obtain a permit from the State Fire Marshal for the installation and use of above ground storage tanks for the storage of flammable or combustible liquids.

SPILL PREVENTION, CONTROL AND COUNTERMEASURES PLAN

    Before we can begin operations, we must prepare a spill prevention, control and countermeasures plan in accordance with standards set by the Environmental Protection Agency. The plan will outline our spill prevention measures, and will be supervised and enforced by the EPA. The plan must be reviewed and certified by a professional engineer, completed before the commencement of operations, and updated every three years.


RISK MANAGEMENT PROGRAM

    We are currently in the process of determining whether anhydrous ammonia or aqua ammonia will be used in our production process. If we use anhydrous ammonia, we will need to develop a risk management program to address handling and use of the ammonia and gases emitted from such use. We must establish a prevention program to prevent spills or leaks of ammonia, and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of ammonia into the surrounding area. We will need to conduct a hazard assessment and prepare models to assess the impact of an ammonia release into the surrounding area. The program must be presented at one or more public meetings. However, if we use aqua ammonia, no risk management program is needed.

BUREAU OF ALCOHOL, TOBACCO AND FIREARMS PERMIT

    Before we can begin operations, we will have to comply with applicable Bureau of Alcohol, Tobacco and Firearms regulations. These regulations require that we first make application for and obtain an alcohol fuel producer's permit, which will also require that we maintain certain security measures, secure an operations bond and pay a special occupational tax and a special tax stamp.

AGRICULTURAL COMMODITY HANDLING LICENSE

    We expect to apply for and receive an agricultural commodity handling license from the Ohio Department of Agriculture prior to commencement of operations. As an agricultural commodity handler, we will be required to satisfy specified standards of financial responsibility, insurance, recordkeeping and other applicable requirements.

ARCHAEOLOGICAL SURVEY

    We have obtained a Phase I archaeological survey of the project area submission to the Ohio Historic Preservation Office. The purpose of this survey is to confirm that our project will not interfere with any sites that would otherwise be eligible for the National Register of Historic Places. The survey will focus on the retention pond and detention basin sites to be excavated. There are no known sites listed in the Ohio Archaeological Inventory within our project area. The survey indicated that the site is not considered to be eligible for inclusion into the National Register of Historic Places. Furthermore, the survey concluded that no further archeological work was deemed necessary and the construction plans should be permitted to proceed.

NUISANCE

   We also could be subject to environmental nuisance, trespass or related claims by employees, property owners or residents near the proposed ethanol plant, arising from air or water discharges. Ethanol production has been
                                       55
known to produce an unpleasant odor to which surrounding residents could object. If odors becomes a problem, we may be subject to fines and could be forced to take costly curative measures. Environmental litigation or increased environmental compliance cost could increase our operating costs.


OPERATIONAL SAFETY

    We also will be subject to federal and state laws regarding operational safety. Risks of substantial compliance costs and liabilities are inherent in a large scale construction project and in ethanol production after the facility is constructed. Costs and liabilities related to worker safety may be incurred. Possible future developments including stricter safety laws for workers or others, regulations and enforcement policies and claims for personal or property damages resulting from our construction or operation could result in substantial costs and liabilities that could reduce the amount of cash that we would otherwise have to distribute or use to further enhance our business.


EMPLOYEES

    As of December 31, 2001, we have no employees. By completion of the ethanol plant, we expect to have retained approximately 30 employees, including 26 in ethanol production operations and 4 in general management and administration. We will not maintain a sales and marketing force.

LEGAL PROCEEDINGS

    We are not currently a party to any material legal proceedings.

DESCRIPTION OF PROPERTY


[MAP]

     We have options to purchase 2 adjacent parcels totaling approximately 207 acres of flat, tilled upland at the intersection of State Route 18 and Rosedale Road, about 3 miles east of Hicksville, Ohio and 30 miles northeast of Fort Wayne, Indiana. After an exhaustive search and analysis, these parcels, which are currently row-cropped in a corn and soybean yearly rotation, together became the preferred site for our ethanol plant. Our preferred site: is readily accessible by truck and train; has access to enough water of sufficient quality, and enough electricity and natural gas, to economically operate our plant; is sufficiently remote to minimize potential problems with community opposition; and is proximate to an ample supply of corn at attractive prices, and to bulk gasoline terminals, cattle and dairy farms and other business customers for all 3 of our products.

     One of these parcels, totaling about 57 acres, is owned by 5C's Farms, Inc., William A. Cleland, Sr. and Doris I. Cleland, the father and mother of William A. Cleland, Jr., our President and a director. Mr. Cleland, Jr. did not participate in the disinterested directors' unanimous approval of the parcel as part of the proposed site for our plant. The directors considered a total of 11 possible sites in northwest Ohio. Of those, 2 were not for sale, 6 were too expensive and 2 were ultimately eliminated based on considerations relating to the relative availability and cost of obtaining sufficient water, natural gas, electricity, rail transportation and proximity to residential areas. The other parcel, totaling approximately 150 acres, is owned by unaffiliated third parties.

     In connection with each option, we paid an initial option fee of $500 and before March 31, 2002, an additional option fee of $500 to extend the exercise period for each option until September 30, 2002. If we exercise either option, the option fee and the additional option fee will be applied to the purchase price. The purchase price of each property will be the product of the net acreage of the property purchased, multiplied by $3,000 per acre, a price which was negotiated at arms' length. Accordingly, no appraisal of either parcel was deemed necessary. In each case, a real estate purchase agreement would be negotiated, pursuant to which the premises would be conveyed to us by a general warranty deed, free and clear of all liens and encumbrances. The owner would supply us with an ALTA owner's policy of title insurance and an ALTA/ACSM survey containing a calculation of the total acreage of the premises. The transaction would close on a date chosen by us following the exercise of the options. In the case of the Cleland option the owner would be required, at its own expense, to secure any lot splits necessary if we elect to purchase less than all of the available acreage. The definitive purchase agreement to be negotiated under the terms of the other option, would permit the owners to reside on the premises for their natural lives without any obligation to pay rent. This right could not be transferred through lease, gift or otherwise. Each option is freely assignable by us.

    We do not require all 207 acres to build and operate our ethanol plant. The additional land, approximately 140-150 acres, is expected to be acquired:

     - as a buffer zone to minimize the plant's effects upon its neighbors, and to facilitate rezoning; and

     - to assure sufficient land for the future expansion of our plant without the need to pay a higher price per acre.

    We have no current plans for expansion; however, to remain continually aware of development in our industry, when and to the extent expansion becomes economically feasible and attractive, we should be well-positioned to take advantage of any expansion opportunities. Until it is needed for expansion or another purpose, we expect to either rent it to or farm on shares with a local farmer.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
    Our directors and officers include local business and community leaders whose qualifications and recent business experience are summarized below.

PRESIDENT AND DIRECTOR. William A. Cleland Jr., Vice President and owner of 34% of 5 C's Farms, Inc., one of our members, and operates a 4,000 head capacity cattle farm and a 1,400 acre corn, soybean and wheat farming operation. He is an active member of the Central Mennonite Church in Fort Wayne, Indiana. He is 49 years old.

VICE PRESIDENT AND DIRECTOR. Eugene Schubert, age 54, has been the owner and manager of Schubert and Associates in Ney, Ohio, for about 4 years. Schubert and Associates is a manufacturers' representative which specializes in plastics injection molding, tool building and custom finishing of plastics and metal. Prior to that, for 23 years he has held various positions at Clarion Technologies from 1997-2000, Bryan Custom Plastics from 1994-1997, and other companies in the plastics industry, including Quality Control Manager, Vice President of Sales and Marketing and Business Unit Manager. Gene served in the Army from 1967 to 1969, including a year in Viet Nam as an infantry machine gunner and squad leader. He was awarded the Purple Heart, the Combat Infantry Badge and two Bronze Star medals, along with a host of other U.S. and South Vietnamese decorations. Gene attended Defiance College and was awarded the Outstanding Alumnus Award at Northwest State College. He is a member of Trinity Lutheran Church and serves on the church board as an usher, choir member and Sunday School Teacher. Gene Schubert and Fred Schubert are brothers, and one of our members, Joseph Schubert, is Gene's son.

Vice President. Joel Nester, age 45, lives southwest of Bryan in Defiance County with his wife Rebecca and their three sons. He owns 100% of and operates Nester Ag-Management, an agricultural consulting business that provides agronomy support to farmers in northwest Ohio, northeast Indiana and southeast Michigan. He attended Northwest State College, and is President of the Ohio Association of Independent Crop Consultants. He is a director with the Ohio Certified Crop Advisor board, a director with Brookside Laboratories International board, and has been a trustee with the Conservation Action Project of northwest Ohio for 11 years. He is a member of Trinity Lutheran Church.

SECRETARY/TREASURER. Ted Penner, age 37, is an area attorney and certified public accountant. Mr. Penner also serves as our legal counsel. He was a staff accountant for Steyer, Huber and Associates, a tax associate with Coopers and Lybrand and has practiced law with a concentration in the areas of tax, estate planning, probate, business formation and consulting since 1995. Ted is a trustee for Noble Township in Defiance County and Solicitor for the Village of Sherwood. In 1997, he served on the Noble Township Zoning Commission.

DIRECTOR. Lynn Bergman, age 53, from the Sherwood, Ohio area, has been a member of the board and President of Ney Oil Company, one of our members, for 8 years. Lynn also owns 22.7% of Ney Oil. Ney Oil operates bulk plants in Sherwood and Edgerton that service area farms and businesses as well as thirty-nine retail locations throughout northwest Ohio and northeast Indiana. Lynn was a director of the Sherwood Mutual Telephone Association, Inc. for many years, serving as its President for eight years. He currently serves as a director of the Sherwood State Bank and is Vice President of the Defiance County Regional Airport Authority. He is actively involved in music and is Choir Director at the Sherwood United Methodist Church and Secretary of the Defiance Chapter of S.P.E.B.S.Q.S.A., the Northwesternaires Barbershop Chorus.

DIRECTOR. Fred Schubert, age 49, lives in Sherwood, Ohio, and has been co-owner and Sales Manager of Al-Co Products in Latty, Ohio, for more than 10 years. He is an active member of the Sherwood United Methodist Church. He is Gene Schubert's brother and the uncle of one of our members, Joseph Schubert.

DIRECTOR. James Joost, age 47, lives near Sherwood, Ohio and has been co-owner and Business Coordinator of Spatial Ag Systems, LLC in Sherwood, Ohio, one of our members, for over 1 year. He owns 60% of Spatial Ag. He was the sole owner of one of its predecessors, Joost Farms, for 28 years. He is a member of St. John's Lutheran Church of Sherwood.

DIRECTOR. Virgil Hoene, age 58, of Sherwood, Ohio, has been a director and Vice President of Archbold Equipment, Inc., and has managed its location in Sherwood, for over 10 years. He is a director of the Sherwood Mutual Telephone Company and Antwerp Equity. He is also a member of the St. Stephens Catholic Church, and a part time farmer of 488 acres, raising corn and soybeans.

DIRECTOR. Gary Mavis, age 51, lives in Farmer Township, Defiance County, and has operated a full time grain farm with 1,350 acres for over 30 years. Gary is serving on his sixth 3-year term as a supervisor with the Defiance Soil and Water Conservation District Board. His son Scott is one of our members.

    Directors are elected by plurality vote of the members and each director will serve for a period of 3 years. Each director holds office until the next annual members' meeting following the fiscal year in which his term expires and until his successor is elected, or until his earlier resignation, removal or death. The existing directors have been classified in 3 classes according to the expiration of their initial term. The initial term of the first class of directors will extend until the annual member meeting held in 2003. The term of the second class of directors will extend until the annual member meeting to be held during 2004, and the term of the third class of directors will extend until the annual member meeting to be held during 2005. Lynn Bergman, Gary Mavis and Fred Schubert's terms expire at the annual member meeting to be held in 2003. William A. Cleland, Jr. and Eugene Schubert's terms expire at the annual meeting to be held in 2004. Virgil Hoene and James Joost's terms expire at the annual meeting to be held in 2005.

    We believe that Messrs. Bergman, Hoene and Mavis are "independent directors" as defined under applicable state law, and we will maintain at least 2 such directors to the extent required by such law.

COMMITTEES OF THE DIRECTORS

    We have not established an audit, nominating or compensation committee. Currently, these functions are fulfilled by the directors. Our operating agreement permits the directors to establish an executive committee having the authority of the directors, as well as other committees.

CONSULTANT

In part based upon the recommendation of Gaylor Engineering, we have agreed with an experienced ethanol plant manager, James E. Stewart, upon a consulting agreement whereby he will provide about 20 hours per week of plant design and operational consulting services for $50 per hour plus expenses. Mr. Stewart has more than 20 years' experience in the fuel and beverage ethanol industries. For over 10 years he has provided consulting and technical services to the ethanol industry, and during that time has managed 3 different ethanol plants; including, in reverse chronological order, the Sunrise Energy plant in Blairstown, Iowa, the Heartland Grain Fuels plant in Huron, South Dakota and the Gasohol de El Salvador plant in San Salvadore, El Salvadore. Mr. Stewart is 53 years old and is a Vietnam veteran.
                             EXECUTIVE COMPENSATION

    The following summarizes all compensation awarded to, earned by or paid to our directors and officers for all services rendered in all capacities to us.

    In April 2001,we issued 8 units each, as adjusted to reflect the November 2001 4-to-1 unit split, to 4 directors and 3 affiliates of the other 3 directors for their services as directors. Ted Penner was compensated with 4 units (post-split) for his attendance at board meetings, and otherwise is paid his standard hourly rate for services he provides to us. Mr. Penner has agreed to defer a portion of his fees until the closing of this offering. If this offering does not close, deferred amounts will be forfeited. At December 31, 2001, we incurred legal fees to Ted Penner of $74,933 for services rendered to us, of which $1,000 was paid by the issuance of units, $56,433 was paid in cash and $17,500 was deferred at December 31, 2001, for a total of $74,933. Each of the units issued to the directors and to Mr. Penner were valued at $250.

    Effective October 1, 2001, we compensate Ney Oil Company for the consulting services of Lynn Bergman as Project Coordinator, at the rate of $1,250 per week, which amount is being deferred until the closing of this offering. If this offering does not close, deferred amounts will be forfeited by Ney Oil, of which Mr. Bergman is President and a director. At December 31, 2001 these deferred payments total $16,250.

     We reimburse our directors and officers for out-of-pocket expenses incurred in connection with their services to us. At December 31, 2001, there was $341 of payables owing to directors and officers. There are no employment agreements in place between us and any of our executive officers. We have no employee benefit plan-related compensation in place and no such compensation is presently contemplated until our ethanol plant nears operational status. At that time, we intend to hire employees who will be compensated on a regular basis pursuant to agreed-upon salaries. We expect to offer typical health and other employee benefits to our employees. We have not and do not expect to establish any option or other equity or non-equity incentive plans for directors, officers or employees. A fee for attending director and committee meetings may be established by our directors following completion of this offering.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Since our inception, we have engaged in several transactions with related parties. In addition to the compensation arrangements disclosed under "Executive Compensation," we have entered into or expect to enter into the following transactions with our directors and officers and their affiliates:

         - we were capitalized with cash investments from our founders, each of whom contributed $250 per unit and some of whom more recently contributed $1,250 per unit,

         - we pay Spatial Ag Systems, LLC, one of our founding members and a company whose co-owner and Business Coordinator is James Joost, one of our directors, $19 per hour for secretarial and office support; at December 31, 2001, we incurred and have paid a total of $7,091 under this arrangement;

         - Ted Penner, our Secretary/Treasurer, is a member of the Board of Trustees of the Defiance County Community Improvement Corporation, which administers the Business Development Fund from which we obtained a $30,000 loan (Mr. Penner took no part in the Board of Trustees' consideration of our loan application); and

     - we expect to purchase approximately 57 acres of the preferred site for our ethanol plant from the parents of Bill Cleland, Jr., our President and a director, and from 5C's Farms, Inc., their farming company and one of our founding members, for $3,000 per net acre or a total of about $171,000. We have paid these affiliated parties $500 for an option to purchase their land, and expect to pay another $500 to extend that option through September 30, 2002. These amounts will be applied to the purchase price.

    There are no past or current contemplated loan transactions between us and any of our officers or directors or their affiliates, and except as disclosed in this section of the prospectus there are no other material transactions contemplated between us and any of our officers or directors or their affiliates. Many of our directors and officers are affiliated with other businesses which may seek to do business with us. For example, subject to our commitment to maintain at least 2 independent directors as required by applicable state law, we may buy or lease some or all of our equipment, parts and supplies from Archbold Equipment, Inc., of which Mr. Virgil Hoene, one of our directors, is Vice President. Subject to the same commitment, we may also buy some or all of the petroleum products we need to operate from Ney Oil Company, one of our members, of which Mr. Lynn Bergman, one of our directors and our Project Coordinator, is President. Ney Oil and 5C's Farms, Inc., the farming business of the family of our President and Chairman, William A. Cleland, Jr., may provide us with trucking services. Many of our directors and officers and their families or affiliated businesses are farmers who may sell corn or buy distillers grains from us. Our operating agreement requires that any such affiliated transactions will be on terms no less favorable to us than would be available in unaffiliated third party transactions, and we believe that the transactions described above are consistent with this provision. In addition, to the extent required by applicable state law, any such transactions shall be at fair market value and approved in advance by a majority of disinterested independent directors.


           UNIT OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of our units as of December 31, 2001, for: (1) each person who owns beneficially more than 5% of our units prior to this offering, (2) each of our directors, (3) each of our executive officers and (4) all directors and executive officers as a group. Each individual identified as an indirect beneficial owner except Joel Nester disclaims beneficial ownership of the units attributed to him, because he does not own 100% of the company which actually directly owns the units attributable as indirectly owned by him. The address of each director and officer is c/o Northwest Ethanol, LLC, P.O. Box 4505, Sherwood, Ohio 43556-0505. The table is based on the assumption that none of our directors or executive officers purchase units in this offering.


                                                                       PERCENTAGE OF UNITS BENEFICIALLY OWNED
                                                                      ========================================
                                                                                            AFTER OFFERING
                                                   NUMBER OF UNITS                    ========================
                                                     BENEFICIALLY      BEFORE
   NAME                                                 OWNED         OFFERING        MINIMUM       MAXIMUM
   William A. Cleland, Jr.(1)                             56              5.11           1.60          1.02
   Lynn Bergman(2)                                        40              3.63           1.14             *
   Fred Schubert                                          24              2.19              *             *
   James Joost(3)                                        120             10.95           3.43          2.18
   Eugene Schubert                                        40              3.65           1.14             *
   Virgil Hoene                                          116             10.58           3.32          2.11
   Gary Mavis                                             44              4.01           1.26             *
   Joel Nester(4)                                         56              5.11           1.60          1.02

   Ted Penner                                             68              6.20           1.95          1.24
   All directors and
       executive officers as
       a group                                           564             51.45          16.13         10.27
   Clint Zeedyk                                           68              6.20           1.95          1.24

   *Less than 1%
(1) Mr. Cleland may be attributed with indirect beneficial ownership of these units, all of which are owned by 5C's Farms, Inc.
(2) Mr. Bergman may be attributed with indirect beneficial ownership of these units, all of which are owned by Ney Oil Company.

(3) Mr. Joost may be attributed with indirect beneficial ownership of these units, all of which are owned by Spatial Ag Systems.
(4) Mr. Nester may be attributed with indirect beneficial ownership of these units, all of which are owned by Nester-Ag Management.

    As required under Ohio law, we have entered into an escrow and subordination agreement dated as of February 22, 2002, with Messrs. Eugene Schubert, Fred Schubert, Virgil Hoene, Gary Mavis and Ted Penner, Ney Oil Company, 5 C's Farms, Inc., Spatial Ag Systems, LLC and Nester Ag-Management (collectively, the "Unitholders") and National City Bank as escrow agent. Under the escrow and subordination agreement, each Unitholder has placed in escrow unit certificates representing that number of units shown opposite each Unitholder's name, as follows: Eugene Schubert, 37.2 units; Fred Schubert, 22.8 units; Virgil Hoene,
94.2 units; Gary Mavis, 40.2 units; Ted Penner, 57.4 units; Ney Oil Company,
37.2 units; 5 C's Farms, Inc., 49.2 units; Spatial Ag Systems, LLC, 97.2 units; and Nester Ag-Management, 47.6 units. A total of 483 units have been placed in escrow, and generally cannot be transferred except upon the death of a Unitholder or until released from escrow. Any distributions in respect of the escrowed units must also be escrowed. The Unitholders will continue to vote the escrowed units. The escrowed units and any escrowed proceeds in respect of those units will be released from escrow upon the first to occur of any of the following events: if a majority of non-escrowed units are purchased in a tender offer for substantially all our outstanding units, or voted in favor of a merger, consolidation or reorganization with an unaffiliated third party; when our annual audited financial statements show either fully diluted net earnings per unit of $600 for a period of 4 consecutive quarters or of $300 for each of 2 consecutive periods of 4 consecutive quarters, and the Ohio Commissioner of Securities has not objected within 30 days of receipt of such financials; or 1/4 of each Unitholder's escrowed units and associated proceeds will be released from escrow upon each of the fifth, sixth, seventh and eighth anniversaries of the effective date of the registration statement of which this prospectus is a part.
    We have no outstanding options or warrants to purchase units or securities convertible into units. At December 31, 2001, we had 27 record holders of units.

    Investors that may be deemed to be the beneficial owners of 5% or more and 10% or more of our issued and outstanding units, respectively, may have reporting obligations under Section 13 and Section 16 of the Securities Exchange Act. Each investor who may become the beneficial owner of 5% or more of our units should consult his or her own counsel to determine what filing and reporting obligations he or she may have under the federal securities.

    DESCRIPTION OF THE UNITS AND OUR AMENDED AND RESTATED OPERATING AGREEMENT

      The following is a summary of the units and our amended and restated operating agreement. This summary does not purport to be complete, and you should carefully read our operating agreement, which accompanies this prospectus as Appendix A, before deciding whether to invest.

THE UNITS

    We are authorized to issue up to an aggregate of 8,000 units without the approval of the members. All units, when issued and fully paid, will be nonassessable. Unit holders have no preemptive or other rights to subscribe for additional units. Our units represent an ownership interest in us. Upon subscribing to purchase units, you must execute the counterpart signature page of our operating agreement provided with the Execution Package accompanying this prospectus.

ORGANIZATION AND DURATION

    We were organized on February 8, 2001 as an Ohio limited liability company. We will continue to operate unless earlier dissolved and terminated pursuant to state law or the provisions of our operating agreement.

PURPOSE

    Our purposes are to construct, own and operate an ethanol plant, and engage in the processing of corn into ethanol and related co-products and the sale of these products. In addition, we may engage in any and all lawful activities approved by our directors, provided that such activities are permitted under the laws of the State of Ohio.

TITLE TO PROPERTY

    All of our property is owned and titled in the name of the company, and no member has any ownership interest in our property.

CAPITAL ACCOUNTS AND CONTRIBUTIONS

    The purchase price you pay for our units is a capital contribution, which we will credit to your capital account. You are not required to purchase any additional units or make additional contributions to us. We will increase your capital account according to your allocable share of our profits and other applicable items of income or gain. We will decrease your capital account for your allocable share of our losses and other applicable items of expenses or losses. We will also decrease your capital account for the value of any property we distribute to you. The provisions regarding the maintenance of your capital accounts contained in the operating agreement are intended to, and should be interpreted to, comply with the relevant provisions of the Internal Revenue Code and the regulations promulgated under the Code. Interest will not accrue on your capital contributions or account, and you have no right to withdraw or demand payment for capital contributions you make to us. Unless otherwise approved by our directors, the maximum number of units that you, together with your affiliates, may purchase in this offering is 300 units. In the event we require additional capital, our directors may sell additional units up to the aggregate 8,000 unit ceiling without member approval, and may also obtain loans, including loans from members on agreed-upon terms.


ALLOCATIONS OF PROFITS AND LOSSES

    Profits and losses will be allocated to you in proportion to the number of units you own as compared to the total number of units owned by all the members. Profits and losses relating to units held for a portion of a fiscal year will be allocated based on the number of days each unit was held by a member during the fiscal year for which the profits and losses are being calculated. If we suffer losses as a result of which your capital account has a negative balance, the losses will be carried as a charge against your capital account and subsequent profits will be applied to restore the deficit in your capital account. From time to time, we may be required to withhold amounts that are distributed or allocated to you pursuant to the Internal Revenue Code or any state, local or foreign tax law and pay over to any federal, state, local or foreign government such withheld amount.

CASH DISTRIBUTIONS

     Under our operating agreement, our ability to make cash distributions will depend on our net cash flow. By net cash flow, we mean our gross cash revenues received less any portion used to pay operating expenses, including any additions used to pay or establish reserves for our working capital, capital expenditures, debt service and any other such reserves as determined by our directors in their sole discretion. Cash distributions may not be determined by our profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses, and we may not make cash distributions during periods when we record profits, if any.

     We also expect our ability to make cash distributions to be restricted by our debt agreements, and to ultimately depend upon our ability to operate profitability. This in turn will depend upon a variety of factors, many of which are beyond our control, including:

          -    Successful and timely completion of construction;

          - Required principal and interest payments on our debt, and our compliance with applicable loan covenants;

          -    Our cost structure generally;

          -    Fluctuations in working capital and operating expenses;

          -    Capital expenditures;

          -    Amounts of cash set aside for reserves;

          -    Prevailing economic conditions;

          - Demand for and our success in selling ethanol, distillers grains and CO2;

          - Government regulations and government subsidies and support for ethanol generally; and

          -    Technical advances in ethanol production.

BOOKS AND RECORDS

    Our books and records are available for your review upon written request to our secretary setting forth the purpose for your inspection, which must be reasonably related to your unit ownership, and the documents to be reviewed.

MEMBERS' MEETINGS

    The date of our annual members' meeting will be fixed by our directors to be within 2 months before or 5 months after the close of our fiscal year. Special member meetings may be called upon the written request of the chairman of our board, our president, a majority of the directors, or by unit holders holding more than 67% of the issued and outstanding units. The directors may establish a record date for determining members entitled to receive notice of and to vote at any meeting, receive any distribution or for other purposes. Any such record date may not be more than 60 days prior to the meeting, distribution or other matter. If no record date is established by the directors, the record date for a member meeting shall be the close of business on the date next preceding the date on which notice is given of such meeting. Written notice of every annual or special meeting stating the time, location and purpose for the meeting will be deemed to have been given when mailed to each member's current address on our records. A member may elect to waive such notice in writing either before or after a meeting. If no record date is established by the directors, the record date for the determination of members entitled to receive a distribution or other matters shall be the close of business on the date next preceding the day on which the distribution is made or action taken on the other matters.

    Member meetings will be held at our principal office unless the directors chose another location. Members holding a majority of the voting power must be present in person or by proxy at a members' meeting to constitute a quorum. Each member is entitled to cast one vote for each unit owned on each proposal submitted to a meeting. At any meeting in which a quorum is present, except as otherwise expressly provided in our operating agreement, all proposals shall be determined by the affirmative vote of members holding in the aggregate more than 50% of the outstanding units. Any action which may be taken at a meeting of members may be taken without a meeting if approved by the written consent of members holding enough units to approve the same action at a meeting of members. Any member entitled to vote at a member meeting or to execute consents, waivers and releases may appoint another person to act as his proxy by a writing signed by such member. Any such proxy may be revoked by a written revocation or later dated proxy received by our secretary prior to the meeting to which the proxy relates, or by appearing at the meeting and voting in person. The directors may, of their own accord or at the request of the chairman of the board or any member or his proxy, appoint 1 or 3 inspectors of election, who shall not be nominees for director. The inspector or inspectors of election by majority vote will determine all matters relevant to voting at the meeting, and shall perform their duties impartially, in good faith and to the best of their abilities.

   A member, as such, is not required to devote any time to our management or operations and is free to engage in other activities. Except for directors and officers, no member has the authority to make any contracts, enter into any transactions or make any commitments on our behalf. Similarly, we cannot make any contracts, enter into any transactions or make any commitments on behalf of a member.

MANAGEMENT

    Our business and affairs are managed by our directors. The number of directors, currently 7, may be changed by majority vote of all directors, provided that at all times, there are at least 7 but no more than 9 directors. Nominees for director shall be named by the then current directors or by a nominating committee established by the directors. You may submit nominations to the directors or nominating committee provided that you give written notice to our secretary of your intention to make a nomination at least 60 days prior to the date which is exactly 1 year after the date of the prior year's annual member meeting. Such notice to the secretary shall set forth: the name and address of record of the member who intends to make the nomination; the name, age, business and residence address, and principal occupation or employment of each nominee; such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and the consent of each nominee to serve as a director if so elected. A director need not be a member.

   Directors are elected by plurality vote of the members and each director will serve for a period of 3 years. Each director holds office until the next annual members' meeting following the fiscal year in which his term expires and until his successor is elected, or until his earlier resignation, removal or death. The existing directors have been classified in 3 classes according to the expiration of their initial term. The initial term of the first class of directors will extend until the annual member meeting held in 2003. The term of the second class of directors will extend until the annual member meeting held during 2004, and the term of the third class of directors will extend until the annual member meeting held during 2005.

    A director may resign at any time. The members acting at a duly noticed meeting, by the affirmative vote of members holding in the aggregate more than 50% of the outstanding units, may remove a director for cause, provided, however, that a director may not be removed until the director has received written notice of the alleged grounds for removal and has been given an opportunity to be heard as to those grounds at the meeting of members called for the purpose of removing a director for cause. By "cause", we mean fraud, gross negligence, intentional misconduct or act outside the scope of duties and obligations of any director pursuant to our operating agreement that has a material adverse effect on us. Whenever a vacancy occurs other than from expiration of a term of office, a majority of the remaining directors may appoint a new director to fill the vacancy for the remainder of the term.

          A regular meeting of the directors is held immediately following the members' annual meeting. Other regular directors' meetings are held at such times and places as the directors decide. Special meetings of the directors may be held at any time upon request by the chairman of the board, the president, any vice president or any two directors. The chairman of the board, or another director designated by the directors in the chairman's absence, presides over the directors' meetings. Notice of the time and place of any regular or special meeting shall be given to each director at least 48 hours before the meeting. A director may waive notice in writing before or after any meeting. No fewer than a majority of the authorized number of directors must be present at a directors' meeting to constitute a quorum, except that a majority of the directors remaining in office constitute a quorum for filling a vacancy. If a quorum is present, all business is decided by a majority of the directors present at the meeting. Any action which may be taken at a directors' meeting may be taken without a meeting if approved by the written consent of directors sufficient to authorize the action at a meeting of directors.

          Our directors may appoint committees consisting of not less than 3 directors, and may delegate to a committee any of the directors' powers and duties, to be exercised subject to the control of the directors. In particular, the directors may create and define the powers and duties of an executive committee. During intervals between directors' meetings, the executive committee will have the same authority as the directors in our management and control, and all action taken by the executive committee will be reported to the directors at the next directors' meeting. Any committee may prescribe its own rules for calling meetings and its own procedure, subject to any rules prescribed by the directors, and shall keep a written record of all its actions. Unless otherwise provided by the directors, a majority of the members of any committee constitutes a quorum at any meeting of the committee, and the act of a majority of the members present at a meeting at which a quorum is present is the act of the committee. Action may be taken by any committee without a meeting by a writing signed by all of its members.

         The directors also elect a president, a secretary and a treasurer, and may elect a chairman of the board, one or more vice presidents and such other officers as the directors deem necessary. Officers are elected annually by the directors and may be removed with or without cause by the directors. An officer may hold two or more positions, except that no officer will execute, acknowledge or verify any instrument in more than one capacity. The directors shall also make an annual written report of our activities for the previous fiscal year, which shall be kept on file in our office and issued annually to you. The directors also have the authority to engage in all acts and transactions permitted by law that are necessary, convenient or incidental to accomplishing or furthering our purposes, including among others:

     - Acquiring any real or personal property by purchase, lease or otherwise;

     - Operating, maintaining, financing, improving, constructing, owning, selling, conveying, assigning, mortgaging and leasing any real estate and any personal property;

     - Executing any and all agreements, contracts, documents, certifications and instruments;

     - Borrowing money and issuing evidences of indebtedness, including by mortgage, pledge or other lien on any of our assets;

         - Executing any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument conveying or encumbering our assets;

         - Prepaying in whole or in part, refinancing, increasing, modifying, extending or renewing any liabilities or encumbrances affecting our assets;

         - Making distributions to members by way of distributions, return of capital or otherwise;

         - Contracting for employees, consultants or independent contractors, and delegating any authority necessary to further our purposes;

         - Instituting, prosecuting, defending, settling and dismissing lawsuits or other judicial or administrative proceedings brought on our behalf or against us;

         - Acquiring, owning, voting, using or disposing of and otherwise using and dealing in and with shares or other interests or obligations of domestic or foreign entities or individuals or direct or indirect obligations of the United States or of any government;

         -    Issuing units to any person for capital contributions made to us;

         - Establishing the amount of any salary or other compensation paid to any director or officer; and

         - Indemnifying and holding harmless any current or former member, director or officer, and making any other indemnification permitted by law or the operating agreement.

Without the unanimous consent of all of our members, our directors cannot:

         -    Engage in any activity that is inconsistent with our purposes;

         - Knowingly do any act in contravention of our operating agreement or which would make it impossible to carry on our ordinary business; or

         - Possess or assign rights in any of our property other than to advance our purposes

    Without the affirmative vote of members holding in the aggregate more than 50% of the outstanding units, our directors cannot:

         - Merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of our property except in connection for a liquidating sale of our property in connection with our dissolution;

         - Cause us to voluntarily take any action that would cause our bankruptcy;

         -    Dispose of our goodwill;

         -    Issue more than an aggregate of 8,000 units; or

         - Cause us to acquire any equity or debt securities of any director or any affiliate of a director or otherwise make loans to any director or affiliate of a director.


CONTROL-RELATED CONSIDERATIONS


    After the offering, assuming the minimum 2,400 units are sold and none of our founders purchase units in the offering, our founders will own 1,096 units, or approximately 31% of our outstanding units. All of our directors are founders or affiliated with companies which are founders. Our founders, including our directors and officers and their affiliates, may also purchase units in the offering, without limitation, in order to meet the minimum offering amount or otherwise. See "Plan of Distribution." Our operating agreement contains significant restrictions on members' rights to influence our management. Only a member or members owning at least 67% of the outstanding units may call a special meeting of the members. Only one-third of the directors are subject to reelection each year, and if a vacancy develops in our directors for any reason other than expiration of a term, the remaining directors would fill it. Directors may be removed only for cause after notice and an opportunity to be heard, and only by the affirmative vote of members holding at least 50% of our outstanding units. These and other restrictions may make it difficult for members to propose changes to our operating agreement, or for a third party to acquire us without the directors' consent. Accordingly, no one should invest in us unless willing to entrust all aspects of our management to our directors.

RESTRICTIONS ON RESALE

     There is no existing trading market for our units, and it is unlikely that a market will develop. Your ability to transfer units will also be restricted by our operating agreement, as summarized below. Generally under that agreement, a member is not permitted to transfer any units unless the transfer qualifies as a permitted transfer as defined by that agreement. Even if a transfer is treated as a permitted transfer, it will not be approved unless various other conditions are satisfied, and in no event will any transfer be approved without the prior written approval of our directors. In addition, as summarized under "Federal Income Tax Consequences" below, to maintain partnership tax status, the directors will generally approve a transfer only if it falls within one or more "safe harbors" contained in the publicly traded partnership rules provided under the Internal Revenue Code and the Treasury Regulations. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be invalid.

    You may not transfer any of your units except in a "permitted transfer", which is a transfer:

          - to your administrator or trustee, if the transfer was done involuntarily by operation of law;

          - to a transferee in which the basis of the units is determined in whole or in part by reference to its basis in your possession or is determined under Section 732 of the Code;

          -    to a family member as defined in Section 267(c)(4) of the Code;

          - to your executor or trustee to whom your units are transferred in the event of death;

          -    to any other member or affiliate of another member; or

          -    your affiliate.

By "affiliate", for all purposes under our operating agreement, we mean any person or entity who (i) directly or indirectly controls, is controlled by or is under common control with a member; (ii) is any officer, director, employee, trustee, partner or member of a member, or of which a member is an officer, director, employee, trustee, partner or member; (iii) directly or indirectly is the beneficial owner of 10% or more of any class of securities or partnership or limited liability company interests, or has a substantial beneficial interest in a member, or of which a member directly or indirectly is the beneficial owner of 10% or more of any class of securities or partnership or limited liability company interests, or in which a member has a substantial beneficial interest; and (iv) the spouse, lineal descendents, ancestors and siblings of a member or the member's spouse.

    A transfer will not be treated as a "permitted transfer" until our directors have approved it and, except in the case of transfer by operation of law, the appropriate documents and instruments of conveyance have been executed and delivered and the transferee has furnished his taxpayer identification number and any other information necessary to permit us to file all required federal and state tax returns. In addition, no transfer may be made if, in the directors' opinion, the transfer would cause the company to be treated as a "publicly traded partnership" within the meaning of the Code and the Treasury Regulations and no member may sell all or any portion of his units after an event has occurred which will cause the termination of the company under the Code. Except in the case of transfer by operation of law, an opinion of counsel must be provided to the effect that the transfer will not cause us to be deemed an "investment company" under the Investment Company Act of 1940.

    As to permitted transfers, the person or entity receiving your units shall be admitted as a member provided the transferee:

          - accepts the terms of our operating agreement and assumes your obligations under the operating agreement with respect to the transferred units;

          - pays or reimburses us for any legal, filing and publication costs that we incur in connection with admitting the transferee as a member;

          - except in the case of transfer by operation of law, delivers, if required by our directors, evidence of the authority of the transferee to become a member, and any and all other instruments necessary to effect the transfer.

In connection with any transfer of units, either the transferee or the transferor must reimburse us for our expenses.

    Any purported transfer that is not a "permitted transfer" is null and void. In addition, any transferee that is not admitted as a member shall be treated as an unadmitted assignee. An unadmitted assignee is only entitled to share in our profits and losses, but is not entitled to vote or receive information or an accounting, and has no other member rights under our operating agreement. In this case, the transferring member shall sell to us all remaining rights and interests retained by him in the transferred units for the amount of $100.

    If any permitted transfers occur during a fiscal year, profits, losses, tax credits and other items attributable to the transferred units shall be divided and allocated between the transferor and transferee by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code. Upon the execution and delivery to us of an affidavit stating that a certificate or certificates representing the ownership of our units has been lost, destroyed or stolen, and the furnishing of such indemnity or other assurances, including a bond, as we may request, a new certificate or certificates may be issued in lieu of such lost, destroyed or stolen certificate.

RESTRICTIVE LEGEND

    We will place, on any document evidencing ownership of our units, restrictive legends substantially similar to the following:

        THE TRANSFERABILITY OF THE UNITS REPRESENTED BY THIS DOCUMENT IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR PLEDGED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE, PLEDGEE OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, ASSIGNMENT OR PLEDGE IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, THE TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

MEMBER WITHDRAWAL

    You may withdraw as a member only with the written consent of our directors. A withdrawing member cannot compel a liquidation of his units and, if permitted to withdraw, will hold his units as an assignee.

DISSOLUTION

    We will terminate and dissolve in the event of a sale, transfer or other disposition of all or substantially all of our assets, upon the affirmative vote of members holding 50% of the outstanding units, or upon a decree of judicial dissolution. In the event of dissolution, we will only continue for the purposes of winding up our affairs, liquidating our assets and satisfying creditor and member claims and no member may take any action that is inconsistent with, or not appropriate for, winding up our affairs. Our assets will first be used to pay the expenses of liquidation and all of our existing debts and liabilities. Any remaining assets will be used to establish any reserves deemed necessary by our directors for contingent liabilities or obligations and the balance, if any, will be distributed to our members in proportion to their respective positive capital account balances. Each member will receive a statement prepared by our directors setting forth our assets and liabilities as of the date of termination.

INDEMNIFICATION

    Under Ohio limited liability company law, a limited liability company may indemnify any person who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding, other than an action by or in the right of the company, because he is or was a manager, member, partner, officer, employee or agent of the company or is or was serving at the request of the company as a manager, director, trustee, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise. Indemnifiable expenses include attorneys' fees, judgments, fines and amounts paid in settlement that were actually and reasonably incurred in connection with the proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, a presumption that he had reasonable cause to believe that his conduct was unlawful.

    Also under Ohio limited liability company law, a limited liability company may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action by or in the right of the company, because he is or was a manager, officer, employee or agent of the company or is or was serving at the request of the company as a manager, member, partner, director, trustee, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise. Indemnifiable expenses include attorneys' fees that were actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the company unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper.

    In either case, Ohio law provides that to the extent that a manager, member, partner, officer, employee or agent of a limited liability company has been successful on the merits or otherwise, he shall be indemnified against expenses, including attorneys' fees, that were actually and reasonably incurred by him.

    Our operating agreement requires us to indemnify our officers and directors to the fullest extent permitted by law. In addition, our employees and agents may be indemnified as determined by our directors in their sole discretion. Indemnifiable expenses may be advanced to officers and directors upon our receipt of an undertaking to repay amounts advanced to the extent that it is ultimately determined that such officer or director was not entitled to indemnification. The directors may require security for such undertaking. These rights to indemnification and advancement of expenses are nonexclusive of other such rights, and constitute contract rights of our directors and officers.

    With regards to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and unenforceable.

     We may maintain insurance to protect ourselves and on behalf of any director, officer, employee or agent against such expenses, liabilities or losses.

MISCELLANEOUS

   The directors shall appoint a member as the tax matters partner, who shall be authorized but not required to take various actions relating to the resolution of tax controversies of interest to us.

   By signing our operating agreement, members consent to the jurisdiction of Ohio courts.

   Under our operating agreement, "fiscal year" means our tax fiscal year, which ends on December 31. Our accounting fiscal year ends on June 30.

CONFIDENTIALITY

    Our members agree to maintain the confidentiality of all proprietary, nonpublic information, documents and materials relating to our business or to any affiliate or member, which the member may possess now or in the future, except if required by law or authorized by us.

AMENDMENTS TO THE OPERATING AGREEMENT


    Amendments to our operating agreement require the affirmative vote of members holding at least 67% of the outstanding units. Our directors may amend the operating agreement to reflect the sale or transfer of a member's units, to reflect the substitution or addition of a person becoming a member, and to cure any ambiguity in our operating agreement.


                         UNITS ELIGIBLE FOR FUTURE SALE

    Our operating agreement authorizes our directors to issue up to 8,000 units without member approval. Upon the closing of this offering, we will have a total of 3,496 units issued and outstanding if the minimum number of units offered is sold, or 5,496 units if the maximum is sold. This means that even if we sell the maximum, we can still sell an additional 2,504 units without the approval of our members. If we were to sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price, that could lower the value of your units by diluting your ownership interest in us and reducing distributions that we may make to you. Increasing the number of units would also reduce your voting power in us. The sale of a substantial number of our units, or the perception that such sales could occur, could adversely affect the value of our units. In addition, any sale could make it more difficult for us to sell equity securities or equity related securities in the future, at times and prices that we deem appropriate.


    In addition, approximately 1,096 units outstanding prior to this offering are expected to be eligible for resale pursuant to Rule 144 under the Securities Act beginning in February 2002. Generally, under the federal securities laws, our affiliates, as defined under federal securities laws as including our directors, officers and controlling unit holders, may transfer units only in a registered offering, or privately in compliance with Rule 144's holding period, volume limitations and other requirements. Nonaffiliate founders are subject to the same restrictions until they satisfy a 2-year holding period, after which they may freely resell their units under federal securities law. However, both our affiliates and nonaffiliates are subject to the significant transfer restrictions which apply to all our unit holders under our operating agreement. See "Description of the Units and Our Amended and Restated Operating Agreement - Restrictions on Resale".


                        FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary discussion of the federal income tax consequences that may affect your investment. These provisions are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and Treasury Regulations promulgated thereunder, and applicable administrative and judicial interpretations. This summary does not deal with all of the tax aspects that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of investors that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions, foreign taxpayers and broker-dealers. Since these provisions are highly technical and complex, you are urged to consult with your own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, holding and sale of our units and any possible changes in the tax laws after the date of this prospectus.

     We have received an opinion of our tax counsel, McDonald, Hopkins, Burke & Haber Co., L.P.A. This opinion addresses both the treatment of the company as a partnership for federal income tax purposes and the general income tax consequences of owning our units. This opinion has been rendered to us. Unless expressly noted, the statements, conclusions and opinions contained in this section and the opinion attached as an exhibit to the registration statement of which this prospectus is a part constitute the opinion of our tax counsel, provided we are operated as described in this prospectus. In regard to the treatment of the company as a partnership for federal income tax purposes, our tax counsel's opinion is based on various facts and assumptions and will be conditioned upon certain representations made by us concerning our business as set forth in this prospectus. In rendering this part of the opinion, our tax counsel has applied the facts to the law. When discussing the tax consequences to our members, our tax counsel emphasizes that its opinion extends only to matters of law and specifically does not extend to matters of fact. Our tax counsel's opinion is based on existing law as contained in the Code, Treasury Regulations, administrative rulings and court decisions as of the date of this prospectus. Because the tax consequences of owning our units, which are described below, are highly dependent on matters of fact, including the individual circumstances of investors, that have not been considered by and are not known by our tax counsel, such individual tax consequences are not addressed by the opinion, and you should consult with your own tax advisor prior to making your investment decision because your own unique facts and circumstances are not covered by the opinion. No rulings have been requested from the Internal Revenue Service concerning any of the tax matters described. Accordingly, the Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes. The opinion does not assure the intended tax consequences described below because it will not bind the Internal Revenue Service or the courts. You may be subject to various state or local taxes. The opinion specifically does not address any state or local tax treatment.

PARTNERSHIP STATUS

     The opinion of our tax counsel provides that reasonable basis exists to treat our limited liability company as a partnership for federal income tax purposes. It must be emphasized that this opinion is based on various facts and assumptions and is conditioned upon certain representations made by us concerning our business as set forth in this prospectus. Moreover, such qualification and taxation as a partnership depends on our ability to comply with various tests imposed under the Code which are discussed below, the results of which may not be reviewed by McDonald, Hopkins, Burke & Haber Co., L.P.A. Accordingly, no assurance can be given that we will be treated as a partnership for federal income tax purposes from one taxable year to another.

    If we are treated as a partnership, we will not pay any federal income tax and the members will pay tax on their share of our limited liability company's net income. Under the Treasury Regulations known as the "check-the-box" regulations, an unincorporated entity, such as a limited liability company, will be taxed as a partnership unless the entity is considered a publicly traded partnership or the entity affirmatively elects to be taxed as a corporation.


    If we fail to be treated as a partnership for federal tax purposes, we would be taxed as a "C corporation" under the relevant provisions of the Code. As a C corporation, our taxable income would be taxed at corporate rates. Currently, the maximum corporate tax rate is 35%. Any distributions by us would be treated as dividends. Any amount distributed by us which is treated as a dividend will be taxed at ordinary income rates to the extent that the dividend is treated as a distribution of earnings and profits. In addition, you would not be required to report your share of our income, gains, losses or deductions on your tax return until such amounts were distributed as dividends. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to you would be reduced by the amount of tax paid, in which case the value of your units would be reduced.

PUBLICLY TRADED PARTNERSHIP RULES

    To qualify for taxation as a partnership, we cannot be classified as a publicly traded partnership as set forth under Section 7704 of the Code. Generally, Section 7704 provides that a publicly traded partnership will be taxed as a corporation. A partnership or limited liability company is considered a publicly traded partnership if its interests are:

     -    Traded on an established securities market; or

     - Readily tradable on a secondary market (or the substantial equivalent thereof).

    Although there is no legal authority on whether a limited liability company is subject to these rules, it is probable that we are subject to the publicly traded partnership rules because we will be classified and taxed as a partnership unless we specifically elect to be classified and taxed as a corporation.

    We will seek to avoid being treated as a publicly traded partnership by falling under the safe harbors provided in the Treasury Regulations promulgated under Section 7704 of the Code.


    Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof) unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting the transferee as a partner. We do not intend to list the units on the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers Automated Quotation System Stock Market or any other established securities market


    In addition, our operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to only approve transfers that fall within the safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

          -    In "private" transfers;

          -    Pursuant to a qualified matching service; or

          -    When we are deemed to have a "lack of actual trading."

    Private transfers include, among others:

          - Transfers in which the basis of the units in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor;

          - Transfers at death, including transfers from an estate or testamentary trust;

          - Transfers between members of a family, as defined in Section 267(c)(4) of the Code;

          - Transfers involving distributions from retirement plans qualified under Section 401(a) of the Code or an IRA; and

          -    "Block" transfers.

A block transfer is a transfer by a member and any related persons, as defined in the Code, in one or more transactions during any 30 calendar day period, of units representing in the aggregate more than 2% of the total interests in partnership capital or profits.


    Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

         - It consists of a computerized or printed listing system that lists customers' bid and/or ask quotes in order to match members who want to sell their units with persons who want to buy those units;

         - Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

         - The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after the date information regarding the offering of the units for sale is made available to potential buyers and such time period is evidenced by contemporaneous records ordinarily maintained by the operator at a central location;

         - The closing of a sale effected by virtue of the matching service does not occur prior to the 45th calendar day after the date information regarding the offering of the units for sale is made available to potential buyers and such time period is evidenced by contemporaneous records ordinarily maintained by the operator at a central location;

         - The matching service displays only quotes that do not commit any person to buy or sell units at the quoted price (nonfirm price quotes), or quotes that express interest in units without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell units at the quoted price (firm quotes);

         - The seller's information is removed from the matching service within 120 calendar days after the date information regarding the offering of units for sale is made available to potential buyers, and following any removal of the sellers' information from the matching service, no offer to sell units is entered into the matching service by the seller for at least 60 calendar days; and

         - The sum of the percentage interests in capital or profits transferred during our taxable year, excluding private transfers, does not exceed 10% of the total interests in partnership capital or profits.

    In addition, interests are not treated as readily tradable on a secondary market (or the substantial equivalent) if we have a lack of actual trading during the taxable year. We will be deemed to lack actual trading if the sum of the percentage of the interests transferred during the taxable year, excluding private transfers and transfers through qualified matching services, does not exceed 2% of the total interests in partnership capital or profits.


TAX TREATMENT OF OUR OPERATIONS; FLOW-THROUGH OF TAXABLE INCOME AND LOSS; USE OF CALENDAR YEAR

    As long as we are treated as a partnership for federal income tax purposes, we will pay no federal income tax. Instead, as a member you will be required to report on your own personal income tax return your allocable share of the income, gains, losses and deductions that we have recognized without regard to whether you receive any cash distributions.


    As long as we are taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our members. Unless a business purpose can be established to support a different taxable year, a partnership must use the "majority interest taxable year" which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is likely to be the calendar year.


TAX CONSEQUENCES TO OUR MEMBERS


    If we are taxed as a partnership, you will be required to report on your personal income tax return for your taxable year with which or within which our taxable year ends, your distributive share of our income, gains, losses and deductions without regard to whether you receive any cash distributions. We will provide each member with an annual Schedule K-1 indicating such holder's share of our income, loss and their separately stated components.


TAX TREATMENT OF DISTRIBUTIONS

    Distributions made by us to you generally will not be taxable to you for federal income tax purposes as long as distributions do not exceed your tax basis in the units immediately before the distribution. Cash distributions in excess of unit basis are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.


INITIAL TAX BASIS OF UNITS AND PERIODIC BASIS ADJUSTMENTS


    Under Section 722 of the Code, your initial tax basis in the units you purchase will be equal to the amount you paid for your units. Your tax basis will also be increased by the amount of nonrecourse debt that is allocated to you based on your ownership percentage. However, see "-Deductibility of Losses; At-Risk; Passive Loss Limitations" regarding the impact of debt on deductibility of losses. Here, your initial tax basis in each unit purchased will be $5,000, plus the amount of nonrecourse debt allocated to you by us.

    Your initial tax basis in the units will be increased to reflect your distributive share of our taxable income, tax-exempt income, gains and any increase in your share of our nonrecourse debt. If you make additional capital contributions at any time, the adjusted tax basis of your units will be increased by the amount of any cash contributed, or the adjusted basis in any property contributed, if additional units are not distributed to you.


    The tax basis of your units will be decreased, but not below zero, by:

         -    The amount of any cash we distribute to you;

         -    The basis of any other property distributed to you;

         - Your distributive share of losses and nondeductible expenditures that are "not properly chargeable to capital account"; and

         -    Any reduction in your share of our nonrecourse debt.

For example, generally any debt incurred by us will be treated as nonrecourse debt. If an allocation of nonrecourse debt is made to you, you will be entitled to increase your tax basis by the amount of nonrecourse debt that we allocate to you. You are permitted to deduct the losses that are allocated to you to the extent of your tax basis.


    The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. We will not be responsible for maintaining your tax basis in your units. You are responsible for determining your tax basis in your units. Typically, basis computations are necessary at the following times:

         - The end of a taxable year in which we suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;

         -    Upon the liquidation or disposition of a member's interest, and

         - Upon the nonliquidating distribution of cash or property to a member, in order to ascertain the basis of distributed property or the taxability of cash distributed.

    Except in the case of a taxable sale of a unit or our liquidation, exact computations usually are not necessary. For example, a member who regularly receives cash distributions that are less than or equal to his share of our taxable income will have a positive tax basis in his units at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Code. The purpose of the basis adjustments is to keep track of a member's "tax investment" in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.


DEDUCTIBILITY OF LOSSES; AT-RISK; PASSIVE LOSS LIMITATIONS


    Generally, a member may deduct losses allocated to him, subject to a number of restrictions. Your ability to deduct any losses we allocate to you is determined by applying the following 3 limitations dealing with basis, at-risk amounts and passive losses.

         - Basis. You may not deduct an amount exceeding your adjusted basis in your units pursuant to Code Section 704(d) of the Code. If your share of our losses exceeds your tax basis in your units at the end of any taxable year, such excess losses, to the extent they exceed your adjusted tax basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year your adjusted tax basis in your units exceeds zero.

         - At-Risk Rules. Under the "at-risk" provisions of Section 465 of the Code, if you are an individual taxpayer (including an individual partner in a partnership) or a closely-held corporation, you may deduct losses from a trade or business activity, and thereby reduce your taxable income from other sources, only to the extent you are considered "at risk" with respect to that particular activity. The amount you are considered to have "at risk" includes money contributed to the activity and certain amounts borrowed with respect to the activity for which you may be liable.

          - Passive Loss Rules. Section 469 of the Code may substantially restrict your ability to deduct losses from passive activities. Passive activities generally include activities conducted by pass-through entities, such as our limited liability company and other partnerships or S corporations in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a member's entire interest in the passive activity to an unrelated party in a fully taxable transaction. It is important to note that passive activities do not include the receipt of dividends and interest income that normally are considered to be passive in nature.

    For members who borrow money to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a member's only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that member's share of our taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the member's entire interest in our limited liability company to an unrelated party in a fully taxable transaction.


PASSIVE ACTIVITY INCOME

    If we are successful in achieving our investment and operating objectives, we may allocate taxable income to you. To the extent that your share of our net income constitutes income from a passive activity (as described above), such income may generally be offset by your net losses from investments in other passive activities.


ALLOCATIONS OF INCOME AND LOSSES

    Your allocable share of our income, gain, loss, deductions and tax credits for federal income tax purposes generally is determined in accordance with our operating agreement. Under Section 704(b) of the Code, however, an allocation or portion thereof will be respected only if it either has "substantial economic effect" or is in accordance with the "partner's interest in the partnership." If the allocation or portion thereof contained in our operating agreement does not meet either test, the IRS may make a reallocation of such items in accordance with their determination of each member's economic interest. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement (see "Description of Amended and Restated Operating Agreement--Allocation of Profits and Losses," above) are intended to comply with the Treasury Regulations' test for having substantial economic effect.


ALLOCATIONS TO NEWLY ADMITTED MEMBERS OR TRANSFEREES OF UNITS


    New members will be allocated a proportionate share of income or loss for the year in which they became members. The operating agreement permits our directors to select any method and convention permissible under Section 706(d) of the Code for the allocation of tax items during the time any person is admitted as a member. In addition, the operating agreement provides that upon the transfer of all or a portion of a member's units, other than at the end of our fiscal year, the entire year's net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee based on the number of days that each party held the units.


ALTERNATIVE MINIMUM TAX

    If we adopt accelerated methods of depreciation, it is possible that taxable income for Alternative Minimum Tax purposes might exceed regular taxable income passed through to the members. No decision has yet been made on this point.


TAX CONSEQUENCES UPON DISPOSITION OF UNITS

    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the member's tax basis in the units sold. Amount realized includes cash and the fair market value of any property received plus the member's share of our nonrecourse debt. Although unlikely, since our nonrecourse debt is included in your tax basis, it is possible that you could have a tax liability upon the sale of your units that exceeds the proceeds of sale if the losses allocated to you are in excess of your capital contribution. This recognition event may occur as a result of the transfer of units or reduction in the amount of our indebtedness. Such transfer of the units, together with the nonrecourse debt, and the reduction in our indebtedness will be treated as a cash distribution to the transferor.

    Gain or loss recognized by a member on the sale or exchange of units held for more than 1 year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to depreciation recapture or other "unrealized receivables" or "appreciated inventory" owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.


EFFECT OF TAX CODE SECTION 754 ELECTION ON UNIT TRANSFERS


    The adjusted basis of each member in his or her units ("outside basis") initially will equal his proportionate share of our adjusted basis in our assets ("inside basis"). Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the member's proportionate share of the inside basis.


    Section 754 of the Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a member to adjust his share of the inside basis to fair market value. Once the amount of the transferee's basis adjustment is determined, it is allocated among our assets pursuant to Section 755 of the Code.


    A Section 754 election is beneficial to the transferee when his or her outside basis is greater than his or her proportionate share of the entity's inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and gain or loss on disposition of property by reference to this higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his or her proportionate share of inside basis.


    The determination to make the election under Section 754 of the Code will be made by our directors. If we make a Section 754 election, the Treasury Regulations promulgated under that section of the Code require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.


    Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under Section 1014 of the Code, unless clearly erroneous.


    Our operating agreement provides that our directors will determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be effected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and will be effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation, and the election applies to all future transfers. Because of the administrative difficulties associated with the Section 754 election, it is unlikely that our directors would make the election.


OUR DISSOLUTION AND LIQUIDATION MAY BE TAXABLE TO YOU, UNLESS OUR PROPERTIES ARE DISTRIBUTED IN-KIND


    Our dissolution and liquidation will involve the distribution to you of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, your units may be liquidated by one or more distributions of cash or other property. If you receive only cash upon the dissolution, gain would be recognized by you to the extent, if any, that the amount of cash received exceeds your adjusted basis in your units. No gain or loss will be recognized if we distribute our own property in a dissolution. However, since our primary asset will be the ethanol plant, it is unlikely that we will make a distribution in kind.


AUDIT OF INCOME TAX RETURNS


    The IRS may audit our tax returns and may disagree with the tax positions taken on such returns. If challenged by the IRS, the tax position that we have taken on the returns may not be sustained by the courts. An audit of our tax returns could lead to separate audits of your personal income tax returns, which could result in adjustments attributable to items that may or may not be related to us. This could result in tax liabilities, penalties, interest and additional costs to you.

    Generally, you are required to file your tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or you may be subject to possible penalties, unless you file a statement with your tax return describing any inconsistency. In addition, we will select a "tax matters partner" who will have certain responsibilities with respect to any IRS audit and any court litigation relating to us. You should consult your tax advisors as to the potential impact these procedural rules may have on you.

INTEREST ON UNDERPAYMENT OF TAXES; ACCURACY-RELATED PENALTIES; NEGLIGENCE PENALTIES


    If we incorrectly report your allocable share of our net income, you may underpay your taxes. If it is determined that you underpaid your taxes for any taxable year, you must pay the amount of taxes you underpaid plus interest on the underpayment and possibly certain penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify you of amounts owing within 18 months of the date you filed your income tax return. The suspension period ends 21 days after the IRS sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.


    Under Section 6662 of the Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any "substantial understatement of income tax" and with respect to the portion of any underpayment of tax attributable to a "substantial valuation misstatement" or to "negligence." All of those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.


    The IRS may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer's return will not necessarily prevent the imposition of the negligence penalty.


SELF-EMPLOYMENT TAX

     The Code and Treasury Regulations provide that general partners are subject to self-employment tax on their distributive share of partnership income and that limited partners who do not render services to the partnership are not subject to self-employment tax. Neither the Code nor the Treasury Regulations address the treatment of limited liability company unit holders for self-employment tax purposes. Proposed regulations, however, were issued in 1997 that provide generally for imposition of the self-employment tax on limited liability company unit holders only if they have personal liability for the company's obligations, have authority to contract on behalf of the company or participate in the company's business for more than 500 hours each year. Few of our investors will be subject to self-employment tax under this test.

     The status of the proposed regulations is uncertain because they were subject to a Congressional moratorium that ended July 1, 1998 and the IRS has not taken steps to finalize them. Nevertheless, because we will be taxed as a partnership for federal income tax purposes, our unit holders should be treated similar to limited partners for purposes of self-employment tax, i.e., they will generally not be subject to self-employment tax on their share of our earnings.

STATE AND LOCAL TAXES

     In addition to federal income taxes, you may be subject to other taxes, including state and local taxes, unincorporated business taxes, self-employment taxes and estate, inheritance or intangible taxes that are imposed by various jurisdictions in which you reside or in which we do business or own property. You may be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions in which we do business, and may be subject to penalties for failure to comply with those requirements. You should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. You are urged to consult your own tax advisor regarding your state and local tax obligations.
                              PLAN OF DISTRIBUTION

GENERAL
     Subject to the requirements of the Securities Act and applicable state securities laws, we plan to offer and sell the units in Ohio, Indiana and Michigan; however, we may consider accepting subscriptions from interested investors in other states if it is not unreasonably burdensome to comply with applicable securities law requirements in such states. We plan to promote the offering by issuing press releases and advertising in newspapers and on the radio, and we may distribute request cards and mail copies of our press releases, advertisements and this prospectus to prospective investors in those states. Any radio or television broadcasts and written materials used in connection with the offering and not accompanied or preceded by a prospectus will include only such limited information as is permitted under federal and applicable state law. We also plan to hold informational meetings for potential investors at sites in and around northwest Ohio. Attendance at a meeting will not be required to purchase units. The informational meetings are intended to give investors an opportunity to ask questions of the directors and officers and, if they choose, to bring their legal or financial advisors to ask questions and obtain information about our business. All attendees at the informational meetings will receive a prospectus.

     We are selling the units through the efforts of our directors and officers, without the use of a registered broker-dealer. Consequently, there may be less due diligence performed in conjunction with this offering than would be performed in an underwritten offering. In Indiana our securities are expected to be sold by Messrs. William Cleland, Eugene Schubert, Fred Schubert and Joel Nester, while in Ohio and Michigan, all of our directors and officers are expected to participate in selling activities. We consider these individuals not to be brokers under the Securities Exchange Act of 1934 because they have not been, and will not be in the business of effecting transactions in securities for the accounts of others. Their participation in our offering is limited to this transaction, and is not part of a general business of effecting securities transactions. We also believe that these individuals are not brokers or associated persons of brokers under Rule 3a4-1 of the Securities Exchange Act of 1934, for the following reasons:

          - Each is not subject to a statutory disqualification under the Exchange Act at the time of his participation in the sale of our securities;

          - Each will not be compensated for his participation in the sale of our securities by the payment of a commission or other remuneration based either directly or indirectly on transactions in securities;

          - Each has not been, for the past 12 months, and is not presently an associated person of a broker or dealer; and

          - Each has not participated in the offering of securities for any issuer more than once every 12 months.

Some of these individuals may have assistants who may also provide ministerial help, but their activities will be restricted to the following:

          - Preparing written communications and delivering such communications through the mails or other means that does not involve oral solicitation of potential purchasers, provided that such written communications have been approved by us;

          - Responding to inquiries of potential purchasers in communications initiated by potential purchasers, provided that the content of such communications is limited to information contained in our registration statement; or

          - Performing ministerial and clerical work in effecting any transaction.

SUBSCRIPTION PROCEDURES

     In order to purchase our units, you must complete the Execution Package accompanying this prospectus, which includes the subscription agreement and a counterpart signature page to our amended and restated operating agreement, and forward the package, together with a check for the full amount of your subscription payable to National City Bank as Escrow Agent for Northwest Ethanol, LLC, to Northwest Ethanol, LLC, P.O. Box 4505, Sherwood, Ohio 43556-0505. Our subscription agreement contains certain representations and warranties upon which we will rely if we accept your subscription. You must purchase a minimum of 2 units, a $10,000 minimum investment. Unless our directors agree, no investor, together with its affiliates, may acquire more than 300 units in this offering.

     Upon our receipt of the required documents, we will accept or reject your subscription. We reserve the right to reject any subscription in whole or in part. If we reject your subscription, we will promptly return your Execution Package and the amount of your subscription, without interest. If we accept your subscription, your check will be deposited in our escrow account at National City Bank. You will not be able to access any funds while they are in escrow. We will invest all funds in the escrow account in highly liquid, low risk investments such as short-term certificates of deposit issued by a bank, short-term securities issued and guaranteed by the United States, or money market funds, including funds available through the escrow agent. Any interest earned on the escrow account will belong to us if the offering closes.

     The closing of the offering is subject to the following conditions, and we will return your investment with interest promptly if by April 30, 2002, subject to extension in our sole discretion but not later than September 30, 2002, we:


     - determine in our sole discretion to terminate the offering; or

     - have not received subscriptions for between the $12 million minimum and the $22 million maximum, and binding written commitments for debt financing sufficient, with the escrowed proceeds of this offering, to total $42 million.

By "binding written commitment" we mean a commitment letter from a commercial bank or other lender, not a non-binding term sheet. In the context of an OAQDA bond offering, to have a "binding written commitment", we would have to have both an inducement agreement with the OAQDA and either a commitment letter from a letter of credit bank or a "highly confident" letter from an investment banker.

    If we satisfy all these conditions and close on the offering, we will deliver a certificate or certificates representing your ownership of units within 60 days of the initial closing. After the initial closing, we may continue to offer units up to the maximum of 4,400 units, accepting subscriptions as they are received until April 30, 2002, subject to extension in our sole discretion, but not later than September 30, 2002. Our founders and their affiliates may purchase units in this offering on the same terms as other investors, in order to meet the $12 million minimum or otherwise. There is no limit to the amount of securities our founders and affiliates may purchase in this offering, and any such purchases will be investment purposes only and not with the intent of resale. Any such units will not be redeemed by us for at least 1 year from the completion of the offering. If we do not satisfy one or more of these conditions and do not close on the offering, we will promptly return your Execution Package and the amount of your subscription, together with any interest earned thereon.

                                  LEGAL MATTERS


    McDonald, Hopkins, Burke & Haber Co., L.P.A. is providing a legal opinion on the validity of the units we are offering.


                                     EXPERTS


    The balance sheet of Northwest Ethanol, LLC as of June 30, 2001, and the related statements of operations, changes in members' equity and cash flows for the period from February 8, 2001 (Inception Date) to June 30, 2001, included in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Plante & Moran, LLP, independent public accountants, as indicated in their report attached hereto. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Plante & Moran, LLP, given on their authority as experts in accounting and auditing.


                                 TRANSFER AGENT


    We will serve as our own transfer agent and registrar.


                       WHERE YOU CAN GET MORE INFORMATION


    Our fiscal year ends on June 30. We intend to furnish our members annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC Web site at http:
//www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                          PAGE
Independent Auditor's Report...............................................................................F-2

Balance Sheets as of June 30, 2001 and December 31, 2001 (Unaudited).......................................F-3

Statements of Operations for the period from February 8, 2001 (inception date)
to June 30, 2001 and for the six months ended December 31, 2001 (Unaudited)................................F-4

Statements of Changes in Members' Equity for the period from February 8, 2001
(inception date) to June 30, 2001 and for the six months ended December 31, 2001 (Unaudited)...............F-5

Statements of Cash Flows for the period from February 8, 2001 (inception date)
to June 30, 2001 and for the six months ended December 31, 2001 (Unaudited)................................F-6

Notes to Financial Statements..............................................................................F-7

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Northwest Ethanol, LLC
Defiance, Ohio

We have audited the accompanying balance sheet of Northwest Ethanol, LLC (a development stage company) as of June 30, 2001 and the related statements of operations, changes in members' equity, and cash flows for the period from February 8, 2001 (inception date) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northwest Ethanol, LLC (a development stage company) as of June 30, 2001 and the results of its operations and its cash flows for the period from February 8, 2001 (inception date) to June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                                      /s/ Plante & Moran, LLP

November 12, 2001 except Note 4, as to which the date is November 28, 2001 Southfield, Michigan

                             NORTHWEST ETHANOL, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS



                                                                                                DECEMBER 31, 2001
                                                                        JUNE 30, 2001              (UNAUDITED)
                                                                        -------------              -----------
                                     ASSETS

CURRENT ASSETS
     Cash                                                            $         34,710            $        494,255

OTHER ASSETS
     Deposits (Note 3)                                                              -                       1,000
     Costs of raising anticipated capital                                           -                     190,210
     Land development cost                                                          -                      28,023
                                                                     ----------------            ----------------
         TOTAL ASSETS                                                $         34,710            $        713,488
                                                                     ================            ================


                                         LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
     Accounts payable (Note 3)                                       $         18,423            $        166,658

LONG-TERM DEBT
     Note Payable (Note 4)                                                          -                      30,000
                                                                     ----------------            ----------------
         TOTAL LIABILITIES                                                     18,423                     196,658
                                                                     ----------------            ----------------


MEMBERS' EQUITY (Note 2)
     Member contributions                                                      68,000                     670,000
     Deficit accumulated during the development stage                         (51,713)                   (153,170)
                                                                     ----------------            ----------------

       TOTAL MEMBERS' EQUITY                                                   16,287                     516,830
                                                                     ----------------            ----------------

           TOTAL LIABILITIES AND MEMBERS' EQUITY                     $         34,710            $        713,488
                                                                     ================            ================


                       See notes to Financial Statements.

                             NORTHWEST ETHANOL, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

 FOR THE PERIOD FROM FEBRUARY 8, 2001 (INCEPTION DATE) TO JUNE 30, 2001 AND THE
                 SIX MONTHS ENDED DECEMBER 31, 2001 (UNAUDITED)


                                                                                                  CUMULATIVE LOSS
                                                                           DECEMBER 31, 2001       FROM INCEPTION
                                                       JUNE 30, 2001           (UNAUDITED)           (UNAUDITED)
                                                       -------------           -----------           -----------
Revenue                                               $            -         $            -         $           -

Operating Expenses
     Consulting fees                                          14,000                 22,000                36,000
     Professional fees (Note 3)                               35,289                 73,422               108,711
     Licenses and permits                                          -                  3,450                 3,450
     Miscellaneous                                             2,632                  3,779                 6,411
                                                      --------------         --------------         -------------

     Total Expenses                                           51,921                102,651               154,572
                                                      --------------         --------------         -------------

OPERATING LOSS                                              (51,921)              (102,651)             (154,572)

OTHER INCOME - INTEREST                                          208                  1,194                 1,402
                                                      --------------         --------------         -------------

NET LOSS                                              $     (51,713)         $    (101,457)         $   (153,170)
                                                      ==============         ==============         =============



NET LOSS PER UNIT                                     $     (311.52)         $     (179.57)         $    (393.75)
                                                      ==============         ==============         =============

WEIGHTED AVERAGE UNITS OUTSTANDING                               166                    565                   389
                                                      ==============         ==============         =============


                       See notes to Financial Statements.

                             NORTHWEST ETHANOL, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                    STATEMENTS OF CHANGES IN MEMBERS' EQUITY

            FOR THE PERIOD FROM FEBRUARY 8, 2001 (INCEPTION DATE) TO
      JUNE 30, 2001 AND THE SIX MONTHS ENDED DECEMBER 31, 2001 (UNAUDITED)



                                                                      MEMBER         ACCUMULATED
                                                       UNITS       CONTRIBUTIONS       DEFICIT            TOTAL
                                                     -----------   -------------     -----------      -------------
BALANCE - FEBRUARY 8, 2001 (INCEPTION DATE)                            $              $                 $

    Initial capital contributions, March 8, 2001             104           26,000               -            26,000

    Capital contributions, April 23, 2001                     68           17,000               -            17,000

    Capital contributions, April 25, 2001                     96           24,000               -            24,000

    Capital contributions, April 30, 2001                      4            1,000               -             1,000

    Net loss                                                   -                -        (51,713)          (51,713)
                                                     -----------       -----------    -----------       -----------

BALANCE - JUNE 30, 2001                                      272           68,000        (51,713)            16,287

    Capital contributions, September 28, 2001                428          107,000               -           107,000

    Capital contributions, November 27, 2001                 396          495,000               -           495,000

    Net Loss                                                   -                -       (101,457)         (101,457)
                                                     -----------       -----------    -----------       -----------

BALANCE - DECEMBER 31, 2001 (UNAUDITED)                    1,096       $   670,000    $ (153,170)       $   516,830
                                                     ===========       ===========    ==========        ===========


                       See notes to Financial Statements.

                             NORTHWEST ETHANOL, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

 FOR THE PERIOD FROM FEBRUARY 8, 2001 (INCEPTION DATE) TO JUNE 30, 2001 AND THE
                 SIX MONTHS ENDED DECEMBER 31, 2001 (UNAUDITED)



                                                                                                          CUMULATIVE CASH FLOWS
                                                                                   DECEMBER 31, 2001         FROM INCEPTION
                                                             JUNE 30, 2001            (UNAUDITED)              (UNAUDITED)
                                                             -------------            -----------              -----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss                                                   $      (51,713)         $     (101,457)         $     (153,170)

Adjustments to reconcile net loss to net cash from operations:

     Professional fees (Note 3)                                     17,000                       -                  17,000

Changes in assets and liabilities

     Deposits                                                            -                 (1,000)                 (1,000)
     Accounts payable                                               18,423                  62,715                  81,138
                                                             -------------          --------------          --------------

     Net cash (used in) provided by operating                      (16,290)                (39,742)                (56,032)
     activities

CASH FLOWS FROM INVESTING ACTIVITIES
           Land development cost                                                          (28,023)                (28,023)

CASH FLOWS FROM FINANCING ACTIVITIES
     Member contributions                                           51,000                 602,000                 653,000
     Proceeds from note payable                                          -                  30,000                  30,000
       Costs of raising anticipated capital                              -               (104,690)               (104,690)
                                                             -------------          --------------          --------------

         Net cash provided by financing activities                  51,000                 527,310                 578,310
                                                             -------------          --------------          --------------

NET INCREASE IN CASH                                                34,710                 459,545                 494,255

CASH - BEGINNING OF PERIOD                                               -                  34,710                       -
                                                             -------------          --------------          --------------

CASH - END OF PERIOD                                         $      34,710          $      494,255          $      494,255
                                                             =============          ==============          ==============

SUPPLEMENTAL CASH FLOW INFORMATION
       Member interest issued for services                   $      17,000             $         -           $      17,000
                                                             =============          ==============          ==============


                       See notes to Financial Statements.

                             NORTHWEST ETHANOL, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                 JUNE 30, 2001 AND DECEMBER 31, 2001 (UNAUDITED)

I.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Northwest Ethanol, LLC (the "Company"), an Ohio Limited Liability Company located in northwest Ohio, was organized on February 8, 2001 to pool investors, some of whom intend to provide a corn supply, for a 30 million gallon ethanol plant with distribution to Midwest and Eastern states. In addition, the Company intends to produce and sell distillers grains and carbon dioxide gas (CO2) as co-products of ethanol production. Construction is anticipated to begin in the year 2002. As of June 30, 2001 and December 31, 2001, the Company is in the development stage, with its efforts being principally devoted to organizational and project feasibility activities.

Fiscal Reporting Period

The Company has adopted a fiscal year ending June 30 for reporting financial operations.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could differ from those estimates.

Cash

The Company maintains its accounts primarily at one financial institution.

Cost of Raising Anticipated Capital

The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity units occurs, these costs will be netted against the proceeds received.

Income Taxes

The Company is treated as a partnership for Federal and state income tax purposes and therefore, does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Accordingly, no provision or liability for Federal or state income taxes has been included in these financial statements.

Interim Financial Data

The financial statements and related notes thereto as of December 31, 2001 and for the six months ended December 31, 2001 are unaudited. The information reflects all adjustments, consisting only of normal recurring entries, that, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows of the Company for the period indicated. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

Net Loss Per Unit

The net loss per unit is based upon the weighted average number of units outstanding during the periods. All per unit amounts have been retroactively adjusted for the effect of the split of founder units discussed in Note 4.

Recently Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations". The statement requires that all future business combinations be accounted for using the purchase method of accounting and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. This statement will be effective for the Company for the fiscal year beginning July 1, 2002. The Company has not yet determined the effects SFAS No. 141 will have on its financial position or the results of its operations.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". Among other provisions, goodwill will no longer be amortized but will be subject to impairment tests at least annually. This statement will be effective for the Company for the fiscal year beginning July 1, 2002. The Company has not yet determined the effects SFAS No. 142 will have on its financial position or the results of its operations.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement requires recognition of a liability for any obligations associated with the retirement of a tangible long-lived asset. Any such liability will be recorded at fair value and will be offset by an increase to the carrying amount of the related long-lived asset. This statement will be effective for the Company for the fiscal year beginning July 1, 2002. The Company has not yet determined the effects SFAS No. 143 will have on its financial position or the results of its operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and certain provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The main objective of this statement is to resolve implementation issues related to SFAS No. 121 by further clarifying certain of its provisions. SFAS No. 144 removes goodwill from SFAS No. 121's scope and establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities. Other provisions of the statement include more stringent requirements for classifying assets available for disposal and expanding the scope of activities that will require discontinued operations reporting. This statement will be effective for the Company for the fiscal year beginning July 1, 2002. The Company has not yet determined the effects SFAS No. 144 will have on its financial position or the results of its operations.

2.       MEMBERS' EQUITY

As specified in the Company's operating agreement, the Company has issued 272 and 1,096 units to its founding members as of June 30, 2001 and December 31, 2001, respectively.

3.       RELATED PARTY TRANSACTIONS

The Company made one $500 deposit to a member of the Company for an anticipated purchase of land to be used for the ethanol plant site. The purchase price of the land is $171,000.

The Company incurred legal and professional fees of $18,289 and $79,985 for the periods ending June 30, 2001 and December 31, 2001, respectively, from three members of the Company. During the period ended June 30, 2001, payment of $17,000 of professional fees was made by issuing 68 units of the Company's equity to the members. The Company reimbursed certain members for travel expenses incurred of $842 and $3,402 for the periods ending June 30, 2001 and December 31, 2001, respectively.

At June 30, 2001 and December 31, 2001, the Company had accounts payable of $6,923 and $34,091, respectively, due to members and companies affiliated through common ownership.

4.       SUBSEQUENT EVENTS

In September 2001, the Company issued an additional 428 units at $250 per unit for a total of $107,000.

In October 2001, the Company borrowed $30,000 from The Defiance County Community Improvement Corporation. The note bears interest at 2% per annum and is unsecured. Principal payments of $10,000 are due on June 30, 2003, 2004, and 2005. If the proposed ethanol plant is not operational by June 30, 2003, the first principal payment of $10,000 may be deferred until June 30, 2004.


In November 2001, the directors approved a four for one split of the units issued and outstanding. The financial statements reflect the effect of such split. Also, in November 2001, the Company issued an additional 396 units at $1,250 per unit for a total of $495,000. The Company is currently preparing an SB-2 Registration Statement for a minimum of 2,400 units or a maximum of 4,400 units which will be available for sale at $5,000 per unit.

                                   APPENDIX A

                    AMENDED AND RESTATED OPERATING AGREEMENT

                                                                      Appendix A


                              AMENDED AND RESTATED
                               OPERATING AGREEMENT

                                       OF

                             NORTHWEST ETHANOL, LLC


                        AN OHIO LIMITED LIABILITY COMPANY









                                   DATED AS OF

                                NOVEMBER 27, 2001

                                TABLE OF CONTENTS

 ARTICLE 1 - ORGANIZATION....................................................1
 1.1     BACKGROUND..........................................................1
 1.2     FORMATION...........................................................1
 1.3     NAME................................................................1
 1.4     REGISTERED AGENT....................................................1
 1.5     PLACE OF BUSINESS...................................................1
 1.6     NATURE AND PURPOSE OF BUSINESS......................................1
 1.7     TITLE TO PROPERTY...................................................1
 1.8     EFFECTIVE DATE; TERM................................................1
 1.9     MEMBERS.............................................................2

 ARTICLE 2 - DEFINITIONS.....................................................2

 ARTICLE 3 - CAPITAL CONTRIBUTIONS...........................................2
 3.1     CAPITAL CONTRIBUTIONS...............................................2
 3.2     ADDITIONAL CAPITAL CONTRIBUTIONS....................................3
 3.3     NO INTEREST ON CAPITAL CONTRIBUTIONS................................3
 3.4     NO LIABILITY FOR RETURN OF CAPITAL..................................3
 3.5     LOANS...............................................................3
 3.6     DISTRIBUTIONS AND WITHDRAWALS.......................................3
 3.7     SUBSEQUENT MEMBERS..................................................3

 ARTICLE 4 - ALLOCATIONS AND DISTRIBUTIONS...................................3
 4.1     ALLOCATIONS OF PROFITS AND LOSSES...................................3
 4.2     DISTRIBUTION OF NET CASH FLOW.......................................4
 4.3     AMOUNTS WITHHELD....................................................4
 4.4     BOOKS AND RECORDS...................................................4
 4.5     FISCAL YEAR.........................................................4
 4.6     METHOD OF ACCOUNTING................................................4
 4.7     CAPITAL ACCOUNTS....................................................4
 4.8     CHARGES AGAINST CAPITAL ACCOUNTS....................................4
 4.9     TAX ELECTIONS.......................................................4
 4.10    TAX MATTERS PARTNER.................................................5

 ARTICLE 5 - MEMBERS.........................................................6
 5.1     ANNUAL MEETING......................................................6
 5.2     SPECIAL MEETINGS....................................................6
 5.3     NOTICE OF MEETING...................................................6
 5.4     PLACE OF MEETINGS...................................................6
 5.5     QUORUM..............................................................6
 5.6     RECORD DATE.........................................................6
 5.7     VOTING..............................................................7
 5.8     PROXIES.............................................................7
 5.9     ORDER OF BUSINESS...................................................7
 5.10    ACTION WITHOUT A MEETING............................................7
 5.11    APPOINTMENT OF INSPECTORS OF ELECTIONS..............................7
 5.12    DUTIES OF INSPECTORS................................................7

 5.13    REPORT OF INSPECTORS................................................7
 5.14    AUTHORITY OF MEMBERS................................................7
 5.15    BUSINESS ACTIVITIES OF MEMBERS RELATED PARTY TRANSACTIONS...........7
 5.16    CONFIDENTIALITY.....................................................8

 ARTICLE 6 - DIRECTORS.......................................................8
 6.1     MANAGEMENT..........................................................8
 6.2     NUMBER..............................................................8
 6.3     TENURE OF OFFICE....................................................9
 6.4     NOMINATING DIRECTORS................................................9
 6.5     ELECTION OF DIRECTORS...............................................9
 6.6     TENURE OF OFFICE....................................................9
 6.7     REMOVAL OF DIRECTORS FOR CAUSE.....................................10
 6.8     RESIGNATION........................................................10
 6.9     VACANCY............................................................10
 6.10    MEETINGS...........................................................10
 6.11    NOTICE OF MEETING..................................................10
 6.12    QUORUM AND VOTING..................................................10
 6.13    ACTION WITHOUT A MEETING...........................................10
 6.14    COMMITTEES.........................................................10
 6.15    REPORTS BY DIRECTORS...............................................11
 6.16    AUTHORITY OF DIRECTORS.............................................11
 6.17    RESTRICTIONS ON AUTHORITY OF DIRECTORS.............................12

 ARTICLE 7 - OFFICERS.......................................................13
 7.1     GENERAL PROVISIONS.................................................13
 7.2     POWERS AND DUTIES..................................................13
 7.3     TENURE OF OFFICE...................................................13
 7.4     REMOVAL............................................................13
 7.5     INITIAL OFFICERS...................................................13

 ARTICLE 8 - TRANSFER OF UNITS..............................................13
 8.1     GENERAL............................................................13
 8.2     PERMITTED TRANSFERS................................................14
 8.3     CONDITIONS TO PERMITTED TRANSFERS..................................14
 8.4     PROHIBITED TRANSFERS...............................................15
 8.5     RIGHTS OF UNADMITTED ASSIGNEES.....................................15
 8.6     ADMISSION OF SUBSTITUTE MEMBERS....................................16
 8.7     REPRESENTATIONS REGARDING TRANSFERS; LEGEND........................16
 8.8     DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF TRANSFERRED UNITS......17
 8.9     LOST, DESTROYED OR STOLEN CERTIFICATES.............................17
 8.10    WITHDRAWAL OF MEMBER...............................................17

 ARTICLE 9 - DISSOLUTION; TERMINATION OF COMPANY............................17
 9.1     DISSOLUTION........................................................17
 9.2     LIQUIDATION........................................................18
 9.3     FINAL ACCOUNTING...................................................18

 ARTICLE 10 - INDEMNIFICATION...............................................18
 10.1    MANDATORY INDEMNIFICATION..........................................18
 10.2    PERMISSIVE INDEMNIFICATION.........................................19
 10.3    PAYMENT OF EXPENSES................................................19
 10.4    ACTION TO COMPEL PAYMENT...........................................19

 10.5    NONEXCLUSIVE REMEDY................................................19
 10.6    CONTRACTUAL OBLIGATION.............................................19
 10.7    SAVINGS CLAUSE.....................................................19
 10.8    INSURANCE..........................................................19

 ARTICLE 11 - MISCELLANEOUS.................................................19
 11.1    GOVERNING LAW......................................................19
 11.2    AMENDMENTS.........................................................20
 11.3    FURTHER ACTION.....................................................20
 11.4    BINDING EFFECT.....................................................20
 11.5    RATIFICATION.......................................................20
 11.6    ENTIRE AGREEMENT...................................................20
 11.7    REFERENCES.........................................................20
 11.8    SEVERABILITY.......................................................20
 11.9    NOTICES............................................................20
 11.10   COUNTERPARTS.......................................................20
 11.11   EXHIBITS...........................................................20
 11.12   PARTNERSHIP STATUS FOR TAX PURPOSES; LIMITED LIABILITY COMPANY
         STATUS FOR STATE LAW PURPOSES......................................21

 APPENDIX....................................................................i

 EXHIBIT A

                              AMENDED AND RESTATED
                             OPERATING AGREEMENT OF
                             NORTHWEST ETHANOL, LLC
                             ----------------------

          This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT ("Agreement") is entered into by and among the Members and shall be effective as of November 27, 2001. The Members hereby agree to form a limited liability company under and governed by the provisions of Chapter 1705 of the Ohio Revised Code, as the same may be amended from time to time (the "Act"), and for the purposes and upon the terms and conditions hereinafter set forth.

                                    ARTICLE 1
                                    ---------
                                  ORGANIZATION
                                  ------------

          1.1 BACKGROUND. On February 8, 2001, the Founding Members caused the Articles of Organization to be filed with the Secretary of State of Ohio. The Founding Members formed the Company to be treated as a limited liability company for state law purposes. The Founding Members now desire to amend the original Operating Agreement of the Company in preparation for the Offering.

          1.2 FORMATION. The Members hereby enter into this Agreement under the Act for the purpose of evidencing their agreement to operate the Company as a partnership for federal tax purposes. The Company has been formed as an Ohio limited liability company pursuant to the provisions of the Act and has filed Articles of Organization with the Secretary of State of the State of Ohio. The Members shall forthwith execute and cause to be filed any additional documents and instruments as may be necessary or appropriate in connection with the transaction of business by the Company.

          1.3 NAME. The name of the Company is "Northwest Ethanol, LLC." The Company shall conduct business under such name or such variations of such name as the Directors deem appropriate to comply with the laws of any other jurisdiction in which the Company qualifies to do business.

          1.4 REGISTERED AGENT. The name of the Registered Agent for service of process on the Company shall be Ted W. Penner, whose address in the State of Ohio is 101 Clinton Street, Suite 1500, Defiance, Ohio 43512. The Registered Agent may be changed by the Directors. Upon any change of the Registered Agent, the Directors shall cause to be filed a notice of change with the Secretary of State of the State of Ohio as required under the Act.

          1.5 PLACE OF BUSINESS. The principal office of the Company shall be located at State Route 18 and Rosedale Road, Hicksville, Ohio 43526. The mailing address of the Company is P.O. Box 4505, Sherwood, Ohio 43556-0505. The location of the principal office and the mailing address may be changed by the Directors.

          1.6 NATURE AND PURPOSE OF BUSINESS. The nature of the business and purpose of the Company are:

               a. to own, construct, operate, lease, finance, contract with and/or invest in the Facilities or any portion thereof as permitted under the applicable laws of the State of Ohio;

               b. to engage in the processing of corn into ethanol and any and all related co-products, and the marketing of all products and co-products from such processing; and

               c. to engage in any and all lawful purposes for which individuals may lawfully associate themselves, as determined by the Directors, provided such purpose is permitted under the Act.

          1.7 TITLE TO PROPERTY. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity and no Member, individually, shall have any ownership of such property.

          1.8 EFFECTIVE DATE; TERM. The Company was formed on the date that the executed copy of the Articles of Organization required by the Act were filed with the Secretary of State of the State of Ohio and the term of the Company shall be perpetual unless earlier dissolved and terminated pursuant to the Act or to any provision of this Agreement. This Agreement became effective as of the date first above written in the preamble to the Agreement.

          1.9 MEMBERS.

               a. The Persons listed on EXHIBIT A have been admitted to the Company as the Founding Members. The Founding Members previously purchased Units and agreed to be bound by the terms and conditions of the original operating agreement having an effective date of February 8, 2001. The names, mailing address and number of Units of each Founding Member are set forth in EXHIBIT A attached hereto.

               b. The Founding Members anticipate that additional Persons may be admitted as Members as a result of the Offering. A Person who subscribes for Units in the Offering will not be admitted as a Member unless and until: (i) such Person has submitted a completed Subscription Agreement, including a counterpart signature page agreeing to be bound by this Agreement; (ii) such Person has submitted full payment of the purchase price for the number of Units subscribed for as reflected in the Subscription Agreement; and (iii) the Directors have, in writing, admitted such Person as a Member by countersigning such Person's Subscription Agreement, which shall not be effective until the Offering closes. If the Offering closes, the Directors shall cause EXHIBIT A to be amended to reflect the admission of new Members.

               c. After the closing or termination of the Offering, a Person may become a Member by acquiring one or more: (i) newly issued Units directly from the Company as permitted by this Agreement; or (ii) existing Units from a Member in a Transfer in compliance with the provisions of this Agreement. If a Person acquires Units pursuant to this
                    Section 1.9(c), the Directors shall cause EXHIBIT A to be amended to reflect the issuance or Transfer of Units.

                                    ARTICLE 2
                                    ---------
                                   DEFINITIONS
                                   -----------

          For purposes of this Agreement, unless the context clearly indicates otherwise: (i) all of the capitalized words in this Agreement shall have the meanings set forth in the Appendix; and (ii) all non-capitalized words defined in the Act shall have the meanings set forth therein.

                                    ARTICLE 3
                                    ---------
                              CAPITAL CONTRIBUTIONS
                              ---------------------

          3.1 CAPITAL CONTRIBUTIONS.

               a. FOUNDING MEMBERS' CAPITAL CONTRIBUTIONS. At various times prior to the execution of this Agreement, the Founding Members made Capital Contributions to the Company. Concurrently with the execution of this Agreement, some or all of the Founding Members will make an additional Capital Contribution. The total Capital Contribution and the number of Units held by each Founding Member upon the execution of this Agreement shall be as set forth on EXHIBIT A attached hereto.

               b. ANTICIPATED SALE OF UNITS IN THE OFFERING. Additional Units of the Company are expected to be offered for sale pursuant to the terms and conditions contained in the Prospectus to be filed with the Securities and Exchange Commission as soon as practicable after the adoption of this Agreement. The Capital Contributions by each Investor pursuant to this
                    Section 3.1(b) shall be subject to the terms and conditions of the Subscription Agreement. Each Investor shall execute, deliver, and perform all obligations required under its Subscription Agreement. Each Investor shall make an initial Capital Contribution to the Company consisting of cash, in accordance with the terms and conditions of such Investor's Subscription Agreement. The Directors shall consider all subscriptions for Units pursuant to the Offering and shall, in their sole discretion and by majority vote, either accept or reject such subscriptions. Upon acceptance of any subscription for Units, the Company shall enter into a Subscription Agreement without requirement of any further act, approval, or vote of any other Person. Except as otherwise approved by the Directors, no Investor or their Affiliate shall be entitled to purchase more than three hundred (300) Units in the Offering. If the Offering closes, EXHIBIT A shall be amended by the Directors to reflect the Capital Contribution and the number of Units held by each Member.

          3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. No Member shall be obligated to make additional Capital Contributions to the Company. No Member shall be subject to any calls, requests or demands of capital. If additional capital is required, as determined by the majority vote of the Directors, the Directors shall be permitted to take any and all actions necessary to raise such additional capital by, but not limited to, conducting another public offering or through a private placement. In the event that additional capital is raised, additional Units shall be issued by the Company to such Persons purchasing Units. The Members acknowledge and agree that if the Company raises additional capital pursuant to this Section 3.2, it may result in the dilution of their ownership interest in the Company by the reason of the issuance of additional Units. In the event that additional capital is raised by the Company, the Directors shall cause EXHIBIT A to be amended to reflect the additional Capital Contributions and the number of Units held by each Member.

          3.3 NO INTEREST ON CAPITAL CONTRIBUTIONS. No Member shall be entitled to any interest on its Capital Account or on its contributions to the capital of the Company.

          3.4 NO LIABILITY FOR RETURN OF CAPITAL. The Members shall in no event be personally liable for the return of any Capital Contributions made by any of the Members, it being expressly agreed that any return of capital as may be made at any time, or from time to time, shall be made solely from the assets of the Company, and only in accordance with the terms hereof.

          3.5 LOANS. In the event that the Company shall require funds to carry on the business of the Company, the Directors may solicit funds from any Member. The Member shall have the right, but not be required, to loan money upon terms and conditions acceptable to such Member and the Directors ("Loans"). Upon loaning money to the Company, the Member shall have the same rights regarding the Loan as would any unaffiliated Person making a loan to the Company.

          3.6 DISTRIBUTIONS AND WITHDRAWALS. No Member shall be entitled to make withdrawals from the Company except to the extent of Distributions made pursuant to express provisions of this Agreement. Distributions may be made in cash or in property or partly in each, but no Member shall have the right to require that a Distribution be made other than in cash, except as expressly provided otherwise in this Agreement.

          3.7 SUBSEQUENT MEMBERS. Any party hereafter contributing property to the Company in exchange for Units shall be given full and fair Capital Account credit therefor based upon the net fair market value at the date of the contribution, and upon any such contributions, the other Capital Account balances may be adjusted to reflect the then fair market value in accordance with Section 704(b) of the Code and the Regulations promulgated thereunder.

                                    ARTICLE 4
                                    ---------
                          ALLOCATIONS AND DISTRIBUTIONS
                          -----------------------------

          4.1 ALLOCATIONS OF PROFITS AND LOSSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company's items of income, gain, loss and deduction shall be allocated among the Members for each Fiscal Year (or portion thereof) as provided herein below:

               a. Except as otherwise provided in this Agreement, after giving affect to the Regulatory and Curative Allocations, Profits, Losses and any credits of the Company for any Fiscal Year shall be allocated among the Members in proportion to the total number of Units owned by each Member as compared to the total number of Units owned by all of the Members.

               b. Members holding Units for a portion of a Fiscal Year shall be allocated Profits, Losses and any credits based on the number of days each Unit was held by such Member during the Fiscal Year for which such Profits, Losses, and any credits of the Company are being calculated.

          4.2 DISTRIBUTION OF NET CASH FLOW. Except as required by Article 9 hereof, Distributions of Net Cash Flow may be made in the following order and priority, provided that such Distributions are permitted by any covenants or restrictions contained in any debt instrument in effect between the Company and any Person at the time of the Distribution and the Directors have adequately funded Working Capital Reserves:

               a. first, pursuant to the terms of any Loan, to the payment of principal and accrued interest, if any, of the Loans contemplated by Section 3.5 hereof, in proportion to the relative amounts of each; and

               b. second, such amounts as determined by the Directors, in proportion to the total number of Units owned by each Member as compared to the total number of Units owned by all of the Members.

          4.3 AMOUNTS WITHHELD. From time to time, the Company may be required to withhold various amounts that are Distributed or allocated to the Members as mandated by the Code or other state, local or foreign tax law. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any Distribution or allocation by the Company shall be treated as amounts distributed or allocated, as the case may be, to the Member with respect to which such amount was withheld pursuant to this Section 4.3 for all purposes under this Agreement. The Company is authorized to withhold from Distributions, or with respect to any allocations, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

          4.4 BOOKS AND RECORDS. The books and records of the Company shall be kept in sufficient detail to determine the Profits or Losses, credits and the federal income tax items of the Company for each period for which an allocation is to be made pursuant to this Agreement. The Company shall also keep such books and records in sufficient detail so as to permit preparation of financial statements in accordance with generally accepted accounting principles consistently applied. Such books and records and financial statements, together with any other records and documents required to be made available by the Company for inspection under the Act, shall be maintained by the Company. A Member desiring to inspect such documents shall provide a written request to the secretary of the Company setting forth the purpose for such inspection, which must be reasonably related to their ownership of Units, and the documents to be reviewed. The secretary of the Company shall inform the requesting Member, in writing, within thirty (30) days of the receipt of such notice, of the time and place at which such Member or its duly authorized representative may inspect and examine the requested documents.

          4.5 FISCAL YEAR. For financial reporting purposes, the Company's annual financial statements shall be based on the period ending June 30 each year. For tax reporting purposes, the Fiscal Year of the Company shall be the period ending December 31 each year.

          4.6 METHOD OF ACCOUNTING. For financial reporting purposes, the Company shall prepare all financial statements on the accrual basis in accordance with generally accepted accounting principles consistently applied. For tax purposes, the Company shall keep all records on the accrual method or such other reasonable accounting method approved by the Directors.

          4.7 CAPITAL ACCOUNTS. A separate Capital Account shall be determined and maintained for each Member. No Member shall have any interest in the Capital Account of any other Member. Capital Accounts shall be determined and maintained on the same basis as Capital Accounts are determined and maintained by the Company for purposes of federal income taxation in accordance with the requirements of Section 704(b) of the Code and Section 1.704-1(b) of Regulations promulgated thereunder.

          4.8 CHARGES AGAINST CAPITAL ACCOUNTS. If the Company shall suffer Losses that result in the Capital Account of any Member being negative, such Losses shall be carried as a charge against such Member's Capital Account and a subsequent share of Profits and gain of the Company shall be applied to restore such deficit in such Member's Capital Account.

          4.9 TAX ELECTIONS. All elections and options available to the Company for Federal or state income tax purposes shall be taken or rejected by the Company in the sole discretion of the Directors. The Directors may elect pursuant to Section 754 of the Code to adjust the basis of the Company's assets, in the case of a Distribution of property, in the manner provided in Section 734 of the Code and, in the case of a Transfer of a Member's Units, in the manner provided in Section 743 of the Code.

          4.10 TAX MATTERS PARTNER.

               a. The Directors shall appoint a Member who will act as the Tax Matters Partner as defined in Section 6231 of the Code, provided that such Member is eligible to serve in such capacity. Upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Company, the Tax Matters Partner shall furnish to the Internal Revenue Service the name, mailing address and ownership information of each Member; provided, however, that such information is provided to the Company by the Members.

               b.   The Tax Matters Partner is authorized, but not required to:

                    i. enter into any settlement agreement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of any item required to be taken into account by a Member for federal income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall not bind any Member who (within the time prescribed pursuant to the Code and the Regulations) files a statement with the Internal Revenue Service providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member or who is a "notice partner" (as defined in Section 6231 of the Code) or a member of a "notice group" (as defined in Section 6223(b)(2) of the Code);

                    ii. in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for federal tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, seek judicial review of such final adjustment, including the filing of petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company's principal place of business is located;

                    iii. intervene in any action brought by any other Member for judicial review of a final adjustment;

                    iv. file a request for an administrative adjustment with the Internal Revenue Service at any time and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

                    v. enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for federal tax purposes, or an item affected by such item; and

                    vi. take any other action on behalf of the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

               c. The taking of any action and the incurrence of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Partner and the provisions relating to the indemnification of such Member as set forth in Article 10 hereof shall be fully applicable to the Tax Matters Partner in its capacity as such.

               d. All third party costs and expenses incurred by the Tax Matters Partner in performing his duties as such (including legal and accounting fees) shall be borne by the Company.

                                    ARTICLE 5
                                    ---------
                                     MEMBERS
                                     -------

     5.1 ANNUAL MEETING. The annual meeting of the Members of the Company shall be held at such time and on such date within two (2) months before or five (5) months after the close of the Fiscal Year, as may be fixed by the Directors and stated in the notice of the meeting.

     5.2 SPECIAL MEETINGS. Special meetings of the Members shall be called upon the written request of the chairman of the board, the president, the Directors by action at a meeting, a majority of the Directors acting without a meeting, or the holders of Units totaling more than sixty-seven percent (67%) of the voting rights of the issued and outstanding Units of the Company. Calls for such meetings shall specify the purposes thereof. No other business other than that specified in the call shall be considered at any special meeting.

     5.3 NOTICE OF MEETINGS. Unless waived, written notice of every annual or special meeting of the Members stating the time, location and purpose thereof shall be given, as of a record date fixed by the Directors, to each Member entitled to vote thereat, or entitled to notice thereof as provided by law, by mailing such notice to the last known address of each Member as it appears on the records of the Company, or by personal delivery, not less than seven (7) nor more than sixty (60) days prior to such meeting. A Member may waive in writing such notice either before or after the meeting, and notice shall be waived by attendance at the meeting unless lack of proper notice is alleged prior to or at the commencement of the meeting. Any written waiver shall be filed with or entered upon the records of the Company.

     5.4 PLACE OF MEETINGS. Meetings of the Members shall be held at the principal office of the Company unless the Directors determine that a meeting shall be held at some other place within or without the State of Ohio and causes the notice thereof to so state.

     5.5 QUORUM. The holders of Units entitling them to exercise a majority of the voting power of the Company entitled to vote at any meeting, in person or by proxy, shall constitute a quorum for the transaction of business to be considered at such meeting; provided, however, that no action required by law or by this Agreement to be authorized or taken by the holders of a designated proportion of the Units may be authorized or taken by a lesser proportion. The Members holding a majority of the Units represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time, until a quorum shall be present.

     5.6 RECORD DATE. The Directors may fix a record date for any lawful purpose, including, without limiting the generality of the foregoing, the determination of the Members entitled to:

          a.   receive notice of or vote at any meeting;

          b.   receive any Distribution;

          c. receive or exercise rights of purchase of or subscription for, or exchange or conversion of, Units, subject to any contract right with respect thereto; or

          d. participate in the execution of written consents, waivers or releases.

Said record date shall not be more than sixty (60) days preceding the date of such meeting, the date fixed for any Distribution or the date fixed for the receipt of the exercise of rights, as the case may be. If a record date shall not be fixed, the record date for the determination of the Members who are entitled to notice of, or who are entitled to vote at, a meeting of the Members, shall be the close of business on the date next preceding the day on which notice is given. If a record date shall not be fixed, the record date for the determination of Members entitled to receive a Distribution or the receipt of the exercise of rights, shall be the close of business on the date next preceding the day on which the Distribution is made or the receipt of the exercise of rights.

          5.7 VOTING. Except as provided by the Act or this Agreement, every Member entitled to vote shall be entitled to cast one vote on each proposal submitted to the meeting for each Unit held of record by him or her on the record date for the determination of the Members entitled to vote at the meeting. At any meeting at which a quorum is present, all questions and business which may come before the meeting shall be determined by a Majority Vote, except when a greater proportion is required by the Act or this Agreement.

          5.8 PROXIES. A Person who is entitled to attend a Member meeting, to vote thereat, or to execute consents, waivers and releases, may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of such Person's rights, by proxy or proxies appointed by a writing signed by such Person, or by such Person's duly authorized attorney. Holders of the proxies need not be Members. Any Member giving a proxy may revoke it at any time prior to its use by filing a written notice of revocation or a duly executed proxy bearing a later date with the secretary of the Company, or by attending a meeting and voting in person. Notice to the Company, in writing or at a meeting, of the revocation of the proxy shall not affect any act previously taken. No proxy shall be valid after eleven (11) months from the date of execution unless otherwise provided in the proxy.

          5.9 ORDER OF BUSINESS. The order of business at all meetings of the Members shall be as determined by the chairman of the meeting.

          5.10 ACTION WITHOUT A MEETING. Any action which may be authorized or taken at a meeting of the Members may be authorized or taken without a meeting if the consent or consensus setting forth the action taken is signed by Members holding the number of Units sufficient to take such action at a meeting of the Members, which writing or writings shall be filed with or entered upon the records of the Company.

          5.11 APPOINTMENT OF INSPECTORS OF ELECTIONS. In advance of any meeting of the Members, the Directors may appoint inspectors of elections to act at such meeting or any adjournment thereof. If inspectors of elections are not so appointed, the chairman of any such meeting may, and on the request of any Member or his proxy shall, make such appointment at the meeting. The number of inspectors shall be either one (1) or three (3). If appointed at a meeting on the request of one (1) or more Members or proxies, the Members by Majority Vote shall determine whether one (1) or three (3) inspections are to be appointed. No person who is a nominee shall act as an inspector. In case any person appointed as an inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Directors in advance of the convening of the meeting, or at the meeting by the person or officer acting as chairman.

          5.12 DUTIES OF INSPECTORS. The inspectors of elections shall determine the number of Units outstanding and the voting rights of each; the Units represented at the meeting; the existence of a quorum; the authenticity, validity, and effect of proxies, ballots, consents, waivers, or releases; hear and determine all challenges and questions in any way arising in connection with the vote; count and tabulate all votes, ballots, consents, waivers, or releases; determine and announce the result; and perform such other acts as may be proper to conduct the election or vote with fairness to all Members. The inspectors of elections shall perform their duties impartially, in good faith, to the best of their ability, and as expeditiously as is practical. If there be three (3) inspectors of elections, the decision, act, or certificate of a majority shall be effective in all respects as the decision, act, or certificate of all.

          5.13 REPORT OF INSPECTORS. On request of the chairman of the meeting, or of any Member or his proxy, the inspectors shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them.

          5.14 AUTHORITY OF MEMBERS. Except as otherwise provided in Article 6 and Article 7, no individual Member has the authority to make any contracts, enter into any transactions, or make any commitments on behalf of the Company. The Company has no authority to make any contracts, enter into any transactions, or make any commitments on behalf of any Member.

          5.15 BUSINESS ACTIVITIES OF MEMBERS; RELATED PARTY TRANSACTIONS.

               a. No Member, as such, shall be required to devote any time to the management or operations of the Company, and shall be free to serve any other Person or enterprise in any capacity.

               b. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or their Affiliates, acting on their own behalf, from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require any Member to permit the Company, the Directors, the Members or their Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives and relinquishes any such right or claim of participation.

               c. To the extent permitted by applicable law and subject to the provisions of this Agreement, the Directors are hereby authorized to cause the Company to purchase property from, sell property to, or otherwise deal with any Member (including any Member who is also a Director or Officer), acting on its own behalf, or any Affiliate of any Member; provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party.

          5.16 CONFIDENTIALITY. Each Member and its representatives agree to maintain the confidentiality of all proprietary, nonpublic information, documents and materials relating to the business of the Company ("Confidential Information") which such Member or its representatives now or in the future may possess, except to the extent disclosure of any such information is required by law or authorized by the Company. If any Member or its representatives are requested or become legally compelled to disclose any Confidential Information, such Member or its representatives shall provide the secretary of the Company with notice of such request within forty-eight (48) hours of its receipt and the Company shall have the right to seek any appropriate legal remedy or waive compliance with this Section 5.16. In no event shall a Member or its representatives furnish more than that portion of the Confidential Information which it is legally required to disclose. In the event of a breach or threatened breach of this Section 5.16, the Company shall be entitled to any and all additional and alternative legal and equitable remedies available.

                                    ARTICLE 6
                                    ---------
                                    DIRECTORS
                                    ---------

          6.1 MANAGEMENT. The business and affairs of the Company shall be managed by the Directors. For purposes of Section 1705.25 of the Act and this Agreement, a Director shall have the same rights and authority to act on behalf of the Company as would a "Manager" as that term is defined in the Act. A director need not be a Member. Except for situations in which the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of applicable law, the Directors shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business.

          6.2 NUMBER.

               a. The number of Directors serving the Company shall be determined initially by the Founding Members, and after the Offering, shall be determined by the majority vote of all Directors then serving, and shall at all times from and after the Offering consist of not less than seven (7) and no more than nine (9) Directors. If the Directors vote to increase or decrease the number of Directors, a majority of the Directors then serving shall appoint a new Director or Directors to fill the vacancy and set the initial term or remove a Director or Directors in order to decrease the number of Directors then serving.

               b. The Founding Members hereby designate the following persons to serve as the initial Directors of the Company:

                                William A. Cleland, Jr.
                                Eugene Schubert
                                Lynn Bergman

                                Gary Mavis
                                James Joost
                                Virgil Hoene
                                Fred Schubert

          6.3 TENURE OF OFFICE. The Persons designated above shall each serve as Directors for initial terms as follows:

               a. Lynn Bergman, Gary Mavis and Fred Schubert's initial term shall end at the annual Member meeting held in 2003;

               b. William A. Cleland, Jr. and Eugene Schubert's initial term shall end at the annual Member meeting held in 2004; and

               c. Virgil Hoene and James Joost's initial term shall end at the annual Member meeting held in 2005.

          6.4 NOMINATING DIRECTORS. One or more nominees for each Director vacancy up for election shall be named by the then current Directors or by a nominating committee established by the Directors. The nominating committee established by the Directors is permitted to accept nominations from any Member, provided, however, that any Member desiring to make a nomination shall provide written notice of such Member's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Company at least sixty (60) days prior to the date established for the purpose of electing Directors, which date for such meeting shall be determined by reference to the date which is exactly one year after the date established for the immediately preceding annual meeting of the Members. Each notice to the secretary shall set forth:

               a. the name and address of record of the Member who intends to make the nomination;

               b. the name, age, business and residence address, and principal occupation or employment of each nominee;

               c. such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

               d. the consent of each nominee to serve as a Director of the Company if so elected.

The Directors or the nominating committee may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. The Directors or the nominating committee may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if it is so determined, the Directors or the nominating committee so shall declare that the nomination is defective and it shall be disregarded. In addition to the procedure outlined above in which the Directors or the nominating committee can declare a nomination defective, the Directors or the nominating committee shall, from time to time, establish a procedure and formulate criteria by which nominees shall be considered to serve as Directors of the Company. The Directors or the nominating committee shall review such nominees and make recommendations to all of the Directors then serving concerning a nominee's qualifications to serve as a Director. The Directors shall then determine the nominees who are eligible to serve as Directors and shall present such nominees to the Members for approval.

          6.5 ELECTION OF DIRECTORS. At each meeting of the Members for the election of Directors, the nominees receiving the greatest number of votes shall become the Directors. Directors may be elected at any meeting of the Members if the notice thereof states that one of the purposes of such meeting is the election of Directors.

          6.6 TENURE OF OFFICE. Except as otherwise provided in Section 6.3 herein, the Directors shall serve for a period of three (3) years. Each Director shall hold office until the annual meeting of the Members following the Fiscal Year in which such Director's term expires and shall serve until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office or death. A Director may be removed for cause by the Members pursuant to Section 6.7.

          6.7 REMOVAL OF DIRECTORS FOR CAUSE. At a duly noticed meeting, the Members, by a Majority Vote, may remove a Director or Directors for "Cause". Cause is defined as any fraud, gross negligence, intentional misconduct or act outside the scope of duties and obligations of any Director pursuant to this Agreement that has a material adverse effect on the Company. A Director shall not be removed until the Director is notified of the alleged grounds for removal and is given an opportunity to respond to such allegations at such duly noticed meeting. The removal of a Director or Directors shall be effective upon the Majority Vote of the Members.

          6.8 RESIGNATION. A Director may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, then at the time of its receipt by the secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

          6.9 VACANCY. Whenever a vacancy occurs other than from expiration of a term of office, a majority of the remaining Directors shall appoint a new Director to fill the vacancy for the remainder of such term.

          6.10 MEETINGS. A regular meeting of the Directors shall be held immediately following the adjournment of the annual meeting of the Members or a special meeting of the Members at which Directors are elected. The holding of such Members' meeting shall constitute notice of such Directors' meeting and such meeting may be held without further notice. Other regular meetings of the Directors shall be held at such other times and places as may be fixed by the Directors. Special meetings of the Directors may be held at any time upon call of the chairman of the board, the president, any vice president or any two Directors. Any meeting of Directors may be held at any place within or without the State of Ohio in person and/or through any communications equipment if all persons participating in the meeting can hear each other or as otherwise provided by the Act. The chairman of the board, or in his absence, such other person as may be designated by the Directors, shall preside at any meeting of the Directors.

          6.11 NOTICE OF MEETING. Except as provided in Section 6.10, notice of the time and place of any regular or special meeting of the Directors shall be given to each Director by personal delivery, by mail, or by facsimile at least forty-eight (48) hours before the meeting, which notice need not specify the purpose of the meeting. Such notice, however, may be waived in writing by any Director either before or after any such meeting, or by attendance at such meeting (including presence by means of participation through any communications equipment as provided in Section 6.10 herein) without protest prior to the commencement thereof.

          6.12 QUORUM AND VOTING. At any meeting of the Directors, no fewer than a majority of the whole authorized number of Directors must be present, in person and/or through any communications equipment, to constitute a quorum for such meeting, except that a majority of the remaining Directors in office constitute a quorum for filling any vacancy. At any meeting at which a quorum is present, all acts, questions and business which may come before the meeting shall be determined by a majority of the Directors present at such meeting, unless the vote of a greater number is required by law or this Agreement.

          6.13 ACTION WITHOUT A MEETING. Any action which may be authorized or taken by the Directors may be authorized or taken without a meeting if the consent or consensus setting forth the action taken is signed by the number of Directors sufficient to take such action at a meeting of the Directors, which writing or writings shall be filed with or entered upon the records of the Company.

          6.14 COMMITTEES. The Directors may from time to time appoint from among their members at least three Directors to act as a committee or committees in the intervals between meetings of the Directors and may delegate to such committee or committees powers to be exercised under the control and direction of the Directors. Each such committee and each member thereof shall serve at the pleasure of the Directors. In particular, the Directors may create and define the powers and duties of an executive committee. During the intervals between meetings of the Directors, the executive committee shall possess and may exercise all of the powers of the Directors in the management and control of the business of the Company. All action taken by the executive committee shall be reported to the Directors at its first meeting thereafter. Unless otherwise provided by the Directors, a majority of the members of any committee appointed by the Directors pursuant to this Section 6.14 shall constitute a quorum at any meeting thereof and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing signed by all of its members. Any such committee shall prescribe its own rules for calling meetings and its method of procedure, subject to any rules prescribed by the Directors, and shall keep a written record of all action taken by it.

          6.15 REPORTS BY DIRECTORS. The Directors shall annually make a written report of the Company's activities during the proceeding Fiscal Year, showing the receipts, disbursements and the assets and conditions of the Company. Such report shall be kept on file at the principal place of business of the Company. Reports regarding the Company's financial condition, business and operations shall be issued not less frequently than annually to all Members.

          6.16 AUTHORITY OF DIRECTORS. Subject to the limitations and restrictions set forth in this Agreement, the Directors shall direct the management of the business and affairs of the Company and shall have all of the rights and powers which may be possessed by a "Manager" under the Act, including, without limitation, the right and power to do or perform the following and, to the extent permitted by the Act or this Agreement, the further right and power by resolution of the Directors to delegate to the Officers or such other person or persons to do or perform the following:

               a. conduct its business, carry on its operations and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all the purposes for which it is organized;

               b. acquire by purchase, lease or otherwise any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

               c. operate, maintain, finance, improve, construct, own, grant operations with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Company;

               d. execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and operation of the business, or in connection with managing the affairs of the Company, including executing amendments to this Agreement and the Articles of Organization in accordance with the terms of this Agreement, both as Directors and, if required, as attorney in fact for a Member pursuant to any power of attorney granted by such Member to the Directors;

               e. borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company, including the execution of a cognovit note, and secure the same by mortgage, pledge or other lien on any Company assets;

               f. execute, in furtherance of any or all of the purposes of the Company, a deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber any or all of the Company assets;

               g. prepay in whole or in part, refinance, increase, modify or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

               h. care for and distribute funds to the Members by way of cash, return of capital or otherwise, all in accordance with the provisions of this Agreement;

               i. contract on behalf of the Company for the employment and services of employees and/or independent contractors, such as attorneys and accountants, and delegate to such persons the duty to manage or supervise any of the assets or operations of the Company;

               j. engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to the Company's assets and Directors' and Officers' liability) necessary or incident or in connection with the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

               k. take, or refrain from taking, all actions, not expressly prescribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

               l. institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or on behalf of, or against the Company, Directors or Officers in connection with the activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

               m. purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with shares or other interests and/or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies or individuals, or direct and indirect obligations of the United States of America or of any government, state, territory, government, district or municipality or any other instrumentality of any of them;

               n. agree with any Person as to the form and other terms and conditions of such Person's Capital Contribution to the Company and cause the Company to issue Units in consideration of such Capital Contribution as permitted by this Agreement;

               o.   submit a claim or liability of the Company to arbitration;

               p. establish the amount of any salary or other compensation paid to any Director or Officer; and

               q. indemnify a Director or Officer, or former Director or Officer, and to make any other indemnification as authorized by this Agreement in accordance with, and to the fullest extent permitted by the Act.

          6.17 RESTRICTIONS ON AUTHORITY OF DIRECTORS.

               a. The Directors shall not have authority to do any of the following acts without the unanimous consent of the Members:

                    i. cause or permit the Company to engage in any activity that is inconsistent with the purposes of the Company as set forth in Section 1.6 hereof;

                    ii. knowingly do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement; or

                    iii. possess Company property, or assign rights in specific
                         Company property, for other than a Company purpose.

               b. The Directors shall not have authority to do any of the following acts without the Majority Vote of the Members:

                    i. merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of the property, except for a liquidating sale of the property in connection with the dissolution of the Company;

                    ii. cause the Company to voluntarily take any action that would cause the bankruptcy of the Company;

                    iii. dispose of the goodwill of the Company;

                    iv. issue more than an aggregate of eight thousand (8,000) Units; or

                    v. cause the Company to acquire any equity or debt securities of any Director or any Affiliate of a Director or otherwise make loans to any Director or any Affiliate of a Director.

                                    ARTICLE 7
                                    ---------
                                    OFFICERS
                                    --------

          7.1 GENERAL PROVISIONS. The Directors shall elect a president, a secretary and a treasurer, and may elect a chairman of the board, one or more vice presidents, and such other Officers and assistant Officers as the Directors may from time to time deem necessary. The chairman of the board, if any, shall be a Director, but none of the other Officers need be a Director. Any two or more of the offices may be held by the same person, but no Officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged or verified by two or more Officers.

          7.2 POWERS AND DUTIES. All Officers, as between themselves and the Company, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Directors, regardless of whether such authority and duties are customarily incident to such office. In the absence of any Officer of the Company, or for any other reason the Directors may deem sufficient, the Directors may delegate for the time being, the powers or duties of such Officer, or any of them, to any other Officer or Director.

          7.3 TENURE OF OFFICE. Each Officer of the Company shall hold office at the pleasure of the Directors until his or her successor has been elected or until his or her earlier resignation, removal from office or death. It shall be necessary for the Officers of the Company to be elected annually by the Directors. The election or appointment of an Officer for a given term, or a general provision in this Agreement with respect to a term of office, shall not be deemed to create contract rights.

          7.4 REMOVAL. Any Officer may be removed, with or without cause, by the Directors, without prejudice to the contract rights, if any, of such Officer.

          7.5 INITIAL OFFICERS. As of the date of this Agreement, the Company shall have the following Officers: president, secretary, treasurer and vice president, and such additional offices as the Directors may from time to time determine. As of the date of this Agreement, the following named persons shall be elected to the offices opposite their respective names:

                   President                William A. Cleland, Jr.
                   Treasurer                Ted W. Penner
                   Secretary                Ted W. Penner
                   Vice President           Eugene Schubert


                                    ARTICLE 8
                                    ---------
                                TRANSFER OF UNITS
                                -----------------

          8.1 GENERAL. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Units. In the event that any Member pledges or otherwise encumbers any part of its Units as security for the payment of a debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Article 8. In the event such pledgee or secured party becomes a Member hereunder pursuant to the exercise of such party's rights under such pledge or hypothecation agreement, such pledgee or secured party shall be bound by all of the terms and conditions of this Agreement. In such case, such pledgee or secured party, and any transferee or purchaser of the Units held by such pledgee or secured party, shall not have any voting rights associated with such Units unless and until the Directors have approved in writing and admitted as a Member hereunder, such pledgee, secured party, transferee or purchaser of such Units.

          8.2 PERMITTED TRANSFERS. Subject to the conditions and restrictions set forth in this Article 8, a Member may, at any time, Transfer all or any portion of its Units:

               a. to the transferor's administrator or trustee to whom such Units are transferred involuntarily by operation of law;

               b. to a transferee in which the basis of the Units in the hands of such transferee is determined in whole or in part, by reference to its basis in the hands of the transferor or is determined under Section 732 of the Code;

               c. to a family member, as defined in Section 267(c)(4) of the Code;

               d. to the transferor's executor or trustee to whom such Units are transferred as a result of such transferor's death;

               e.   to any Member or Affiliate of another Member; or

               f.   to any Affiliate of the transferor.

          8.3 CONDITIONS TO PERMITTED TRANSFERS. Any Transfer, including Transfers pursuant to Section 8.2 hereof, shall not be treated as a Permitted Transfer hereunder unless and until the Directors have approved such Transfer and the following conditions are satisfied:

               a. Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate, in the opinion of counsel to the Company, to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

               b. The transferor and transferee shall furnish to the Company the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and any other information statements or returns as required by law. Without limiting the generality of the foregoing, the Company shall not be required to make any Distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

               c. Except in the case of a Transfer involuntarily by operation of law, either: (i) such Units shall be registered under the Securities Act, and any applicable state securities laws; or
                    (ii) the transferor or transferee shall provide an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Directors, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the transfer of securities.

               d. Except in the case of a Transfer involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Directors, to the effect that such Transfer will not cause the Company to be deemed to be an "investment company" under the Investment Company Act of 1940.

               e. Unless otherwise approved by the Directors and Members holding in the aggregate sixty-seven percent (67%) of the voting rights of the Units, a Transfer may not occur if such

                    Transfer results in the termination of the Company within the meaning of Section 708 of the Code. If the immediate Transfer of such Units would cause a termination of the Company within the meaning of Section 708 of the Code, then the transferor Member may be entitled (or required, as the case may be) to: (i) immediately Transfer only that portion of its Units that will not cause such termination; and (ii) enter into an agreement to Transfer the remainder of its Units, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Units shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Units being transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Member and the transferee Member(s). In determining whether a particular proposed Transfer will result in a termination of the Company, counsel to the Company shall take into account the existence of all prior written commitments to Transfer made pursuant to this Agreement and such commitments shall always be given precedence over subsequent proposed Transfers.

               f. No notice or request initiating the procedures contemplated by Section 8.3 may be given by any Member after a Liquidating Event has occurred. No Member may sell all or any portion of its Units after a Dissolution Event has occurred.

               g. No Person shall Transfer any Unit if, in the determination of the Directors, such Transfer would cause the Company to be treated as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

               h. The Directors shall have the authority to waive any legal opinion or other condition required in this Section 8.3 other than the Member approval requirement set forth in
                    Section 8.3(e).

          8.4 PROHIBITED TRANSFERS.

               a. Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Directors, in their sole discretion, elect to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall strictly be limited to the Transferor's Membership Economic Interest as provided by this Agreement with respect to the transferred Units, which Membership Economic Interest may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such interest may have to the Company.

               b. In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, attorneys' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

         8.5 RIGHTS OF UNADMITTED ASSIGNEES. A Person who acquires Units but who is not admitted as a Substitute Member pursuant to this Article 8 shall be entitled only to the Membership Economic Interest with respect to such Units in accordance with this Agreement, and shall not be entitled to any voting rights with respect to such Units. In addition, such Person shall be treated as an Assignee for all purposes under the Act and this Agreement. Upon the Transfer of a Member's Units to an Assignee who is not admitted as a Member with respect to the transferred Units, the Company shall purchase from the transferring Member, and the transferring Member shall sell to the Company for the purchase price of one hundred dollars ($100.00), all remaining rights and interests retained by the transferring Member associated with the transferred Units.

          8.6 ADMISSION OF SUBSTITUTE MEMBERS. As to Permitted Transfers, a transferee of Units shall be admitted as a Substitute Member provided that such transferee has complied with the following provisions:

               a. The transferee of Units shall, by written instrument in form and substance reasonably satisfactory to the Directors: (i) accept and adopt the terms and provisions of this Agreement, including this Article 8, unless such transferee is already a Member; and (ii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Units. Except as provided herein, the transferor Member shall be released from all such assumed obligations except those obligations or liabilities arising out of breach of this Agreement. In the case of a Transfer to any Person, other than a Member or any of its Affiliates, the transferor Member shall not be released from those obligations or liabilities based on events occurring, arising or maturing prior to the date of Transfer. Finally, in the case of a Transfer to any of its Affiliates, the transferor Member shall not be released from its obligation to make any Capital Contribution or other financing obligation previously agreed upon.

               b. The transferor or the transferee shall pay or reimburse the Company for all reasonable legal, filing and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Units.

               c. Except in the case of a Transfer involuntarily by operation of law, the transferee shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement. The transferee and transferor shall each execute and deliver such other instruments as the Directors reasonably deem necessary or appropriate to effect such Transfer. The Directors may waive the requirements specified above if the transferee was a Member prior to the Transfer.

          8.7 REPRESENTATIONS REGARDING TRANSFERS; LEGEND.

               a. Each Member hereby covenants and represents to the Company and all Members that: (i) it is not currently making a market in Units and will not in the future make a market in Units; (ii) it will not Transfer its Units on an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Section 7704(b) of the Code and the Regulations promulgated thereunder; and
                    (iii) it will not Transfer its Units through a matching service as that term is defined under the Regulations promulgated under Section 7704 of the Code unless such Transfer is approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person agrees to be bound by this Section
                    8.7 and to Transfer such Units only to Persons who agree to be similarly bound.

               b. Each Member hereby represents and warrants to the Company and the Members that such Member's acquisition of Units hereunder is made solely for such Member's own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend, as the same may be amended by the Directors in their sole discretion, may be placed upon any counterpart of this Agreement, any certificates issued by the Company representing the ownership of Units or any other document or instrument evidencing ownership of Units:

                    THE TRANSFERABILITY OF THE UNITS REPRESENTED BY THIS DOCUMENT IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR PLEDGED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE, PLEDGEE OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, ASSIGNMENT OR PLEDGE IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH THE

                    TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

          8.8 DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF TRANSFERRED UNITS. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article 8, Profits, Losses, credits and all other items attributable to the transferred Units for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Directors. Any Transfer of Units shall be deemed effective as of the last day of the calendar month in which the last of the conditions specified in this Article 8 is satisfied. All Distributions on or before the date of Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the transferee.

          8.9 LOST, DESTROYED OR STOLEN CERTIFICATES. Unless otherwise provided in this Agreement, those Persons listed on EXHIBIT A attached hereto shall be treated as the record owners of the Units reflected opposite their name. The Company shall have the ability to rely on such information for all purposes under the Act or this Agreement. A new Unit certificate or certificates may be issued in place of any certificate theretofore issued by the Company which is alleged to have been lost, destroyed or wrongfully taken upon: (a) the execution and delivery to the Company by the record owner claiming the certificate to have been lost, destroyed or wrongfully taken of an affidavit or affirmation of that fact, in a form satisfactory to the Company, specifying whether or not, at the time of such alleged loss, destruction or taking, the certificate was endorsed; and (b) the furnishing to the Company of indemnity and other assurances satisfactory to the Company against any and all losses, damages, costs, expenses or liabilities to which they or any of them may be subjected by reason of the issue and delivery of such new certificate or certificates or in respect of the original certificate. In its discretion, the Company may require a bond of indemnity, in such form and with one or more sureties satisfactory to the Company, from the person claiming the certificate to have been lost, destroyed or wrongfully taken. When a Unit certificate has been lost, or appears to have been destroyed or wrongfully taken, and the owner fails to notify the Company of that fact within a reasonable time after he has notice of it, and the Company registers a transfer of the Unit represented by the certificate before receiving such a notification, the owner shall be precluded from asserting against the Company any claim arising from the registration of the transfer or any claim to a new certificate.

          8.10 WITHDRAWAL OF MEMBER. A Member may not withdraw from the Company unless and until the Directors consent in writing to such withdrawal, which consent may be arbitrarily withheld. In the event any Member withdraws prior to the termination of the Company, the withdrawing Member shall have no right to compel a liquidation of his Units and the withdrawing Member shall thereafter hold Units as an Assignee.


                                    ARTICLE 9
                                    ---------
                       DISSOLUTION; TERMINATION OF COMPANY
                       -----------------------------------

          9.1 DISSOLUTION. The Company shall terminate upon the earliest to occur of any of the following events ("Liquidating Event"):

               a. the sale, transfer or other disposition of all or substantially all of the Company's assets;

               b. the affirmative vote of Members holding in the aggregate more than fifty percent (50%) of voting rights of the Units, to dissolve, windup and liquidate the Company; or

               c.   upon entry of a decree of judicial dissolution.

          Upon the occurrence of any Liquidating Event, a certificate of cancellation containing the information required by the Act shall be delivered to the Secretary of State of the State of Ohio for filing.

          9.2 LIQUIDATION. Upon the occurrence of a Liquidating Event of the Company under Section 9.1, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the assets have been distributed pursuant to this Section 9.2 and the Company is terminated. The Directors shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company's assets and liabilities, and shall apply and distribute the assets in kind or distribute the proceeds therefrom in the following order and priority:

               a. first, to the payment of the expenses of liquidation and the expenses, debts and liabilities of the Company, including any loans or advances that may have been made by the Members to the Company (including the Loans), but if the amount available for such repayment shall be insufficient, then pro rata on account thereof;

               b. second, to the establishment of any reserves deemed necessary by the Directors for any contingent liabilities or obligations of the Company; c. third, to the Members in proportion to their respective positive Capital Account balances (as determined after giving effect to all contributions, Distributions and allocations for all Fiscal Years of the Company, including the Fiscal Year during which the dissolution of the Company occurs); and d. the balance, if any, shall be distributed among the Members in proportion to the total number of Units owned by each Member as compared to the total number of Units owned by all of the Members.

No Member shall receive any additional compensation for any services performed pursuant to this Section 9.2. This Section 9.2 shall not apply in the case of a Regulatory Liquidation.

          9.3 FINAL ACCOUNTING. Each Member (or his legal representative or successor-in-interest) shall be furnished with a statement prepared by the Directors that shall set forth the assets and liabilities of the Company as of the date of termination. Upon compliance with the foregoing distribution plan, the Members shall cease to be such, and the DIRECTORS shall execute and cause to be filed, distributed or published any and all notices and documents as may be necessary or appropriate with respect to the termination of the Company.


                                   ARTICLE 10
                                   ----------
                                 INDEMNIFICATION
                                 ---------------

          10.1 MANDATORY INDEMNIFICATION. The Company shall indemnify, to the fullest extent now or hereafter permitted by law, any Director or Officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or Officer of the Company, whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, against all expense, liability and loss (including attorneys' fees), judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 10.4 hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Directors of the Company.

          10.2 PERMISSIVE INDEMNIFICATION. The Company may indemnify any employee or agent of the Company only if and to the extent that the Directors may, in their discretion, so determine.

          10.3 PAYMENT OF EXPENSES. Expenses, including attorneys' fees, incurred by a Director or Officer of the Company in defending any proceeding referred to in Section 10.1 hereof, shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or Officer to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as authorized in this Article 10, which undertaking may be secured or unsecured, at the discretion of the Directors.

          10.4 ACTION TO COMPEL PAYMENT. If a claim under Article 10 hereof is not paid in full by the Company within thirty (30) days after a written claim therefor has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to also be paid the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which makes it permissible under the Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Directors, independent legal counsel, or its Members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including its Directors, independent legal counsel, or it Members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          10.5 NONEXCLUSIVE REMEDY. The indemnification and advancement of expenses provided under this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, the Articles of Organization, this Agreement, any other agreement, vote of the Members or of disinterested Directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.

          10.6 CONTRACTUAL OBLIGATION. This Article 10 shall be deemed to be a contract between the Company and each Director or Officer of the Company who serves in such capacity at any time while this Article 10 is in effect, and any repeal, amendment or other modification of this Article 10 shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

          10.7 SAVINGS CLAUSE. If this Article 10 or any portion hereof shall be invalidated or found unenforceable on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director, Officer, employee or agent, of the Company against expenses (including attorneys' fees), judgments, fines, excise taxes, penalties and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article 10 that shall not have been invalidated or found unenforceable, or by any other applicable law.

          10.8 INSURANCE. The Company may maintain insurance, at its expense, to protect itself and on behalf of any Director, Officer, employee or agent of the Company, against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.


                                   ARTICLE 11
                                   ----------
                                  MISCELLANEOUS
                                  -------------

          11.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principals of conflicts of law. The Members consent to the jurisdiction of the courts of the State of Ohio and agree that any action arising out of or to enforce this Agreement must be brought and maintained in Ohio.

          11.2 AMENDMENTS. This Agreement may be amended by the Directors to:
(a) reflect the disposition by a Member of all or any part of his Units (subject to the provisions hereof); (b) reflect the substitution or addition of a Person becoming a Member (subject to the provisions hereof); or (c) cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein. All other amendments to this Agreement shall require the approval of Members holding in the aggregate at least sixty-seven percent (67%) of the voting rights of the outstanding Units.

          11.3 FURTHER ACTION. As required from time to time in furtherance of the business of the Company, the parties hereto agree to execute and deliver all documents, provide all information and take or refrain from taking all such action as may be necessary or appropriate to achieve the purpose of this Agreement.

          11.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to the provisions hereof, their respective heirs, executors, personal representatives, successors and assigns.

          11.5 RATIFICATION. Each Member shall, and does hereby ratify each, every, and all of the acts heretofore accomplished and/or performed by the Directors, the Officers, the Members and their agents for or on behalf of the Company prior to the execution of this Agreement.

          11.6 ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties and supersedes any prior understanding and agreements among them with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

          11.7 REFERENCES. The use of the term "this Agreement" and/or the words "herein", "hereof", "hereunder" and other similar compounds of the word "here" shall refer to this entire instrument (and any agreement supplemental to this instrument) and not merely to any particular article, section, paragraph, provision or item. Unless something in the subject matter or the context is inconsistent therewith, references herein to articles, sections and paragraphs are to articles, sections and paragraphs of this Agreement. Whenever in this Agreement the word "including" is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase "including without limitation" were actually used in the text. The titles, headings or captions contained in this Agreement are for convenience of reference only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof. As used in this Agreement, the words Member, Director, Officer or any pronoun used in designation shall be construed to include the plural as well as the singular number, and the masculine, feminine and/or neuter gender, as appropriate to the designation of the party or parties to which such words refer.

          11.8 SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdiction in which the Company does business. If any provision of this Agreement, or the application thereof to any Person or circumstances, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances, shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

          11.9 NOTICES. Notice to Members or to the Company shall be deemed to have been given when mailed by regular mail, to the addresses set forth in EXHIBIT A attached hereto, unless a more current address appears on the books and records of the Company or has been provided by a Member in writing delivered to the Company at the location of the principal place of business stated in
Section 1.5 hereof.

          11.10 COUNTERPARTS. This Agreement and any amendments hereto may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, binding on all Members, and the signature of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

          11.11 EXHIBITS. Each exhibit, schedule or certificate attached to this Agreement is incorporated and made a part of this Agreement for all purposes.

          11.12 PARTNERSHIP STATUS FOR TAX PURPOSES; LIMITED LIABILITY COMPANY STATUS FOR STATE LAW PURPOSES.

               a. It is intended that the Company be treated as a partnership for federal, state and local income tax purposes (but not for non-tax purposes). Accordingly, this Agreement shall be construed in a manner that ensures the Company's classification as a partnership for federal, state and local income tax purposes at all times, and any provision of this Agreement that would have the effect of preventing the Company from being classified as a partnership for federal, state and local income tax purposes shall be null and void. The Members shall take all actions, and execute, acknowledge and deliver all documents, which in the judgment of the Directors, or in the opinion of counsel satisfactory to the Company, are necessary or desirable to obtain and/or maintain the Company's classification as a partnership for such purposes at all times.

               b. Notwithstanding the foregoing, it is intended (and the Members specifically agree) that the Company be classified as a limited liability company under the Act and for all other non-tax purposes. No Member shall be construed to be a partner in the Company or a partner of any other Member or Person. The Articles of Organization and this Agreement and the relationships created thereby and arising therefrom shall not be construed to suggest otherwise.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


  /s/ Richard Yoder                                                      /s/ J.J. Timbrook
-----------------------------------------------------                  ----------------------------------------------------
                     Richard Yoder                                                         J.J. Timbrook

  /s/ Gary Mavis                                                         /s/ Richard Wirth
-----------------------------------------------------                  ----------------------------------------------------
                      Gary Mavis                                                           Richard Wirth

  /s/ Virgil Hoene                                                       /s/ Joseph Schubert
-----------------------------------------------------                  ----------------------------------------------------
                     Virgil Hoene                                                         Joseph Schubert

  /s/ Eugene H. Schubert                                                 /s/ John D. Mcguire
-----------------------------------------------------                  ----------------------------------------------------
                  Eugene H. Schubert                                                      John D. McGuire

  /s/ Fred Schubert                                                      /s/ Ted W. Penner
-----------------------------------------------------                  ----------------------------------------------------
                     Fred Schubert                                                         Ted W. Penner

  /s/ Rick Hall                                                          /s/ Mike Cook
-----------------------------------------------------                  ----------------------------------------------------
                       Rick Hall                                                             Mike Cook

  /s/ Donald Rethmel
-----------------------------------------------------
                    Donald Rethmel                                                       5C's Farms, Inc.

  /s/ Robert Rethmel                                                   By:   /s/ William A. Cleland, President
-----------------------------------------------------                     -------------------------------------------------
                    Robert Rethmel
                                                                                      Spatial Ag Systems, LLC

  /s/ David R. Bruggeman
-----------------------------------------------------
                  David R. Bruggeman                                   By:   /s/ James F. Joost, Member
                                                                          -------------------------------------------------

  /s/ Philip Yoder                                                                        Timbrook Farms
-----------------------------------------------------
                     Philip Yoder
                                                                       By:   /s/ Steve Timbrook
                                                                          -------------------------------------------------
  /s/ Scott Mavis
-----------------------------------------------------
                      Scott Mavis                                                         Rosebrock Farms

  /s/ Clint Zeedyk                                                     By:    /s/ Randy Rosebrock
-----------------------------------------------------                     -------------------------------------------------
                     Clint Zeedyk
                                                                                       Nester Ag Management
  /s/ Chad Bok
-----------------------------------------------------
                       Chad Bok                                        By:   /s/ Joel Nester, Owner
                                                                          -------------------------------------------------

  /s/ William Bauer, Jr.
-----------------------------------------------------
                   William Bauer, Jr.                                                  Ney Oil Company

  /s/ Bernard J. Czartoski                                             By:    /s/ Lynn Bergman, President
-----------------------------------------------------                      ------------------------------------------------
                 Bernard J. Czartoski


                               "FOUNDING MEMBERS"

                                    APPENDIX
                                    --------

          "Act" means Chapter 1705 of the Ohio Revised Code, as amended from time to time.

          "Adjusted Capital Account Deficit" of a Member or Assignee means the deficit balance, if any, in a Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

               a. increase such Capital Account by any amounts which such Person is obligated to restore to the Company pursuant to
                    Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to the next to the last sentence of Section 1.704-2(g)(1) of the Regulations or the next to the last sentence of Section 1.704-2(i)(5) of the Regulations; and

               b. decrease such Capital Account by the amount of the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6)
                    of the Regulations.

          The foregoing definition of Adjusted Deficit Capital Account Balance is intended to comply with the provision of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          "Affiliate" means, when used with reference to a specified Person: (a) any Person who directly or indirectly, controls or is controlled by, or is under common control with the specified Person; (b) any Person who is an officer, director, employee, trustee, partner or member of, or serves in a similar capacity with respect to the specified Person, or of which the specified Person is an officer, director, employee, trustee, partner or member, or with respect to which the specified Person serves in a similar capacity; (c) any Person who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities or partnership or limited liability company interests of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities or partnership or limited liability company interests or in which the specified Person has a substantial beneficial interest; and (d) any relative of the specified Person (and for this purpose, a relative means a Person's spouse and the lineal descendants, ancestors and siblings of such Person or his spouse).

          "Agreement" means this Operating Agreement as amended from time to time.

          "Articles of Organization" means the Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State of the State of Ohio pursuant to the Act.

          "Assignee" means an assignee or transferee of Units who is not a Member at the time of the assignment or Transfer and is not admitted as a Substitute Member.

          "Capital Account" means the amount of cash and fair market value of services or property (net of any liabilities secured by contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) that a Member or Assignee has contributed to the Company as Capital Contributions, adjusted as follows:

               a. the Capital Account shall be increased by all Profits allocated to such Person pursuant to Article 4 hereof;

               b. the Capital Account shall be decreased by: (i) the amount of cash and the fair market value of all property distributed to such Person by the Company (net of liabilities securing such distributed property that such Person is considered to assume or take subject to under Section 752 of the Code) and
                    (ii) all Losses allocated to such Person pursuant to Article 4 hereof;

               c. the Capital Account shall be credited in the case of an increase or debited in the case of a decrease to reflect such Person's allocable share of any adjustment to the adjusted basis of Company assets pursuant to Section 734(b) of the Code to the extent provided by Section 1.704-1(b)(2)(iv)(m) of the Regulations;

               d. the Capital Account shall be adjusted in any other manner required by Section 1.704-1(b)(2)(iv) of the Regulations or otherwise, in order to be deemed properly maintained for federal income tax purposes;

               e.   Capital Accounts shall not bear interest; and

               f. the transferee of Units shall succeed to the Capital Account attributable to the Units transferred.

          "Capital Contributions" means any contribution of cash or property to the Company made by or on behalf of a Member or Assignee pursuant to Article 3 hereof.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Company" means the limited liability company organized pursuant to the Articles of Organization and this Agreement, and any successor limited liability company.

          "Company Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

          "Curative Allocations" means the following allocations of income, gain, loss or deduction. To the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction as described herein. Therefore, notwithstanding any other provision of Article 4 hereof (other than the Regulatory Allocations), the Directors shall make such offsetting allocations of income, gain, loss or deduction in whatever manner the Directors determine appropriate so that, after such offsetting allocations are made, each Capital Account balance is, to the extent possible, equal to the Capital Account balance such Person would have had if the Regulatory Allocations were not part of this Agreement. In exercising their discretion hereunder, the Directors shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

          "Directors" means those individuals set forth in Section 6.2(b) hereof, and their successors.

          "Dissolution" means the voluntary or involuntary cessation of business activities of any Person under the laws of the state in which the entity is organized.

          "Distribution" means a transfer of cash or property to a Member or Assignee on account of Units as described in Article 4 hereof.

          "Facilities" shall mean the ethanol production facility to be located near Hicksville, Ohio or such other location as may be determined by the Directors to be constructed and operated by the Company.

          "Fiscal Year" means the taxable year of the Company.

          "Founding Members" shall mean those Persons who have purchased Units prior to the Offering and more fully described on EXHIBIT A attached hereto.

          "Investor" means any Person who purchases Units pursuant to the Offering.

          "Liquidating Event" means an event, the occurrence of which will result in the dissolution of the Company under Article 9 hereof.

          "Majority-in-Interest" means Members holding from time to time a majority of the outstanding Units.

          "Majority Vote" means, at any given time, Members voting affirmatively on a matter holding in the aggregate more than fifty percent (50%) of the outstanding Units held by such Members and entitled to vote thereon.

          "Member" means any Person, including the Founding Members, who has signed this Agreement as a Member and whose subscription has been accepted by the Company or who is hereafter admitted as a Substitute Member of the Company pursuant to this Agreement.

          "Member Nonrecourse Debt" has the meaning set forth in Sections 1.704-2(b)(4) of the Regulations.

          "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

          "Member Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

          "Membership Economic Interest" shall mean a Member's share of Profits and Losses, the right to receive Distributions, and the right to information concerning the business and affairs of the Company provided by the Act. It shall not include a Member's right to vote as set forth in this Agreement or required by the Act.

          "Net Cash Flow" means, for any period, the gross cash revenues actually received from Company operations for such period less the portion thereof used to pay operating expenses (including any additions to the Working Capital Reserves) for such period, all as determined by the Directors. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of Working Capital Reserves previously established.

          "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

          "Nonrecourse Liability" means any Company liability (or portion thereof) for which no Member or Assignee bears the economic risk of loss as determined in accordance with Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations (without regard to whether those Sections apply to such liability).

          "Offering" means the public offer and sale of the Units pursuant to the Prospectus which is part of a registration statement expected to be filed with the Securities and Exchange Commission.

          "Officers" means those individuals set forth in Section 7.5 hereof, and their successors.

          "Person" means a natural person, trust, estate, partnership, limited liability company or any incorporated or unincorporated organization, association, or entity.

          "Permitted Transfers" means any Transfer set forth in Section 8.2 that meets the conditions set forth in Section 8.3 hereof.

          "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such year or fraction thereof, as determined in accordance with Section 703(a) of the Code, adjusted as follows:

               a. tax-exempt income as described in Section 705(a)(1)(B) of the Code realized by the Company during such Fiscal Year shall be taken into account as if it is income;

               b. expenditures of the Company described in Section 705(a)(2)(B) of the Code for such year, including items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account as if they were deductible items;

               c. items that are specially allocated shall not be taken into account;

               d. with respect to property (other than money) which has been contributed to the capital of the Company, Profits and Losses shall be computed in accordance with the provisions of Section 1.704-1(b)(2)(iv)(g) of the Regulations by computing depreciation, amortization, gain or loss upon the fair market value of such property on the books of the Company;

               e. with respect to any property of the Company which has been revalued as required or permitted by the Regulations under
                    Section 704(b) of the Code, Profits or Losses shall be determined based upon the fair market value of such property as determined in such revaluation;

               f. the differences between the adjusted basis for federal income tax purposes and the fair market value of any asset of the Company may be treated as gain or loss from the disposition of such asset in the event (i) any new or existing Member acquires an additional interest in the Company in exchange for a contribution to capital of the Company; or (ii) such asset of the Company is distributed to a Member as consideration for a reduction of such Member's interest in the Company or in liquidation of such interest as defined in Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

               g. interest paid on loans made to the Company by a Member and salaries, fees and other compensation paid to any Member shall be deducted in computing Profits and Losses.

          "Prospectus" shall mean the final prospectus, or disclosure document, used in the Offering.

          "Registered Agent" shall mean the agent designated by the Company from time to time for service of process pursuant to the Act.

          "Regulations" except where the context indicates otherwise, means the permanent, temporary, proposed, or proposed and temporary regulations promulgated by the Treasury Department under the Code as such regulations may be changed from time to time.

          "Regulatory Allocations" means the following allocations of income, gain, loss and deductions which shall be made in the following order:

               a.   MINIMUM GAIN CHARGEBACK. Except as otherwise provided in
                    Section 1.704-2(f) of the Regulations, notwithstanding any provision hereof to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member and Assignee shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent years) in an amount equal to such Member's or Assignee's share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations made pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This paragraph (a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistent therewith.

               b. MEMBER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any provision hereof to the contrary, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member and Assignee who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, all as determined in accordance with
                    Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's or Assignee's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the
                    Regulations. This paragraph (b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

               c. QUALIFIED INCOME OFFSET. In the event any Member or Assignee unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704(b)(2)(ii)(d)(4), 1.704(b)(2)(ii)(d)(5) or 1.704(b)(2)(ii)(d)(6) of the
                    Regulations, items of Company income or gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain) shall be specially allocated to each such Member or Assignee in an amount and in a manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this paragraph (c) shall be made only if and to the extent that such Member or Assignee would have Adjusted Capital Account Deficit after all other allocations provided for in these paragraphs have been tentatively made as if this paragraph
                    (c) were not in this Agreement.

               d. GROSS INCOME ALLOCATION. In the event any Member or Assignee has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member or Assignee is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member or Assignee is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member or Assignee shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph (d) shall be made only if and to the extent that such Member or Assignee would have a deficit Capital Account in excess of such sum after all other allocations provided for in these paragraphs have been made as if paragraph (c) and (d) were not in this Agreement.

               e. ALLOCATION OF NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members and Assignees in proportion to their respective Capital Accounts at the end of the Fiscal Year for which the allocation is made.

               f. ALLOCATION OF MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member or Assignee who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

               g. SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to
                    Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations to be taken into account in determining Capital Accounts as the result of a distribution to a Member or Assignee in complete liquidation of his interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members or Assignees in accordance with their interests in the Company in the event
                    Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Member or Assignee to whom such distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

               h. ALLOCATIONS RELATING TO TAXABLE ISSUANCE OF COMPANY INTERESTS. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of a Unit by the Company to a Member (the "Issuance Items") shall be allocated among the Members and Assignees so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations hereunder to each Member and Assignee, shall be equal to the net amount that would have been allocated to each such Member and Assignee if the Issuance Items had not been realized.

               i. TAX ALLOCATIONS. For income tax purposes, any item of income, gain, deduction, or loss with respect to any property (other than money) that has been contributed by a Member or Assignee to the capital of the Company and which is required to be allocated to Members and Assignees for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution, shall be allocated to the Members and Assignees for income tax purposes in the manner required by
                    Section 1.704-1(b)(2)(iv)(g) of the Regulations. If the Capital Accounts are required to be adjusted pursuant to
                    Section 1.704-1(b)(2)(iv)(f) or (g) of the Regulations with respect to a revaluation of any asset of the Company, subsequent allocation of income, gain, loss, and deduction, including without limitation depreciation or deductions for cost recovery with respect to such assets, shall take account of any variation between the then existing adjusted basis of such asset for federal income tax purposes and the fair market value of such assets as required by Section 1.704-1(b)(2)(iv)(g) of the Regulations.

          "Regulatory Liquidation" means that the Company is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations. Notwithstanding any other provision of Article 9 of this Agreement, in the event the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations but no Liquidating Event has occurred, the assets of the Company shall not be liquidated, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its assets and liabilities to a new limited liability company. Immediately thereafter, the Company shall be treated as having liquidated by distributing the interests in the new limited liability company to the Members (and the purchaser, if any), followed by the continuation of the business by the new limited liability company or its dissolution and winding up. The deemed contribution of assets to the new limited liability company and the distribution of the new limited liability company interests to the Members of the Company shall be disregarded for purposes of maintaining Capital Accounts. The termination of the Company shall not change the Capital Accounts of the Members or the books of the Company nor shall the deemed contribution of assets to the new limited liability company create additional Section 704(c) property.

          "Subscription Agreement" means any subscription or contribution agreement or application required by the Company for a Member to own Units in the Company.

         "Substitute Member" means an Assignee who is admitted as a Member.

         "Transfer" means any transfer of Units, including any sale, exchange, gift, bequest, assignment, pledge, granting of a security interest or other disposition, whether or not by operation of law.

         "Unit" means an instrument used for purposes of determining certain votes and making certain allocations of Profits and Losses. The number of Units initially issued to each Member in exchange for their Capital Contribution is set forth on EXHIBIT A which shall be amended in the event that the Company issues additional Units or acquires any outstanding Units. Units shall not represent a Member's interest in the capital of the Company, which shall be determined solely by the Member's Capital Account.

         "Working Capital Reserve" means such working capital, capital expenditure and debt service reserves as the Directors reasonably determine are necessary from time to time for the efficient and profitable operation of the Company's business.

                                    EXHIBIT A
                                       TO
                              AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                             NORTHWEST ETHANOL, LLC

-------------------------------------- ------------------------------ ------------------------- -----------------------------

                                              INITIAL CAPITAL
               MEMBER                     CONTRIBUTION AND VALUE            NUMBER OF UNITS               INTEREST (%)

-------------------------------------- ------------------------------ ------------------------- -----------------------------







                                                                      Appendix B


                             NORTHWEST ETHANOL, LLC


                                EXECUTION PACKAGE

                             NORTHWEST ETHANOL, LCC






                             SUBSCRIPTION AGREEMENT









                          READ CAREFULLY BEFORE SIGNING

           ALL SUBSCRIPTIONS ARE SUBJECT TO ACCEPTANCE BY THE COMPANY

                             SUBSCRIPTION AGREEMENT

         This Subscription Agreement (the "Agreement") is a subscription for investment units (the "Units") of Northwest Ethanol, LCC, an Ohio limited liability company (the "Company"). The subscriber acknowledges that he or she understands that the Company is relying upon the accuracy and completeness of this Agreement in complying with its obligations under federal and state securities laws.

         1. SUBSCRIPTION. The undersigned hereby subscribes for the number of Units indicated on page 3 of this Agreement, at a purchase price of Five Thousand Dollars ($5,000) per Unit. The undersigned hereby tenders payment for the full amount of the purchase price for such Units in the form of a check made payable to Sky Bank as Escrow Agent for the Company.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company has the right to accept or reject this subscription in its discretion, in whole or in part, and that the same shall be deemed to be accepted by the Company only when the accompanying Acceptance of this Agreement is signed by the Company. The undersigned understands that, once accepted by the Company, the capital contribution accompanying this Agreement will be returned to the undersigned with interest if the offering of Units of the Company of which this subscription is a part fails for any reason to timely close (as described in the Company's prospectus delivered to the undersigned in connection with the offering of our Units (the "Prospectus")). Capitalized terms not defined herein have the meaning given to them in the Prospectus.

         3. REPRESENTATIONS, WARRANTIES AND COVENANTS. The undersigned hereby represents, warrants and covenants to the Company as follows:

         (a) The address set forth herein is the undersigned's true and correct principal residence or business address.

         (b) The undersigned and his, her or its business, tax and/or financial advisor(s) have obtained all information deemed necessary or appropriate in order to evaluate the purchase of the Units.

         (c) The undersigned understands that the Units have not been approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and no such agency has passed on the accuracy or adequacy of the Prospectus.

         (d) The undersigned is not an affiliate of any other person or entity known by the undersigned to be subscribing for Units which, if added to the Units being subscribed for by the undersigned, would total over 300 Units. By "affiliate", we mean any person or entity who (i) directly or indirectly controls, is controlled by or is under common control with the undersigned; (ii) is an officer, director, employee, trustee, partner or member of the undersigned, or of which the undersigned is an officer, director, employee, trustee, partner or member; (iii) directly or indirectly is the beneficial owner of 10% or more of any class of securities or partnership or limited liability company interests, or has a substantial beneficial interest in the undersigned, or of which the undersigned directly or indirectly is the beneficial owner of 10% or more of any class of securities or partnership or limited liability company interests, or in which the undersigned has a substantial beneficial interest; and (iv) is the spouse, a lineal descendent, ancestor or sibling of the undersigned.

         (e) If a general partnership or an entity formed to invest in the Company, the undersigned acknowledges that the representations, warranties and covenants provided herein apply and are satisfied with respect to each beneficial owner of such general partnership or entity, and that additional information may be needed by the Company in order to determine the undersigned's eligibility to invest in the Company.

         4. DEEMED EXECUTION OF OPERATING AGREEMENT; EXECUTION OF DOCUMENTS. By executing this Agreement, the undersigned acknowledges that the undersigned will thereby be deemed to have executed the Company's Amended and Restated Operating Agreement, which accompanies the Prospectus as Appendix A, and shall be bound thereby as fully and completely as if he or she had actually executed such Operating Agreement. The undersigned shall, upon request of the Company, execute any further agreements, instruments or documents as may be necessary or required in connection with the purchase of the Units, including but not limited to the Company's Operating Agreement, which agreements, instruments or documents may contain transfer restrictions and/or other reservations concerning the Units.

         5. ACKNOWLEDGEMENT. The undersigned hereby acknowledges that upon acceptance of this Agreement by the Company, this Agreement shall entitle the undersigned to become a member of the Company, and that the undersigned shall possess all of the rights and powers of and be bound by all terms, conditions and restrictions applicable to a member of the Company, as provided in the Company's Articles of Organization and Operating Agreement.

         6. SURVIVAL. All representations, warranties, covenants and obligations contained in this Agreement, shall survive the acceptance of this subscription for Units and the acquisition of the Units by the undersigned pursuant hereto.

         7. BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by the undersigned without the prior written consent of the Company. Any assignment or attempted assignment in violation of the terms hereof shall be void and of no force or effect.

         8. AMENDMENT. This Agreement may only be amended, modified, terminated, augmented, rescinded or discharged at any time by an instrument in writing which refers to this Agreement and is executed by the parties hereto.

         9. ENTIRE AGREEMENT. Except as expressly set forth in this Agreement, this Agreement together with all exhibits, schedules, agreements, instruments and other documents to be delivered hereunder embodies the entire understanding and agreement between the parties hereto concerning the subject matter of this Agreement, and no representations, warranties, covenants, understandings or agreements exist between the parties hereto except those incorporated herein and to be delivered hereunder.

         10. WAIVERS. No waiver or any of the provisions of this Agreement shall be valid or enforceable unless such waiver is in writing and signed by the parties to be charged, and, unless otherwise stated therein, no such waiver shall constitute a waiver of any other provision hereof (where or not similar) or a continuing waiver.

         11. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Ohio.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, and subject to acceptance by the Company, the undersigned has completed and executed this Agreement to evidence the undersigned's subscription for Units of the Company.



-------------------------------     ------------------------------------
Date                                Signature (and title, if applicable)

-------------------------------     ------------------------------------
Business Telephone Number           Printed Name of Subscriber

-------------------------------     ------------------------------------
Residence Telephone Number          Social Security of Tax Identification
                                    Number

-------------------------------     ------------------------------------
Facsimile Number                    Residence or Business Address

-------------------------------     ------------------------------------
e-Mail Address                      City, State and Zip Code


         I HEREBY SUBSCRIBE FOR _____ UNITS (MUST BE AT LEAST 2 UNITS), AT $5,000 PER UNIT, FOR A TOTAL INVESTMENT OF $______________. A CHECK PAYABLE TO NATIONAL CITY BANK AS ESCROW AGENT FOR NORTHWEST ETHANOL, LLC IS INCLUDED WITH THIS EXECUTION PACKAGE.

OPTIONAL The Company is seeking your consent to electronic delivery, to the above e-mail address or such other e-mail address as you shall provide to the Company in writing or electronically. If any of these communications is made available to you in PDF format, the Company will provide you with the necessary software, free of charge, by which to access such communications. You should also understand that there may be costs associated with electronic delivery, such as the costs of on-line time, and you should also understand the nature and scope of the requested consent prior to providing your consent.


               [  ]                                      [  ]
         I hereby consent to                    I hereby withhold consent
         electronic delivery.                   to electronic delivery.

If no indication is given, consent will be treated as having been withheld.

                                   ACCEPTANCE


         The foregoing subscription for Units of the Company is hereby accepted as of _______________________, 2002.


                                            NORTHWEST ETHANOL, LLC



                                            BY: ________________________________

                                            ITS:  ______________________________

                         COUNTERPART SIGNATURE PAGE FOR
                 THE AMENDED AND RESTATED OPERATING AGREEMENT OF
                             NORTHWEST ETHANOL, LLC


         The undersigned, desiring to become a Member of Northwest Ethanol, LLC, an Ohio limited liability company (the "Company"), hereby agrees to all of the terms and conditions of the Amended and Restated Operating Agreement of the Company, as referenced in the Prospectus, and hereby adopts and agrees to be bound by all of the provisions thereof.

         IN WITNESS WHEREOF, the undersigned has executed and delivered this Counterpart Signature Page, as a Member of the Company, this ______ day of ___________, 2002.




                                                   By:
                                                      --------------------------
                                                      Purchaser's Signature
                                                      --------------------------
                                                      Purchaser's Name - Printed


                                                      "MEMBER"